Exhibit 2.2

Execution Version

ASSET PURCHASE AGREEMENT

by and between

GSO DIAMOND PORTFOLIO HOLDCO LLC

and

NEWSTAR FINANCIAL, INC.

Dated as of October 16, 2017

5.4	Stockholders Meeting	25
5.5	Go Shop and Non-Solicitation	26
5.6	Advice of Changes	32
5.7	Publicity	32
5.8	Transaction Litigation	32
5.9	Merger Agreement	32
5.10	Collateralized Loan Obligations and Warehouse Facilities	33
5.11	Redemption of Notes	33
5.12	Debt and Equity Financing	34
5.13	Financing Assistance from the Company	36
5.14	Notifications and Consultation	38
5.15	Certain Tax Matters	38
5.16	Cash Collateral	39
5.17	Termination Fee Deposit	39

Article VI. Conditions Precedent		39
6.1	Conditions to Each Party’s Obligation to Effect the Closing	39
6.2	Conditions to Obligations of the Buyer	40
6.3	Conditions to Obligations of the Company	41

Article VII. Termination and Amendment		41
7.1	Termination	41
7.2	Effect of Termination	42

Article VIII. General Provisions		45
8.1	Nonsurvival of Representations, Warranties and Agreements	45
8.2	Amendment	46
8.3	Extension; Waiver	46
8.4	Expenses	46
8.5	Notices	46
8.6	Interpretation	47
8.7	Counterparts	47
8.8	Entire Agreement	48
8.9	Governing Law; Jurisdiction	48
8.10	Severability	48
8.11	Assignment	49
8.12	Third Party Beneficiaries	49
8.13	Further Assurances	49
8.14	Specific Performance	49
8.15	Limited Recourse	50
8.16	Definitions	51

Exhibit A	Purchased Entities

Exhibit B	Form of Loan Assignment Agreement

Exhibit C	Form of Master Participation Agreement

Exhibit D	Form of Assignment and Assumption Agreement

Exhibit E	Form of Control Agreement

INDEX OF DEFINED TERMS

2012-2 Payoff Letter	5.10(b)
2014-1 Payoff Letter	5.10(c)
2015-1 and 2015-2 Payoff Letters	5.10(a)
Accountants	2.2(c)
Accounting Firm	2.4
Accounting Principles	2.2(b)
Acquisition Proposal	5.5(j)(i)
Aggregate 9/30 Equity Carrying Value	3.5(d)(i)
Aggregate 9/30 Net Book Value	3.5(d)(i)
Agreement	Preamble
Allocation Schedule	2.4
Alternative Financing	5.12(b)
Assignment and Assumption Agreement	2.3(a)(vii)
Assumed Liabilities	1.3
Buyer	Preamble
Buyer Disclosure Letter	Article IV
Buyer Termination Fee	7.2(b)
Change in Company Recommendation	5.5(f)
CLO Securities Transfer Documents	2.3(a)(v)
Closing	2.1
Closing Date	2.1
Closing Purchase Price	2.2(a)
Closing Purchased Investments Tape	5.14(b)
Commitment Letters	4.9(a)
Company	Preamble
Company Disclosure Letter	Article III
Company Recommendation	3.2(b)
Company Stockholders Meeting	5.4(a)
Confidentiality Agreement	5.3(b)
Control Agreement	5.17
Credit Suisse	3.8
Debt Commitment Letters	4.9(a)
Debt Financing	4.9(a)
Debt Financing Source Related Parties	5.12(d)
Debt Financing Sources	5.12(b)
Deposit Account	5.17
Depositary Bank	5.17
DFS Action	8.9(c)
DFS Provisions	8.12(a)
Dispute Notice	2.2(c)
Draw-Down Rights Assignment Agreement	4.9(a)
End Date	7.1(c)
Enforceability Exceptions	3.2(c)

Entity Assignment Agreements	2.3(a)(iv)
Equity Commitment Letters	4.9(a)
Equity Financing	4.9(a)
Equity Interest Assignment Agreements	2.3(a)(ii)
Equity Investors	4.9(a)
Estimated Adjustment Amount	2.2(b)
Excluded Assets	1.2
Excluded Party	5.5(j)(ii)
Existing Purchased Investments	1.1(a)
Final Interest Receivable	2.2(c)
Final Net Cash Amount	2.2(c)
Final Other Assets	2.2(c)
Final Unused Fees	2.2(c)
Financing	4.9(a)
Fund	4.9(a)
Fund Commitment Letter	4.9(a)
Fund Equity Financing	4.9(a)
Go Shop Termination Fee	7.2(c)
Guarantor	Preamble
Houlihan Lokey	3.8
HSR Act	3.3(b)
Interest Expense	7.2(g)
Interest Receivable	1.1(e)
Intervening Event	5.5(h)(i)
Intervening Event Notice	5.5(h)(ii)
Lenders	4.9(a)
Limited Guaranty	4.10
Loan Assignment Agreements	2.3(a)(i)
Loan Owner	3.5(a)
Merger	Preamble
Merger Agreement	Preamble
Merger Buyer	Preamble
Merger Sub	Preamble
New Loans	1.1(b)
Non-Assigned Purchased Investment	1.4
No-Shop Period Start Date	5.5(a)
Notice Period	5.5(g)(iv)
Owned Real Property	3.11
Parent	Preamble
Participation Agreements	2.3(a)(iii)
Payoff Letters	5.10(d)
Preliminary Adjustment Statement	2.2(c)
Preliminary Allocation Schedule	2.4
Proxy Statement	3.3(b)
Purchase Price	2.2(a)
Purchased Assets	1.1
Purchased Entities	1.1(c)

Purchased Investments	1.1(b)
Related Party	8.15
Representatives	5.5(a)
Repurchase Facility Release Letter	5.10(d)
Required Amount	4.9(d)
Requisite Company Stockholder Approval	3.2(a)
Retained Liabilities	1.3
Securities Act	4.7
Senior Notes Redemption Notice	5.11(a)
Subordinated Notes Redemption Notice	5.11(b)

Subscription Agreements	4.9(a)
Superior Proposal	5.5(j)(iii)
Superior Proposal Notice	5.5(g)(iii)
Takeover Statute	3.7
Termination Fee	7.2(d)
Termination Fee Deposit	5.17
Transaction Documents	8.15
Unused Fees	1.1(f)
Warehouse Payoff Letters	5.10(a)
willful and material breach	7.2(a)

v

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of October 16, 2017 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and between GSO Diamond Portfolio Holdco LLC, a Delaware limited liability company (the “Buyer”) and NewStar Financial, Inc., a Delaware corporation (the “Company”).

Recitals

WHEREAS, the Buyer wishes to acquire certain assets (including the membership interests in certain Entities) from the Company and its Subsidiaries, in exchange for the payment of the Purchase Price and the assumption by the Buyer of certain liabilities of the Company and its Subsidiaries, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into an Agreement and Plan of Merger (the “Merger Agreement”) with First Eagle Holdings, Inc., a Delaware corporation (“Parent”), FE Holdco, LLC, a Delaware limited liability company (“Merger Buyer”) and FE Merger Sub, Inc., a Delaware corporation (“Merger Sub”), pursuant to which, among other things, immediately following the consummation of the transactions contemplated by this Agreement, Parent, Merger Buyer, Merger Sub and the Company will effect a merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, GSO Diamond Portfolio Fund LP (the “Guarantor”) entered into a Limited Guaranty pursuant to which the Guarantor has guaranteed certain obligations of the Buyer under this Agreement on the terms and conditions set forth in such Limited Guaranty.

Therefore, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.

PURCHASE AND SALE

1.1 Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing the Company shall sell, assign and transfer (or cause to be sold, assigned and transferred) to the Buyer or the applicable Designated Buyer Entity, and the Buyer will (or will cause the applicable Designated Buyer Entity to) purchase, acquire and accept from the Company and/or the applicable Subsidiaries of the Company the following assets, properties, rights, contracts and claims of the Company and its Subsidiaries, wherever located, whether tangible or intangible, and all right, title and interest thereto and thereunder free and clear of all Liens, other than Permitted Liens (collectively, the “Purchased Assets”):

(a) the Signing Date Investments that remain outstanding as of the Closing Date (including such loan assets, securities, warrants, equity investments and other investments owned by the Applicable Entities that remain outstanding as of the Closing Date (as defined below) but excluding any Excluded Assets) and all rights (including all amounts due and payable thereon and including, in the case of any such assets that have unfunded revolving loan commitments and/or delayed draw term loan commitments, any amounts funded before the Closing in respect of such commitments) with respect thereto (the “Existing Purchased Investments”);

(b) the loan assets, securities and other investments and assets (including the loan assets, securities and other investments owned by the Applicable Entities but excluding any Excluded Assets) of the type set forth on Schedule A of the Company Disclosure Letter acquired or funded by the Company or any Subsidiary thereof (other than any Non-Call Period Subsidiary) after the execution of this Agreement that remain outstanding as of the Closing Date and all rights (including all amounts due and payable thereon and including, in the case of any such assets that have unfunded revolving loan commitments and/or delayed draw term loan commitments, any amounts funded before the Closing in respect of such commitments) with respect thereto (collectively, the “New Loans”) and all rights, warrants and equity interests acquired by the Company or any of its Subsidiaries after the execution of this Agreement in connection with any New Loans (such rights, warrants and equity interests, together with the New Loans and the Existing Purchased Investments, the “Purchased Investments”);

(c) the membership interests of the Entities set forth on Exhibit A (the “Purchased Entities”);

(d) all rights of the Company and its Subsidiaries under the Definitive Agreements to the extent related to the Purchased Investments;

(e) all accrued interest in respect of the Purchased Investments, that is unpaid as of the Closing (the “Interest Receivable”);

(f) all accrued unused line fees in respect of the Purchased Investments that are unpaid as of the Closing, including as set forth on Schedule A of the Company Disclosure Letter to the extent remaining as of the Closing (“Unused Fees”);

(g) all right, title and interest of the Company and its Subsidiaries in the collateral securing any Purchased Investment;

(h) any property of obligors held by the Company or its Subsidiaries that is subject to any of the Purchased Investments, or that has reverted to the Company’s (or its Subsidiaries’) ownership, possession or control upon the default of a borrower under any of the Purchased Investments or previously outstanding loans in the exercise by the Company (or its Subsidiaries) of any remedies thereunder;

(i) if either the Owned Real Property or the equity of NWP NEWS LLC is sold or otherwise disposed of prior to the Closing, the amount of cash equal to the sale price of the Owned Real Property or the equity of NWP NEWS LLC, net of any out-of-pocket expenses incurred by the Company in respect of such sale or disposition if such sale price is in excess of ten million ($10,000,000) dollars (and then such out-of-pocket expenses shall only be netted against the sale price to the extent the aggregate amount of cash in respect of this Section 1.1(j) is greater than ten million ($10,000,000) dollars);

(j) copies of all books and records relating primarily to the Purchased Investments; provided, however, that the Company shall have the right to retain copies of all such books and records; all transaction files, documents, instruments, notices, papers, books and records (whether in paper, digital or other tangible or intangible form) that relate to any Purchased Investment, New Loan or Purchased Entity, including all credit memos and other credit files related to the obligors thereof; and

(k) the benefits, rights, rights of action and claims (express or implied) to the extent related to the Purchased Assets and Assumed Liabilities acquired and assumed by the Buyer pursuant to the terms of this Agreement.

Notwithstanding the foregoing, the Purchased Assets and Assumed Liabilities shall not include any rights or obligations, respectively, of the Company or any of its Subsidiaries in its capacity as administrative agent, collateral agent or similar loan agent in respect of any of the Purchased Investments.

Prior to the Closing, the Company shall use its commercially reasonable efforts to transfer the ownership of the Purchased Assets to a Purchased Entity at or before the Closing (other than (i) any Purchased Investments held by NewStar Commercial Loan Funding 2014-1 LLC or (ii) any Purchased Assets that are CLO securities).

1.2 Excluded Assets. Notwithstanding any provision to the contrary set forth in this Agreement, the Company and its Subsidiaries will retain and will not transfer to the Buyer any assets and properties of the Company and its Subsidiaries other than the Purchased Assets, including those assets and properties set forth on Schedule 1.2 (the “Excluded Assets”).

1.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing the Buyer shall (or shall cause the applicable Designated Buyer Entity to) assume, and following the Closing the Buyer shall pay, perform and discharge as they become due, all of the liabilities and obligations of the Company and its Subsidiaries to the extent arising out of or relating to the Purchased Assets (or to which any Purchased Asset is subject), including (a) all commitments and obligations to fund or advance additional amounts with respect to such Purchased Assets, (b) all duties, liabilities, commitments and obligations arising under or relating to any documentation included in or evidencing the Purchased Assets (including any Definitive Agreements and any other loan and credit agreements, securitization agreements, note purchase agreements, security agreements and all modifications, waivers and consents relating to any of the foregoing) and (c) all duties, liabilities and obligations arising out of or relating to the origination, acquisition, ownership, participation, warehousing, sale, assignment, conveyance, servicing or collection (including the exercise or failure to exercise any remedies at law, in equity, under contract or otherwise) of the Purchased Assets by the Company or its Subsidiaries (or their respective predecessors), in each case of this Section 1.3, whether arising before or after the Closing and whether known or unknown, asserted or unasserted, at the time of the Closing other than those arising in the Company’s or any applicable Subsidiary’s role as the administrative agent, collateral agent or similar loan agent in respect thereof (which are not required to be assumed) (such assumed liabilities, collectively, the “Assumed Liabilities”). Except as otherwise agreed by the Buyer and Parent, all liabilities and obligations of the Company or any of its Subsidiaries that are not Assumed Liabilities shall be retained by the Company and its applicable Subsidiaries (the “Retained Liabilities”). The “Retained Liabilities” shall include all liabilities and obligations of the Company and its Subsidiaries arising out of, relating to or incurred in connection with (i) any (A) current indebtedness for borrowed money of the Company or any Subsidiary (including any Purchased Entity and including NewStar Commercial Loan Funding 2014-1 LLC’s indebtedness under the 2014-1 CLO Transaction) or any current obligations evidenced by bonds, notes, debentures or letters of credit of the Company or any Subsidiary (it being understood that the Non-Call Period Subsidiaries will continue to owe the Non-Call Period Subsidiary Existing Debt after giving effect to the Closing) and (B) obligations relating to any former indebtedness of the Company or any of its Subsidiaries or obligations relating to any former bonds, notes, debentures or letters of credit of the Company of any of its Subsidiaries, (ii) any securities issued by the Company or any of its Subsidiaries

(other than any securities included in the Purchased Assets pursuant to Section 1.1), (iii) any claims, rights or benefits of any current or former employees, contractors, or vendors of the Company or any of its Subsidiaries and any other Employee-Related Liabilities, (iv) Taxes of the Company or any of its Subsidiaries, (v) any violation or breach (or alleged violation or breach) by the Company or any of its Subsidiaries of any applicable Law (other than arising from the origination, acquisition, ownership, participation, warehousing, sale, assignment, conveyance, servicing or collection of the Purchased Assets), (vi) any violation or breach (or alleged violation or breach) by the Company or any of its Subsidiaries of any Contract (other than the Contracts included in the Purchased Assets) and (vii) any of the assets of the Company or any of its Subsidiaries other than the Purchased Assets.

1.4 Non-Assignable Purchased Investments. If at the Closing an attempted assignment or transfer (whether by operation of law or otherwise) of any Purchased Investment, or any claim or right or any benefit arising thereunder or resulting therefrom, that, without the consent of a third party (including any Governmental Entity) that has not been obtained, would be ineffective, would constitute a breach or other contravention thereof or a violation of Law, or would put any of the Company or any Subsidiary in default of any Contracts (each a “Non-Assignable Purchased Investment”), then the Closing shall occur with respect to the Purchased Investments as to which the assignment or transfer can be made without consent and, with respect to each of the Non-Assignable Purchased Investments, the Company, the Company’s Subsidiaries, the Buyer and the Buyer’s Subsidiaries shall enter into a Participation Agreement under which Buyer (or the applicable Designated Buyer Entity) would, in compliance with Law, obtain the benefits and assume the obligations and bear the economic burdens associated with such Non-Assignable Purchased Investment in accordance with this Agreement, including, to the extent permitted, with respect to any Definitive Agreement related to such Non-Assignable Purchased Investment (and subject to the limitations, if any, contained in such Definitive Agreement), by transferring at the Closing a participation interest or sub-participation interest in the financing arrangement contemplated by such Definitive Agreement, and otherwise on terms reasonably satisfactory to Buyer and Company. For the avoidance of doubt, any asset, claim, right or benefit subject to a Participation Agreement shall be a Purchased Asset for all purposes under this Agreement. For each Non-Assignable Purchased Investment, Company will, and will cause each of its Subsidiaries to, use its commercially reasonable efforts during the one hundred and twenty (120) day period immediately following the Closing Date to arrange for the transfer or assignment of such Non-Assignable Purchased Investment to Buyer or the applicable Designated Buyer Entity. If any party discovers, within one hundred and twenty (120) days following the Closing Date, that there were assets of the Company and/or its Subsidiaries that constitute Purchased Assets in accordance with the terms of this Agreement, but that were not so transferred, the Company or its Subsidiaries, as applicable, shall promptly assign and transfer to the Buyer or the applicable Designated Buyer Entity all of their right, title and interest in and to such assets at the sole cost and expense of Buyer. If any party discovers, within one hundred and twenty (120) days following the Closing Date, that there were assets of the Company and/or its Subsidiaries that do not constitute Purchased Assets in accordance with the terms of this Agreement, but that were so transferred, the Buyer or the applicable Subsidiary shall promptly assign and transfer to the Company or its applicable Subsidiary all of their right, title and interest in and to such assets at the sole cost and expense of the Company. In furtherance of the foregoing, not less than sixty (60) days following the Closing Date, the Company shall prepare and deliver to the Buyer (i) an updated Purchased Investments Tape as of the close of business on the Closing Date, (ii) a report of any loans or actions with respect to the assets and liabilities reflected on such Purchased Investments Tape that did not comply with Section 5.1 and (iii) a reconciliation of all loans and other investments set forth on such Purchased Investments Tape to the Signing Date Investments, including reasonably detailed information regarding the sources and uses of any Signing Date Investments that were liquidated or reinvested prior to the Closing Date.

1.5 Designated Buyer Entities. Buyer shall have the right to designate that all or any portion of the Purchased Assets will be purchased by one or more Designated Buyer Entities and that all or a portion of the Assumed Liabilities will be assumed by one or more Designated Buyer Entities by making such designations in writing to the Company at any time prior to the third (3rd) Business Day prior to Closing (in each case so long the jurisdiction (or type) of such Designated Buyer Entity would not reasonably be expected to prevent or delay the transfer of such portion of the Purchased Assets to such Designated Buyer Entity at the Closing, including as a result of an inability to obtained required opinion letters related to Tax matters with respect to such transfer as contemplated by Section 2.3(a)(ix)). The Company agrees that it will comply with any such designations received by Buyer pursuant to this Section 1.5. No transfer of property by Buyer is being made and no obligation by Buyer is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of any of Buyer and its Subsidiaries, including the Company and its Subsidiaries. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

ARTICLE II.

CLOSING AND PURCHASE PRICE

2.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place, unless another time, date or place is agreed to in writing by the parties, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, at 8:00 a.m. Eastern time on the date that is the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions (other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) set forth in Article VI. The date on which the Closing occurs is the “Closing Date”.

2.2 Purchase Price.

(a) At the Closing, as consideration for the Purchased Assets, the Buyer shall pay to the Company, by wire transfer of immediately available funds, $2,370,700,000, (i) plus, if the Estimated Adjustment Amount is a positive number, the Estimated Adjustment Amount or (ii) minus, if the Estimated Adjustment Amount is a negative number, the absolute value of the Estimated Adjustment Amount (collectively, the “Closing Purchase Price” and as adjusted pursuant to Section 2.2(c), the “Purchase Price”) and Buyer or the Designated Buyer Entities shall assume the Assumed Liabilities. For the avoidance of doubt, at Closing Buyer may direct that any of the funds remaining in the Deposit Account be transferred to the Company in partial satisfaction of the Purchase Price, and the amount of any funds so transferred to the Company will reduce the wire transfer the Buyer is required to make to the Company pursuant to this Section 2.2(a).

(b) Not less than ten (10) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to the Buyer a written statement, together with reasonable supporting documentation, setting forth a good faith estimate of (i) the amount of the Interest Receivable as of the close of business on the anticipated Closing Date, (ii) the amount of the Unused Fees as of the close of business on the anticipated Closing Date, (iii) the amount of the Other Assets as of the close of business on the anticipated Closing Date and (iv) the Net Cash Amount (the sum of (i) through (iii), minus (iv), the “Estimated Adjustment Amount”), in each case prepared in a manner consistent with the principles (the “Accounting Principles”) used in the preparation of the Signing Interest Receivable and Signing Unused Fees set forth on Schedule A of the Company Disclosure Letter and, in the case of the Net Cash Amount, in a manner consistent with the principles used in the preparation of Schedule A of the Company Disclosure Letter. The Buyer shall have the right to review the Company’s statement of the Estimated

Adjustment Amount, and the Company shall give Buyer reasonable access to the Company’s books and records and personnel in connection with such review and shall consider in good faith any proposed changes of Buyer thereto. To the extent the Company and Buyer agree to any changes to the Company’s original written statement of the Estimated Adjustment Amount, such modifications shall be incorporated by the Company and the Estimated Adjustment Amount shall be revised accordingly; provided that if the Company and Buyer are not able to reach mutual agreement prior to the Closing Date, the Estimated Adjustment Amount provided by the Company to Buyer, as modified to include any changes agreed to by the Company and Buyer, shall be the Estimated Adjustment Amount for purposes of this Section 2.2 and otherwise in this Agreement. For the avoidance of doubt, the Estimated Adjustment Amount may be a negative number.

(c) No later than the fifth (5th) Business Day after all “Payment Dates” for the first quarter of 2018 have occurred with respect to the Other Assets, the Company shall deliver to Buyer a written statement (the “Preliminary Adjustment Statement”) setting forth in reasonable detail the Company’s calculation of the amount of Interest Receivable, Unused Fees, Other Assets and Net Cash Amount, in each case as of the close of business on the Closing Date in accordance with the Accounting Principles. Following the Closing and prior to the delivery of the Preliminary Adjustment Statement the Company shall, from time to time, provide Buyer with a reasonable opportunity to review drafts of the Preliminary Adjustment Statement and the Company’s calculations with respect thereto, and the Company and the Buyer will cooperate in good faith in connection with the preparation of the Preliminary Adjustment Statement. Following receipt of the Preliminary Adjustment Statement, if Buyer has any objections to such document as prepared by the Company, Buyer shall deliver written notice to the Company of such dispute within ten (10) Business Days after the date of such receipt thereof (the “Dispute Notice”) setting forth in reasonable detail the item or amount in the Preliminary Adjustment Statement disputed by Buyer and the basis for such dispute, including Buyer’s calculation of any relevant amounts. Buyer shall only be entitled to dispute amounts set forth in the Preliminary Adjustment Statement to the extent that such amounts (i) were not prepared in accordance with the Accounting Principles or (ii) contain a mathematical or other clerical error. In the event that Buyer does not deliver a Dispute Notice within such ten (10) Business Day period, the applicable amount of the Interest Receivable, Unused Fees, Other Assets and Net Cash Amount set forth in the Preliminary Adjustment Statement shall be final and binding as the “Final Interest Receivable,” “Final Unused Fees,” “Final Other Assets” and “Final Net Cash Amount for purposes of this Agreement. In the event such Dispute Notice is delivered, any item or amount to which no dispute is raised in the Dispute Notice shall be final and binding on the parties and the Company and Buyer shall negotiate in good faith to resolve Buyer’s objections. Any objections so resolved by the Company and the Buyer shall be final and binding on the parties. If the Buyer and the Company, notwithstanding such good faith efforts, fail to resolve all such objections within ten (10) Business Days after delivery of the Dispute Notice, then the Buyer and the Company shall jointly engage an independent third-party national accounting firm (the “Accountants”) to conduct a special review of Buyer’s objections to the Interest Receivable, Unused Fees, Other Assets or Net Cash Amount, as applicable, set forth in the Preliminary Adjustment Statement, as promptly as reasonably practicable (such review to be completed no later than twenty (20) days after the Accountants are requested to conduct such special review). The Accountants shall review only those items identified by the parties as being in dispute. Upon completion of such review, the Accountants shall deliver written notice to the Company and Buyer setting forth the Accountants’ resolution of such objections and the resulting adjustments shall be deemed finally determined for purposes of this Section 2.2; provided, however, that each resolution of a disputed item by the Accountants must be within the range of differences between the Buyer’s and the Company’s positions with respect to such disputed item. The Accountants’ role in completing such review shall be limited to resolving such objections and determining the correct calculations to be used with respect to only the disputed portions of the Preliminary Adjustment Statement. In resolving such objections, the Accountants shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Preliminary Adjustment Statement, and the decision of the Accountants shall be solely based on (i) whether such item objected to was prepared in accordance with the Accounting Principles or (ii) whether the item objected to contains a mathematical or other clerical error. Any dispute as to the interpretation or construction of this Agreement shall not be resolved by the Accountants and instead shall be resolved pursuant to the general dispute resolution provisions contained in this Agreement. In resolving any objections, the Accountants shall act as accounting experts only and not as arbitrators. The amount of the Interest Receivable, Unused Fees and Other Assets as agreed by the Buyer and the Company or as determined by the Accountants, as the case may be, shall be final and binding as the “Final Interest Receivable,” “Final Unused Fees,” “Final Other Assets” and “Final Net Cash Amount” for purposes of this Agreement. The parties hereto shall make available to the Accountants (if applicable), such books, records and other information (including work papers) that the Accountants may reasonably request in order to review the Preliminary Adjustment Statement and the Dispute Notice. The fees and expenses of the Accountants hereunder shall be paid by the Buyer, on the one hand, and the Company, on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by or on behalf of such party. For the avoidance of doubt, under no circumstances will the Final Net Cash Amount be less than the Lower Limit Amount.

(d) Promptly (but not later than two (2) Business Days) after the determination of the Final Interest Receivable, Final Unused Fees, Final Other Assets and Final Net Cash Amount:

(i) if (A) the sum of the Final Interest Receivable, Final Unused Fees and Final Other Assets, minus (B) the Final Net Cash Amount is greater than the Estimated Adjustment Amount, Buyer shall pay to the Company, by wire transfer of immediately available funds, the amount of such difference;

(ii) if the Estimated Adjustment Amount is greater than (A) the sum of the Final Interest Receivable, Final Unused Fees and Final Other Assets, minus (B) the Final Net Cash Amount, the Company shall pay to Buyer, by wire transfer of immediately available funds, the amount of such difference; and

(iii) if the Estimated Adjustment Amount is equal to (A) the sum of the Final Interest Receivable, Final Unused Fees and Final Other Assets, minus (B) the Final Net Cash Amount, no payments shall be made by the parties pursuant to this Section 2.2(d).

2.3 Closing Deliverables. At the Closing:

(a) the Company shall and shall cause its Subsidiaries to deliver to Buyer (or the applicable Designated Buyer Entities), as applicable:

(i) other than for (A) any Purchased Investments that are loans owned by any Purchased Entity, (B) any Purchased Investments that are loans subject to the Participation Agreements and (C) any Purchased Investments that are securities (other than loans), warrants or other equity interests, (1) assignment agreements, substantially in the form (or forms) of assignment agreement and/or transferor certifications attached to the Definitive Agreements for any such particular Purchased Investment or, if there is no form for any such particular Purchased Investment, to the extent acceptable to the relevant loan agent, the form attached hereto as Exhibit B or such other form acceptable to the relevant loan agent (collectively, the “Loan Assignment Agreements”), duly executed by the Company or one of its Subsidiaries, the relevant borrower or borrowers, the relevant agent, and any other required consent parties under the applicable Definitive Agreements pursuant to which such Purchased Investments listed in such Loan Assignment Agreements are assigned to the Buyer or the applicable Designated Buyer Entity;

(ii) transfer documents and assignment agreements, in form and substance reasonably satisfactory to the Buyer and the Company, providing for the transfer of securities (other than loans), warrants and other equity interests held by the Company and its Subsidiaries that constitute Purchased Investments in accordance with the respective organizational documents of the applicable issuer thereof (“Equity Interest Assignment Agreements”), duly executed by the Company its applicable Subsidiary, pursuant to which such securities, warrants and other equity interests are assigned to Buyer or the applicable Designated Buyer Entity (it being understood and agreed that such Equity Interest Assignment Agreements shall not include any representations or warranties of the parties thereto except to the extent required by the organizational documents of the issuer of such securities, warrants or other equity interests);

(iii) master participation agreements, substantially in the form attached hereto as Exhibit C (the “Participation Agreements”), duly executed by the Company and/or its Subsidiaries pursuant to which participations or sub-participations in Purchased Investments are assigned to the Buyer or the applicable Designated Buyer Entity; provided that the Purchased Investments shall only be subject to a Participation Agreement to the extent that (x) such Purchased Investments are not owned by a Purchased Entity and (y) such Purchased Investments are not transferred pursuant to a Loan Assignment Agreement;

(iv) transfer documents and certificates required under the related organizational documents of the Purchased Entities to transfer the membership interests of the Purchased Entities to the Buyer or the applicable Designated Buyer Entity, in form and substance reasonably satisfactory to the Buyer and the Company (the “Entity Assignment Agreements”), duly executed by the Company or one of its Subsidiaries (it being understood and agreed that such Entity Assignment Agreements shall not include any representations or warranties of the parties thereto except to the extent required by the organizational documents of the applicable Purchased Entity);

(v) transfer documents and certificates required under the related CLO transaction documents and related organizational documents of the CLO issuer to transfer the CLO notes and/or membership interests, as applicable, that are Purchased Investments, substantially in the form required under the related indenture and/or limited liability company agreement of the related CLO issuer, as applicable (the “CLO Securities Transfer Documents”), duly executed by the Company or one of its Subsidiaries and by the Buyer and/or one of its Subsidiaries, as applicable, pursuant to which such notes and/or membership are sold and assigned to the Buyer or the applicable Designated Buyer Entity;

(vi) the Payoff Letters and evidence reasonably satisfactory to Buyer that immediately following the Closing, the Senior Notes and the Subordinated Notes shall be redeemed in compliance with Section 5.11;

(vii) an assignment and assumption agreement, substantially in the form attached hereto as Exhibit D (the “Assignment and Assumption Agreement”), duly executed by the Company and any applicable Subsidiaries pursuant to which Buyer and/or its Subsidiaries assumes, accepts and agrees to perform all other Assumed Liabilities, and acquires and accepts all other Purchased Assets not otherwise subject to documents described in this Section 2.3, so that Buyer and/or its Subsidiaries assumes, accepts and agrees to perform all Assumed Liabilities, and acquires and accepts all Purchased Assets;

(viii) originals, together with endorsements executed in blank (which shall be medallion guaranteed to the extent required by the related Definitive Agreement), of any definitive notes or certificates representing any of the Purchased Investments (or, if any such original notes or certificates exist but are not available, lost note and indemnity letters reasonably acceptable to Buyer);

(ix) to the extent required under the Definitive Agreements for any of the Purchased Investments issued by any Non-Call Period Subsidiary in connection with the transfer thereof, any opinion letters related to Tax matters as contemplated by such Definitive Agreements; and

(x) a properly executed FIRPTA certificate in respect of the Company and its Subsidiaries that are not foreign persons (within the meaning of Section 1445 of the Code), executed in accordance with the requirements of Treasury Regulations Section 1.1445-2(b)(2).

(b) the Buyer shall deliver to the Company the following:

(i) the Loan Assignment Agreements duly executed by the Buyer or the applicable Designated Buyer Entities;

(ii) the Participation Agreements duly executed by the Buyer or the applicable Designated Buyer Entities;

(iii) the Entity Assignment Agreements duly executed by the Buyer or the applicable Designated Buyer Entities; and

(iv) the Assignment and Assumption Agreement duly executed by the Buyer or the applicable Designated Buyer Entities.

2.4 Purchase Price Allocation. At the same time as the Buyer delivers to the Company the Preliminary Adjustment Statement, the Buyer shall deliver to the Company and the CVR Committee a schedule (the “Preliminary Allocation Schedule”) allocating (i) the Purchase Price as set forth on the Preliminary Adjustment Statement (including, for purposes of this Section 2.4, any other consideration properly taken into account in determining purchase price for U.S. federal income tax purposes, including the Assumed Liabilities) among the Purchased Assets and (ii) further allocating any amounts allocated pursuant to clause (i) to the membership interests of each Applicable Entity that is a flow-through entity for U.S. federal income tax purposes among the assets of such Applicable Entity. The Buyer shall consider in good faith any comments from the Company and the CVR Committee with respect to such Preliminary Allocation Schedule, and at the same time as the Purchase Price is finally determined pursuant to Section 2.2, the Buyer shall deliver to the Company and the CVR Committee an updated schedule (the “Allocation Schedule”) allocating the Purchase Price as finally determined in accordance with clauses (i) and (ii) above. The Allocation Schedule (and the Preliminary Allocation Schedule) shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Within fifteen (15) days following receipt of the Allocation Schedule, the CVR Committee shall provide written notice to the Buyer and the Company of any objections to the Allocation Schedule. The Buyer, the Company and the CVR Committee shall negotiate in good faith to resolve any such objections. In the event that the CVR Committee, the Buyer and the Company are unable to resolve any such objections within fifteen (15) days following receipt of the CVR Committee’s notice of objections, the Buyer, the Company and the CVR Committee shall, within one Business Day following the end of such fifteen (15) day period, engage PricewaterhouseCoopers LLP (the “Accounting Firm”) to resolve such objections, and Buyer, the Company and the CVR Committee shall use their reasonable best efforts to cause the Accounting Firm to resolve such objections within fifteen (15) days following its engagement, which resolution shall be final and binding on the Buyer, the Company and the CVR Committee. Any fees charged by the Accounting Firm shall be borne one-half by the Buyer and one-half by the Company. Each of the Buyer and the Company agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule, as finally determined in accordance with the foregoing provisions of this Section 2.4. Each of the Buyer and the Company agrees to provide the other promptly with any other information required to complete Form 8594. The CVR Committee shall be an express third party beneficiary of this Section 2.4 and of Section 2.2 for the purposes of enforcing the obligations of the Company to timely deliver a Preliminary Adjustment Statement and for the Company and Buyer to timely resolve any disputes and/or cause the Accounting Firm to timely render a decision as required therein.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise specified in the corresponding sections of a disclosure letter delivered by the Company to the Buyer prior to or concurrently herewith (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to the Buyer as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own the Purchased Assets and carry on its business with respect to the Purchased Assets as presently conducted, is duly licensed or qualified to do business and, to the extent legally applicable, is in good standing in each jurisdiction in which the Company’s ownership or the nature of the Purchased Assets or the Assumed Liabilities makes such licensing or qualification necessary, in each case except where any failure thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each Subsidiary of the Company that owns Purchased Assets (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where such Subsidiary’s ownership or the nature of the Purchased Assets requires it to be so licensed or qualified and (iii) has all requisite corporate (or the equivalent) power and authority to own the Purchased Assets and carry on its business with respect to the Purchased Assets as presently conducted, except in the case of clauses (ii) and (iii), where any failure thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2 Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and the Merger Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to the adoption of the Merger Agreement and the approval of the transactions contemplated by this Agreement, in each case by the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Stockholder Approval”). To the extent applicable, each Subsidiary has full corporate (or the equivalent) power and authority to perform its obligations under the Agreement and the Merger Agreement, subject to the Requisite Company Stockholder Approval, in each case in accordance with such Subsidiaries’ organizational documents.

(b) The Board of Directors of the Company at a duly held meeting has, by a unanimous vote of all the directors voting, (i) determined that the Merger Agreement and this Agreement and the transactions thereby and hereby are advisable and in the best interests of the Company and its stockholders, (ii) adopted resolutions approving this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby and declaring the advisability of this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby and (iii) resolved to recommend that the stockholders of the Company adopt the Merger Agreement on the terms and subject to the conditions set forth therein and approve the transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement (this clause (iii), the “Company Recommendation”) and directed that such matters be submitted to the Company’s stockholders at the Company Stockholders Meeting for their approval.

(c) Except for the Requisite Company Stockholder Approval, no other corporate proceedings or actions on the part of the Company or any Subsidiary of the Company are necessary to approve this Agreement or the Merger Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and the Merger Agreement have been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub, if applicable) constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms and conditions, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally (the “Enforceability Exceptions”). Each of the Closing deliveries of the Company set forth in Section 2.3(a), upon execution and delivery of the Company (assuming due authorization, execution and delivery by Buyer, if applicable) will represent a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms and conditions, except as enforcement may be limited by the Enforceability Exceptions.

3.3 Consents and Approvals.

(a) Subject to the receipt of the Requisite Company Stockholder Approval, the execution and delivery of this Agreement and the Merger Agreement by the Company, the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and thereby, and compliance by the Company and its Subsidiaries with the terms or provisions hereof and thereof, do not and will not (i) violate any provision of the certificate of incorporation or bylaws of the Company or any similar governing documents of any of its Subsidiaries or (ii) assuming that the Consents, notifications, filings and registrations referred to in Section 3.3(b) are duly obtained or made, (x) violate any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of or default under (with or without notice or lapse of time, or both), result in the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets is bound, except, in the case of the foregoing clause (ii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) No Consents of, notifications to or filings or registrations with, any Governmental Entities are required to be obtained or made by or on behalf of the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement and the Merger Agreement and the consummation by the Company of the transactions contemplated hereby and thereby except for (i) any notices required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration or termination of any applicable waiting periods thereunder, (ii) compliance with the applicable requirements of NASDAQ and the Exchange Act, including the filing with the SEC of a proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting (the “Proxy Statement”), (iii) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL and (iv) any such Consent, notification, filing or registration the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.4 Legal Proceedings; Compliance with Law.

(a) There are no Actions pending, or to the Company’s knowledge, threatened, against the Company or any of its Subsidiaries in any way relating to the Purchased Assets or the Assumed Liabilities, that would reasonably be expected to adversely affect the Purchased Assets or the Assumed Liabilities in any material respect. To the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or its Subsidiaries is pending or threatened that in any way relates to the Purchased Assets or Assumed Liabilities and that would reasonably be expected to adversely affect the Purchased Assets or the Assumed Liabilities in any material respect.

(b) None of the Purchased Assets or the Company or any of its Subsidiaries, in each case with respect to the Purchased Assets, are subject to or bound by, or since January 1, 2014 have been subject to or bound by, any Order, that would reasonably be expected to adversely affect the Purchased Assets or the Assumed Liabilities in any material respect.

(c) Since January 1, 2014, each of the Company and its Subsidiaries has been in material compliance with all applicable Laws and Orders with respect to the Purchased Assets and Assumed Liabilities, has timely filed all material reports, registrations and statements relating to the Purchased Assets required to be filed with any Governmental Entity, and has paid all fees and assessments due and payable in connection therewith, except as would not reasonably be expected to adversely affect the Purchased Assets or the Assumed Liabilities in any material respect.

3.5 Purchased Investments.

(a) The Company or a Subsidiary of the Company is (or, with respect to Purchased Investments acquired after the date hereof, will be immediately prior to Closing) the sole legal and beneficial owner of, and has (or will have) good title, free and clear of any Lien (other than Permitted Liens) to each of the Purchased Investments (which Purchased Investments are (or will be) owned directly), with the specific owner (both as of the date of this Agreement and immediately prior to the Closing) set forth on Section 3.5(a) of the Company Disclosure Letter (with respect to the Existing Purchased Investments) or the Closing Purchased Investments Tape (the “Loan Owner”). No Loan Owner has sold, assigned or granted a participation or other interest in

(or, other than with respect to this Agreement, is subject to a Contract to sell or assign a participation or other interest in) any of the Purchased Investments to be acquired by the Buyer at the Closing other than pursuant to this Agreement. The Company or a Subsidiary of the Company is (or, with respect to Purchased Assets acquired after the date hereof, will be immediately prior to the Closing) the sole legal and beneficial owner of, and has (or will have) good title, free and clear of any Lien (other than Permitted Liens) to each of the Purchased Assets. The delivery by the Company to the Buyer (or the applicable Designated Buyer Entity) of the instruments of transfer of ownership contemplated by this Agreement will vest in the Buyer (or the applicable Designated Buyer Entity) good and valid title, free and clear of any Lien to each of the Purchased Assets and immediately following Closing Buyer (or the applicable Designated Buyer Entity) will be the sole legal and beneficial owner of, and have good and valid title to, the Purchased Assets, free and clear of any Liens (other than Permitted Liens).

(b) As of the date hereof, none of the Company, any Subsidiary of the Company or any Loan Owner has executed any written release, satisfaction or cancellation that would operate to release any Obligor under a Purchased Investment from any material Liability with respect thereto. To the knowledge of the Company, as of the date hereof, no other lender, agent or servicer has executed any written satisfaction, cancellation or release that would operate to release any Obligor from any material Liability with respect any Purchased Asset.

(c) As of the date that is two Business Days prior to the date of this Agreement, and except as set forth in Section 3.5(c) of the Company Disclosure Letter, (i) no Purchased Investment is more than thirty (30) days delinquent in the payment of interest or principal therein, and (ii) to the knowledge of the Company, no Obligor thereof is subject to (x) any bankruptcy or insolvency proceeding or (y) any continuing “Event of Default” under the applicable Definitive Agreements that has not been waived or is subject to forbearance.

(d)

(i) Schedule A sets forth (A) a true, correct and complete list of (1) the outstanding principal balance of all the loans included in the Signing Date Investments at September 30, 2017, (2) all charge-offs recorded by the Company on its books in respect thereof as of such date and (B) accounting reserves for impaired loans and non-performing assets included in the Signing Date Investments, in the case of this clause (B) as recorded by the Company on its books through that date (the sum of the amounts set forth in clause (A)(1) less the amounts set forth in clause (A)(2), less the amounts set forth in clause (B), the “Aggregate 9/30 Net Book Value”) and (C) the historic cost basis of all warrants and other equity investments included in the Signing Date Investments at September 30, 2017, or such lower amount recorded by the Company on its books as of such date to reflect marked-to-market adjustments, except in each case as noted on Schedule A (the sum of the amounts set forth in this clause (B), “Aggregate 9/30 Equity Carrying Value”). None of the accounting reserves on the books of the Company for any of the loans on Schedule A has changed from September 30, 2017 to the time of the execution of this Agreement.

(ii) In addition to the information described in clause (d)(i), all other information on Schedule A of the Company Disclosure Letter was true, correct and complete, in all material respects, as of September 30, 2017, including the Signing Interest Receivable, the Signing Unused Fees and with respect to each Signing Date Investment: (A) the issuer, (B) the title of the asset and asset type, (C) in the case of an Existing Loan: (1) the type and priority of security of the Company in respect of such New Loan, (2) the outstanding commitment of the Company or its applicable Subsidiary as well as any undrawn commitment of the Company or its applicable Subsidiary and any other payments or advances the Company or any of its Subsidiaries is required to make thereunder or in connection with such asset, (3) the accrued and unpaid interest thereon owed to the Company or its applicable Subsidiary and (4) the unamortized fee thereon allocable to the Company or its applicable Subsidiary, and (D) in the case of any equity interest: (1) the type of security or interest, (2) the issuer thereof and (3) any capital contribution or other similar funding obligations of the Company or any of its subsidiaries in connection therewith. Since September 30, 2017, to the execution and delivery of this Agreement, the Company and its Subsidiaries have not sold any of the assets on Schedule A or modified any of the material terms of any Definitive Agreement related to the assets set forth thereon or otherwise taken (or failed to take) any action with respect thereto that would violate Section 5.1 of this Agreement if such action was taken (or failed to be taken) after the date of this Agreement. As of the date of this Agreement, there are no revolving commitments, delayed draw term loan commitments and/or other funding commitments under committed purchase agreements and/or commitment letters in respect of the Signing Date Investments except as set forth on Schedule A of the Company Disclosure Letter.

(e) Each material Definitive Agreement (i) is valid, binding and enforceable by the Company or the Subsidiary that is a party thereto against the Obligor thereunder in accordance with its written terms, except as may be limited by the Enforceability Exceptions and (ii) is not on the date hereof the subject of any Action involving the Company or any Subsidiary, including any counterclaims or disputes alleging that such Definitive Agreement is not valid, binding or enforceable by the Company or the applicable Subsidiary thereof against the Obligor thereunder in accordance with its written terms.

(f) On or before the date of this Agreement, except as set forth in Section 3.5(f) of the Company Disclosure Letter, the Company has made available to the Buyer true and complete copies of all material Definitive Agreements in effect as of the date of this Agreement, together with all material waivers, extensions, cancellations and releases thereunder to the date hereof. On or before the Closing Date, the Company shall have made available to the Buyer true and complete copies of all Definitive Agreements in effect as of the date of this Agreement, together with all material waivers, extensions, cancellations and releases thereunder to the date hereof.

(g) As of the date of this Agreement, neither the Company nor any Subsidiary thereof is in material breach of or material default under any Definitive Agreement or has received, in the twelve (12) month period preceding the date of this Agreement, written notice of any alleged material breach or material default by the Company or any Subsidiary thereof under any Definitive Agreement, and no other event has occurred that, with notice or lapse of time, would constitute a material default under any Definitive Agreement by the Company or any Subsidiary thereof.

(h) Section 3.5(h) of the Company Disclosure Letter sets forth the (i) authorized, issued and outstanding membership interests of each Applicable Entity and (ii) name of each Person that is the direct record owner of any membership or other equity interests for each Applicable Entity.

(i) Each Applicable Entity (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the operation or conduct of its business requires it to be so licensed or qualified and (iii) has all requisite power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted, except in the case of clauses (ii) and (iii) where any failure thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Buyer true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each Applicable Entity, each as amended.

3.6 Information in Proxy Statement. The Proxy Statement will not, at the time of the filing and mailing of the Proxy Statement and at the time of the Company Stockholders Meeting, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Buyer, Parent or Merger Sub to the Company for inclusion therein.

3.7 Takeover Statutes. Assuming the accuracy of the representations and warranties of Buyer in Section 4.4, the Company has taken all action necessary to exempt or exclude this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, including the Merger, from: (i) the restrictions on business combinations set forth in § 203 of the DGCL; and (ii) any and all other similar antitakeover Law (each Law referred to in clause (i) or (ii), a “Takeover Statute”). Accordingly, no Takeover Statute applies with respect to the Company to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, including the Merger.

3.8 Broker’s Fees. Except for Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), neither the Company nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker, investment banker, financial advisor or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement or the Asset Purchase Agreement. The fee payable by the Company to each of Credit Suisse and Houlihan Lokey in connection with the transactions contemplated hereby and by the Asset Purchase Agreement is described, with respect to Credit Suisse, in an engagement letter between the Company and Credit Suisse and, with respect to Houlihan Lokey, in an engagement letter between the Company and Houlihan Lokey. The Company has provided to Buyer copies of such engagement letters.

3.9 Taxes. (i) The Company has timely filed (or caused to be timely filed) all income and other material Tax Returns required to be filed with respect to the Purchased Assets or the Assumed Liabilities (including any Tax Returns required to be filed by the Applicable Entities) and has paid (or caused to be paid) all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable; (ii) all such Tax Returns are complete and accurate in all material respects and disclose all material Taxes required to be paid with respect to the Purchased Assets or the Assumed Liabilities (including any Taxes payable by any Applicable Entity); (iii) all monies required to be withheld in respect of the Purchased Assets or the Assumed Liabilities (including any Taxes required to be withheld by any Applicable Entity) have been collected or withheld and timely paid to the relevant taxing authorities; (iv) for U.S. federal income tax purposes, (A) each of the Applicable Entities is, and at all times since its formation has been, properly treated as a partnership or disregarded as an Entity separate from the Company and (B) the membership interests described in Section 1.1(c) have been properly treated as equity in such Applicable Entities; (v) there are no Liens for Taxes on any of the Purchased Assets (or on any assets of the Applicable Entities) other than Liens relating to current Taxes not yet due and payable; (vi) none of the Applicable Entities is liable for Taxes of any other Person pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law); and (vii) the Buyer shall not become liable for Taxes of the Company or any other Person (other than the Purchased Entities) as a result of acquiring the Purchased Assets; and (viii) any indebtedness included in the Purchased Investments or held by any of the Purchased Entities that provides for payments of interest from “sources within the United States” (within the meaning of Sections 871(h)(1) and 881(c)(1) of the

Code) (A) is or will be held in “registered form” (within the meaning of Sections 871(h)(2)(B)(i) and 881(c)(2)(B)(i) of the Code) and (B) does not or will not provide for the payment of interest excluded from the definition of “portfolio interest” pursuant to Section 871(h)(4) of the Code.

3.10 Purchased Entities. As of the Closing: (i) the Purchased Entities will have no Liabilities or obligations under any Contract other than obligations for which no claim has been made under provisions of terminated agreements which expressly survive termination thereof, and (ii) the assets of the Purchased Entities are subject to no Liens other than Permitted Liens or Liens imposed by actions taken by Buyer (excluding, for the avoidance of doubt, the Closing of the transactions contemplated by this Agreement in accordance with its terms).

3.11 Real Estate.

(a) Section 3.11(a) of the Company Disclosure Letter lists the common street address for the real property owned by NWP NEWS LLC, a Subsidiary of the Company (the “Owned Real Property”). NWP NEWS LLC has good and valid fee simple title to the Owned Real Property, in each case free and clear of all Liens except for Permitted Liens.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, as of the date hereof, none of the Company or any of its Subsidiaries has received any written notice to the effect that any condemnation or rezoning proceedings are pending or threatened, with respect to the Owned Real Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, NWP NEWS LLC has good and marketable title to, or a valid and enforceable leasehold interest in, all material personal property held or used by it at the Owned Real Property, free and clear of all Liens other than Permitted Liens.

3.12 Absence of Certain Changes or Events. Since September 30, 2017, no event, development, change or effect has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.13 Merger Agreement. The Company has provided Buyer with a true, correct and complete copy of the Merger Agreement (including all schedules, exhibits and annexes thereto). The representations and warranties of the Company in the Merger Agreement are true and correct as of the date hereof.

3.14 No Other Representations or Warranties. Neither the Company nor any Representative of the Company (or other Person) has made any express or implied representation or warranty of any kind or nature with respect to (i) the Purchased Assets, Assumed Liabilities or the condition, value or quality of Purchased Assets except for the representations and warranties contained in this Article III or in any certificate delivered by the Company at the Closing pursuant to Section 6.2(d) or any agreement or document delivered pursuant to Article II, (ii) any opinion, information, projection, forecast or advice regarding future performance, collectability or value of the Purchased Assets or Assumed Liabilities or (iii) any materials, presentations, statements or information made, communicated, or furnished (orally or in writing) to the Buyer or its Affiliates or representatives (including any due diligence information, data room materials or any opinion, information, projection, forecast or advice that may have been or may be provided to the Buyer or its Affiliates). Neither the Company nor any Representative of the Company shall have, or be subject to, any liability resulting from any materials, presentations, statements or information made, communicated, or furnished (orally or in writing) to the Buyer or its Affiliates or representatives (including due diligence information, data room materials or any opinion, information, projection, forecast or advice that may have been or may be provided to the Buyer or its Affiliates) and the Buyer may not rely on any express or implied representation or warranty of any kind or nature (and may not rely on any opinions, information, projections, forecasts, advice, materials, presentations, statements or information of any kind or nature), other than the representations and warranties of the Company expressly contained in Article III of this Agreement or in any certificate delivered Company at the Closing pursuant to Section 6.2(d) or any agreement or document delivered pursuant to Article II and all other representations and warranties are specifically disclaimed.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as otherwise specified in the corresponding sections of a disclosure letter delivered by Buyer to the Company prior to or concurrently herewith (the “Buyer Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Buyer Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Buyer hereby represent and warrant to the Company as follows:

4.1 Corporate Organization. The Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case except where any failure thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. The Buyer was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities.

4.2 Authority; No Violation.

(a) The Buyer has full limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The managing member of the Buyer has approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No other limited liability company proceedings or actions on the part of the Buyer, its managing member or its direct or indirect owners are necessary to approve this Agreement or to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by the Company) constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and conditions, except as enforcement may be limited by the Enforceability Exceptions. No vote or consent of the holders of any class or series of equity interests of the Buyer is necessary to approve this Agreement or the transactions contemplated hereby. Each of the Closing deliveries of the Buyer set forth in Section 2.3(b), upon execution and delivery of Buyer (assuming due authorization, execution and delivery by the Company, if applicable) will represent a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms and conditions, except as enforcement may be limited by the Enforceability Exceptions.

4.3 Consents and Approvals.

(a) Neither the execution and delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby, nor compliance by the Buyer with any of the terms or provisions hereof, will (i) violate any provision of the operating agreement or certificate of formation of the Buyer or similar organizational documents of any of the Subsidiaries of the Buyer or (ii) assuming that the Consents, notifications, filings and registrations referred to in Section 4.3(b) are duly obtained or made, (x) violate any Law or Order applicable to the Buyer or any of the Subsidiaries of the Buyer or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of or default under (with or without notice or lapse of time, or both), result in the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Buyer or any of the Subsidiaries of the Buyer under, any Contract to which the Buyer or any of the Subsidiaries of the Buyer is a party, or by which they or any of their respective properties or assets is bound, except, in the case of the foregoing clause (ii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) No Consents of, notifications to or filings or registrations with, any Governmental Entities are required to be obtained or made by or on behalf of the Buyer or any of its Subsidiaries in connection with the execution, delivery or performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby, except for (i) any notices required to be filed under the HSR Act and the expiration or termination of any applicable waiting periods thereunder and (ii) any such Consent, notification, filing or registration the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.4 Ownership of Shares. As of the date of this Agreement, neither the Buyer nor any of its controlled Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any shares of Company Common Stock or any securities that are convertible into or exchangeable or exercisable for shares of Company Common Stock, or holds any rights to acquire (other than pursuant to this Agreement) or vote any shares of Company Common Stock. As of the date of this Agreement, none of the Buyer or any of its “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

4.5 Broker’s Fees. Except for Wells Fargo Securities, LLC, none of the Buyer or any Subsidiary of the Buyer or any of their respective officers or directors has employed any broker, investment banker, financial advisor or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

4.6 Buyer Information. The information relating to the Buyer and any Subsidiaries of the Buyer provided to the Company by the Buyer for inclusion in the Proxy Statement will not, at the time of the filing and mailing of the Proxy Statement and at the time of the Company Stockholders Meeting, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading.

4.7 Investment Status. As of the Closing, Buyer shall be a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act. The Buyer is acquiring the Purchased Assets for its own account and not for the account of any other Person.

4.8 Certain Arrangements. There are no Contracts, whether written or oral, between the Buyer or any of its Subsidiaries or controlled Affiliates, on the one hand, and any beneficial owner of more than five percent (5%) of the outstanding shares of Company Common Stock, any member of the Company’s management or any member of the Company’s board of directors, on the other hand, relating to the Company, the transactions contemplated by this Agreement or the Purchased Assets, Assumed Liabilities or operations or business of the Company following the Closing.

4.9 Financing.

(a) The Buyer has delivered or made available to the Company true, complete and correct copies of (i) executed debt commitment letters from each of Wells Fargo Bank, N.A. and CDPQ Fixed Income V Inc. (the “Lenders”), including all exhibits, schedules, annexes and amendments thereto, and each fee letter associated therewith (each of which fee letters may be redacted with respect to any fees and other economics and otherwise customarily redacted provided that no provisions that, or that would reasonably be expected to, adversely affect the availability of or impose additional conditions on, the availability of the Debt Financing may be redacted) (as each may be amended, modified, supplemented, replaced or extended from time to time in accordance with Section 5.12, collectively, the “Debt Commitment Letters”) providing the terms and conditions on which the Lenders have committed to provide to the Buyer debt financing in the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement (the “Debt Financing”), (ii) an executed equity commitment letter (the “Fund Commitment Letter”) from GSO Diamond Portfolio Fund LP (the “Fund”), pursuant to which the Fund has committed to provide to the Buyer, in the form of equity financing, the cash amount set forth in the Fund Commitment Letter, subject to only the terms and conditions therein (the “Fund Equity Financing”), (iii) executed subscription agreements, and all exhibits, schedules and annexes thereto (the “Subscription Agreements”) from each of the limited partners of the Fund, and in the case of feeder funds, the limited partners therein (the “Equity Investors”) pursuant to which each Equity Investor has committed to provide to the Fund (or feeder fund, as applicable), in the form of equity financing, the cash amount set forth in its Subscription Agreement, subject to only the terms and conditions therein (together with Fund Equity Financing, the “Equity Financing” and together with the Debt Financing, the “Financing”), and (iv) an assignment from the general partner of the Fund (and any feeder fund thereof) to the Company of the right to cause each Equity Investor to provide to the Fund (or any feeder fund thereof), in the form of equity financing, the cash amount contemplated by such assignment, subject to only the terms and conditions therein (the “Draw-Down Rights Assignment Agreement” and, together with the Fund Commitment Letter and the Subscription Agreements, as each may be amended, modified, supplemented, replaced or extended from time to time in accordance with Section 5.12, the “Equity Commitment Letters” and together with the Debt Commitment Letters, the “Commitment Letters”). As of the date hereof, except for the Commitment Letters and as expressly set forth in the Commitment Letters, there are no side letters or Contracts, understandings or arrangements to which the Buyer or the Fund (or any feeder fund thereof), on the one hand, and the Equity Investors or any of their respective Affiliates, on the other hand, is party relating to the Financing that would adversely affect the availability of all or any portion of the Financing.

(b) (i) As of the date hereof, the Commitment Letters are in full force and effect and are the legal, valid, binding and enforceable obligations of the Buyer and the Fund, as applicable, and, to the knowledge of the Buyer, each of the Lenders and Equity Investors party thereto, in each case, subject to the Enforceability Exceptions; (ii) as of the date hereof, the Commitment Letters have not been amended or modified in any respect and no such amendment or modification is contemplated or pending by Buyer (or, to the knowledge of Buyer, the other parties thereto) as of the date hereof (other than amendments or modifications to the Debt Commitment Letters solely to add additional lenders, lead arrangers, bookrunners, syndication agents and similar entities); and (iii) as of the date hereof, the commitments contained in the Commitment Letters have not been withdrawn, terminated, reduced or rescinded in any respect. The Buyer or the Fund has paid in full any and all fees (including commitment fees and other fees) required to be paid under the Commitment Letters on or prior to the date hereof.

(c) There are no conditions precedent or other contingencies (including pursuant to any “flex” provisions in the Debt Commitment Letters or otherwise) related to the funding of the full amount (or any portion) of the Debt Financing and the Equity Financing, except as expressly set forth in the Debt Commitment Letters and the Equity Commitment Letters, respectively. As of the date of this Agreement, no event has occurred or circumstance exists which (with or without notice, lapse of time or both) would reasonably be expected to (i) constitute a breach or default on the part of Buyer or the Fund (or, to the knowledge of Buyer, any Lender, Equity Investor or other party to a Commitment Letter) under any of the Commitment Letters, (ii) constitute a failure to satisfy a condition precedent by Buyer or the Fund under any of the Commitment Letters or (iii) result in all or any portion of the Debt Financing or the Equity Financing not being available by the Closing, in each case assuming the accuracy of the representations and warranties in Article III, compliance by the Company with its covenants in this Agreement and the satisfaction of the conditions set forth in Section 6.1 and Section 6.2.

(d) Assuming (i) the Financing is funded in accordance with the Commitment Letters, (ii) the accuracy of the representations and warranties set forth in Article III and (iii) the compliance and performance by the Company of its covenants and agreements set forth in this Agreement, the aggregate net proceeds of the Debt Financing and the Equity Financing will be sufficient to enable the Buyer to pay in full the Purchase Price and pay all fees and expenses required to be paid by Buyer pursuant to this Agreement (the amount so required to make such payments, the “Required Amount”).

(e) In no event shall the receipt or availability of any funds or financing (including the Equity Financing or the Debt Financing) by or to the Buyer or the Fund or any other financing transaction be a condition to the obligations of the Buyer hereunder to consummate the Closing.

4.10 Limited Guaranty. Concurrently with the execution of this Agreement, the Company and the Guarantor have entered into a limited guarantee (the “Limited Guaranty”) in favor of the Company pursuant to which the Guarantor guarantees certain payment obligations of the Buyer under this Agreement, including its obligations with respect to the Buyer Termination Fee and all reimbursement and indemnification payments owed under Section 5.13(b). As of the date hereof, the Limited Guaranty is in full force and effect and is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms (subject to the Enforceability Exceptions). As of the date hereof, there has been no default under the Limited Guaranty by the Guarantor, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default thereunder by the Guarantor.

4.11 Absence of Buyer Material Adverse Effect. Since the date of this Agreement, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.12 No Other Representations.

(a) The Buyer acknowledges and agrees that it (i) has had an opportunity to discuss the Purchased Assets and Assumed Liabilities with the management of the Company, (ii) has had reasonable access to (x) the books and records of the Company and its Subsidiaries relating to the

Purchased Assets and Assumed Liabilities and (y) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (iv) has conducted its own independent investigation of the Purchased Assets and Assumed Liabilities and the transactions contemplated hereby.

(b) The Buyer acknowledges and agrees that: (i) except for the representations and warranties of the Company contained in Article III or in any certificate delivered by the Company at the Closing pursuant to Section 6.2(d) or any agreement or document delivered pursuant to Article II, neither the Company nor any Representative of the Company has made any express or implied representation or warranty of any kind or nature with respect to (x) Purchased Assets, Assumed Liabilities or the condition, value or quality of the Purchased Assets, (y) any opinion, information, projection, forecast or advice regarding future performance, collectability or value of the Purchased Assets or Assumed Liabilities or (z) any materials, presentations, statements or information made, communicated, or furnished (orally or in writing) to the Buyer or its Affiliates or representatives (including any due diligence information, data room materials or any opinion, information, projection, forecast or advice that may have been or may be provided to the Buyer or its Affiliates), (ii) neither the Company nor any Representative of the Company shall have, or be subject to, any liability resulting from any materials, presentations, statements or information made, communicated, or furnished (orally or in writing) to the Buyer or its controlled Affiliates or representatives (including due diligence information, data room materials or any opinion, information, projection, forecast or advice that may have been or may be provided to the Buyer or its affiliates) and (iii) Buyer has not relied on any express or implied representation or warranty of any kind or nature, other than the representations and warranties of the Company expressly contained in Article III of this Agreement, in any certificate delivered Company at the Closing pursuant to Section 6.2(d) or any agreement or document delivered pursuant to Article II, and that all other representations and warranties are specifically disclaimed.

ARTICLE V.

COVENANTS

5.1 Conduct of Business Prior to the Closing. Except as (i) expressly contemplated or permitted by this Agreement or the Merger Agreement, (ii) consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) required by applicable Law or required by the Company and its Subsidiaries pursuant to their obligations under any applicable CLO Management Contract, during the period from the date of this Agreement to the Closing, the Company shall, and shall cause each of its Subsidiaries to, (w) conduct its business with respect to the Purchased Assets and Assumed Liabilities in the ordinary course consistent with past practice, (x) use reasonable best efforts to preserve and maintain intact the Purchased Assets, (y) hold the net proceeds (after repayment of indebtedness) from the sale of any Purchased Assets in cash or reinvest such proceeds only in loan assets, securities and other investments of the type set forth on Schedule A of the Company Disclosure Letter and (z) not, and not permit any of its Subsidiaries to:

(a) purchase, originate or otherwise acquire any loans that would be included in the Purchased Assets unless such loan (i) is purchased, originated or otherwise acquired in the ordinary course of business or in conformity with the Company’s existing policies and guidelines (subject to waivers or modifications thereto consistent with past practice), (ii) would constitute an “Eligible Loan” as defined in the Debt Commitment Letters and Wells Fargo Bank, N.A. (as administrative agent under the “Facility” contemplated under the Debt Commitment Letter) has (A) agreed that the loan would be approved for the Facility and is otherwise an “Eligible Loan” and (B) agreed to assign an “Assigned Value” to such loan of not less than the related Minimum Assigned Value for such loan; (iii) after giving effect to the purchase, origination or other acquisition thereof, the aggregate principal balance of the Class

A Loans and Class B Loans that could be drawn under the Facility (as defined in the Debt Commitment Letter) without resulting in a Class A Borrowing Base Deficiency or a Class B Borrowing Base Deficiency (as defined in the Commitment Letter) would not be less than $1,601,010,000, in any case, as determined by the Buyer in its commercially reasonable discretion following good faith consultation with the Company (taking into account any cash constituting Purchased Assets that would be deposited into the “Principal Collection Account” for the Facility at Closing); (iv) has a purchase price between ninety-eight percent (98%) and par (or, in the case of any New Loans, originated by the Company or any Subsidiary thereof, original issue discount of not more than two percent (2%)); and (v) accrues interest at a floating current cash interest rate (i.e. not including any interest which may be paid-in-kind) of not less than LIBOR (or the equivalent thereof as defined in the applicable Definitive Agreement) plus 4.00% per annum

(b) make any changes in its policies and practices with respect to underwriting, originating, acquiring or servicing, or buying or selling rights to service, Purchased Assets, except as may be required by any Governmental Entity or the terms of any servicing, management or advisory agreement with respect to the Purchased Assets;

(c) impose or allow to be imposed any Lien on any of the Purchased Assets, other than Permitted Liens or Liens that will be released at Closing;

(d) sell any Purchased Asset to any Person that is not the Company or any Subsidiary of the Company (other than any Non-Call Period Subsidiary), except (i) in the ordinary course of business, (ii) as required by any Contract, and (iii) sales of Purchased Assets “held for sale”;

(e) make any Tax election or otherwise take any action that would change the U.S. federal income tax classification of any Applicable Entity;

(f) consent or otherwise agree to any Specified Matter in respect of any Purchased Asset unless such consent or agreement is made following the Company consulting with Buyer regarding such consent or agreement;

(g) amend or otherwise modify any Purchased Investment if such amendment or other modification would result in a “Value Adjustment Event” (as defined in the term sheet attached to the Debt Commitment Letter) unless the “Administrative Agent” confirms in writing to the Buyer that such Value Adjustment Event will not result in the Assigned Value (if any) of such Purchased Investment being reduced on the Business Day following the Closing Date;

(h) amend or otherwise modify any Purchased Investment if such amendment or other modification would result in such Purchased Investment ceasing to be an “Eligible Loan” (as defined the Debt Commitment Letter) unless the “Administrative Agent” confirms in writing to the Buyer that such amendment or other modification will not cause such Purchased Investment to cease to be an Eligible Loan;

(i) otherwise release, compromise or waive any material claim or right that is part of the Purchased Assets, except in the ordinary course of business or as required by the terms of any servicing, management or advisory agreement with respect to the Purchased Assets;

(j) purchase any loan or other investment that would be included in the Purchased Asset from any Specified Managed Vehicle;

(k) increase any delayed draw term loan commitment, incremental facility, any revolving loan commitment, any letter of credit subfacility, any swing-line subfacility and/or any other “fronting” subfacility in which the Company or any Subsidiary is a risk-participating lender in connection with any asset that would be a Purchased Investment if such increase would result in the Committed Funding Amount being in excess of $300,000,000;

(l) purchase, originate, otherwise acquire or enter into any new loan commitment (including any delayed draw term loan commitment), commitment under any incremental facility, any revolving loan commitment, any letter of credit subfacility, any swing-line subfacility and/or any other “fronting” subfacility in which the Company or any Subsidiary is a risk-participating lender if doing so would result in the Committed Funding Amount being in excess of $300,000,000;

(m) sell, transfer or otherwise dispose of (i) any assets that would be included in the Purchased Investments if the Closing were deemed to occur at the time of such sale, transfer or other disposition to any Person (other than to the Company or any Subsidiary of the Company that is not a Non-Call Period Subsidiary) for an aggregate amount less than the aggregate Reserve Price for such assets or (ii) directly or indirectly, the Owned Real Property for less than $10,000,000 of net proceeds or with any ongoing obligations or liabilities of the Company;

(n) purchase or otherwise acquire any collateralized loan obligation securities;

(o) purchase or otherwise acquire any other security or investment that would be included in the Purchased Assets unless it is purchased or otherwise acquired in the ordinary course of business or in conformity with the Company’s existing policies and guidelines (subject to waivers or modifications thereto consistent with past practice); or

(p) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.1.

Nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.2 Regulatory Matters.

(a) The Company and the Buyer agree to make (or cause to be made, and if necessary cause their respective Affiliates to make) an appropriate filing of a Notification and Report Form pursuant to the HSR Act within ten (10) Business Days following the date hereof.

(b) Subject to the terms and conditions of this Agreement, each of the Buyer and the Company shall use their commercially reasonable efforts to (i) consummate the transactions contemplated hereby and to cause the conditions set forth in Article VI to be satisfied as promptly as practicable (and in any event prior to the End Date); (ii) prepare as promptly as practicable all necessary applications, notices, filings, requests and other documents that are required to be made to or filed with any Governmental Entities by such party (and cooperate with the other party with respect to any applications, notices, filings, requests and other documents that are required to be made or filed with any Governmental Entities by the other party) in connection with the transactions contemplated by this Agreement; (iii) obtain (or make, as applicable) as promptly as practicable all Consents from, notifications to or filings or registrations with, any Governmental Entities or other Persons which are required to be obtained in connection with the transactions contemplated by this Agreement or the failure to obtain would result in a breach or violation of the term of the applicable Contract; (iv) defend all lawsuits or other Actions to which it or its Subsidiaries is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable Order with respect to each such lawsuit or other Action; (v) have lifted or rescinded any injunction or restraining Order which may adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable Order with respect thereto and (vi) resolve any objection or assertion by any Governmental Entity challenging this Agreement or the transactions contemplated hereby.

(c) Subject to the other provisions of this Agreement, each of the Company, on the one hand, and the Buyer, on the other hand, shall (i) to the extent permitted by applicable Law, promptly inform the other party in writing of any substantive communication (oral and written) received by such party from, or given by such party to, any Governmental Entity in connection with the transactions contemplated by this Agreement; (ii) consult with the other parties (subject to applicable Law relating to the exchange of information) in connection with any applications, notices, filings or requests made (or any consents, approvals or clearances sought to be obtained) in connection with the transactions contemplated by this Agreement (including providing the other parties with copies of any such applications, notices, filings or requests to be made in advance of the filing or provision thereof and providing such other party with a reasonable period to review and comment on any such applications, notices, filings or requests); (iii) use commercially reasonable efforts to furnish to the other party and, upon request, to any Governmental Entities such information and assistance as may be reasonably requested in connection with the foregoing, including by responding promptly to and using reasonable best efforts to comply fully with any request for additional information or documents under any applicable Law; and (iv) not independently participate in any meeting (including telephonic meetings) with any Governmental Entity in connection with the foregoing without giving the other party sufficient prior notice of the meeting (including telephonic meetings) and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in such meeting (including telephonic meetings).

(d) Notwithstanding anything in this Section 5.2 to the contrary, materials provided by or on behalf of the Buyer to the Company or its counsel or the Company to the Buyer or its counsel may be redacted to the extent necessary (i) to remove references concerning the Buyer’s or the Company’s valuation analyses with respect to the Company, the Purchased Assets or the Assumed Liabilities, (ii) as necessary to comply with Contracts in effect on the date hereof, (iii) to address reasonable concerns regarding attorney-client privilege or (iv) to remove personal, proprietary and other confidential business information.

5.3 Access to Information; Delivery of Definitive Agreements.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the Buyer and its Representatives reasonable access during normal business hours to its properties, books, and records, and to its Representatives, and shall make available to the Buyer and its Representatives, all other data, information, agreements and documents concerning the Purchased Assets and Assumed Liabilities as the Buyer or its Representatives may reasonably request in connection with the consummation of the transactions contemplated by this Agreement, in each case in a manner not unreasonably disruptive to the operation of the business of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information to the extent that, in the Company’s reasonable and good faith judgment based on the advice of counsel, such access or disclosure (i) would violate any confidentiality agreements with a third party in effect on the date hereof, (ii) is with respect to information that is subject to attorney-client privilege or (iii) would violate any Law applicable to the Company or its Subsidiaries; provided that, in each of clauses (i), (ii) and (iii), the parties shall collaborate in good faith to make alternative arrangements to allow for such access or disclosure in a manner that does not result in the events set out in clauses (i), (ii) or (iii) above.

(b) All information and materials furnished pursuant to this Agreement in confidence shall be subject to the provisions of the Confidentiality Agreement, dated August 8, 2017, between the Parent, GSO Capital Partners LP and the Company (the “Confidentiality Agreement”).

(c) Prior to Closing the Company shall use its reasonable best efforts to deliver to Buyer true, accurate and complete copies of all of the Definitive Agreements.

5.4 Stockholders Meeting.

(a) The Company, acting through its Board of Directors (or a committee thereof), shall take all action required under the DGCL, the certificate of incorporation and bylaws of the Company and the applicable requirements of NASDAQ, and otherwise by applicable Law, necessary to promptly and duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable (but no later than 40 days) following the Proxy Clearance Date, for the purpose of approving and adopting the Merger Agreement and approving the transactions contemplated by this Agreement (including any adjournment or postponement thereof, the “Company Stockholders Meeting”). The Company shall not submit to the vote of its stockholders any Acquisition Proposal prior to the termination of this Agreement in accordance with Article VII.

(b) The Company shall not change the date of, postpone or adjourn the Company Stockholders Meeting without the prior written consent of Buyer. Notwithstanding the immediately preceding sentence or Section 5.4(a), (i) the Company may postpone or adjourn the Company Stockholders Meeting to the extent required by Law or the SEC, including to the extent that such postponement or adjournment is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting as required by applicable Law or the SEC and (ii) the Company may postpone or adjourn the Company Stockholders Meeting (and the Company shall postpone or adjourn the Company Stockholders Meeting (but in no event for more than thirty (30) days in the aggregate) if requested by Buyer): (x) to allow additional time to solicit additional proxies to the extent the Company (or Buyer, as the case may be) reasonably believes necessary in order to obtain the Requisite Company Stockholder Approval or (y) to allow additional time to solicit additional proxies if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock present (either in person or by proxy) at the meeting to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting; provided, in the case of the foregoing clause (ii), the Company shall, and shall cause its proxy solicitor to, use reasonable best efforts to solicit such additional proxies (or presence in person of the Company’s stockholders) as expeditiously as reasonably possible, it being understood that time shall be of the essence; provided, further, that, in the case of each of the foregoing clauses (i) and (ii), the Company shall consult with Buyer prior to making such adjournment or postponement and shall make such adjournment or postponement for the minimum amount of time that may be reasonably required, as determined by the Company in good faith after consultation with Buyer.

(c) Except to the extent there has been a Change in Company Recommendation in accordance with Section 5.5, the Company, acting through its Board of Directors (or a committee thereof), shall include the Company Recommendation in the Proxy Statement and use its reasonable best efforts to obtain the Requisite Company Stockholder Approval and to keep Buyer reasonably informed on the status of such efforts. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated prior thereto.

(d) In connection with the Company Stockholders Meeting, (i) the Company shall, as promptly as reasonably practicable following execution of this Agreement and in any event within thirty (30) days of the date of this Agreement, prepare and file with the SEC the preliminary Proxy Statement, (ii) the Company shall mail the definitive Proxy Statement to the stockholders of the Company as promptly as reasonably practicable after the Proxy Clearance Date, and (iii) the Company shall as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Proxy Statement that the Company has reasonably determined, after consultation with outside counsel, is required by applicable Law. The Company and its Affiliates shall, on the one hand, and the Buyer shall, and shall cause its Affiliates (excluding individual business units of The Blackstone Group L.P. outside of the credit-focused business) to, on the other hand, make any other filings with the SEC as may be required in connection with the transactions contemplated by this Agreement. The Company and Buyer shall each use its respective reasonable best efforts to (A) respond as promptly as reasonably practicable to any comments received from the SEC with respect to the foregoing and will provide copies of such comments to the other party promptly and in any event within twenty-four (24) hours following receipt thereof, and (B) as promptly as reasonably practicable prepare and file any response, amendments or supplements necessary to be filed in response to any SEC comments or as required by Law; provided that each party shall provide the other party a reasonable opportunity to review and comment on any such response, amendment or supplement, which comments shall be considered in good faith. The Company, on the one hand, and the Buyer, on the other hand, shall cooperate with the other in connection with the foregoing, including the preparation and filing of the filings described above and responding to the SEC with respect to all comments received in connection therewith from the SEC, including furnishing the other party, as promptly as reasonably practicable, with all information concerning themselves, their Subsidiaries and Affiliates (excluding, the case of Buyer, individual business units of The Blackstone Group L.P. outside of the credit-focused business) and its and their respective directors, officers and stockholders and such other matters as may be required to be included in the Proxy Statement or other filings with the SEC as described above. Each of the Company and the Buyer further agrees that, if it becomes aware prior to the Closing of any information relating to it, its Subsidiaries or Affiliates (excluding, the case of Buyer, individual business units of The Blackstone Group L.P. outside of the credit-focused business) or its and their respective officers, directors or stockholders, that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement, including, if applicable, promptly filing with the SEC an appropriate amendment or supplement describing such information, and, to the extent required by applicable Law, disseminating such amendment or supplement to the stockholders of the Company.

5.5 Go Shop and Non-Solicitation.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York time) on the thirty-first (31st) day after the date of this Agreement (the “No-Shop Period Start Date”), the Company, its Subsidiaries and their respective affiliates, directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to (i) initiate, solicit, facilitate and encourage any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) provide information (including non-public information) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Company, its Subsidiaries and its affiliates to any Persons (and their Representatives, including potential financing sources) relating to a potential Acquisition Proposal; provided that (x) prior to receiving any non-public information or access any such Person must be party to an Acceptable Confidentiality Agreement and (y) the Company shall provide to the Buyer any such non-public information that is provided to any such Person that was not previously made available to the Buyer prior to or substantially concurrently with the time it is provided to such Person and (iii) engage in, enter into or otherwise participate in any discussions or negotiations with any Persons that are party to an Acceptable Confidentiality Agreement (and their respective Representatives, including potential financing sources) with respect to any Acquisition Proposals (or inquiries, proposals or offers or other efforts that constitute, or could reasonably be expected to lead to, an Acquisition Proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals. The Company may grant a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for a confidential Acquisition Proposal or amendment to a confidential Acquisition Proposal to be made to the Company or the Board of Directors of the Company.

(b) No later than two (2) Business Days after the No-Shop Period Start Date, the Company shall notify the Buyer in writing of the identity of each Excluded Party from whom the Company received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, which notices shall include copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives (and, in the case of any Excluded Party, a summary of all Acquisition Proposals by such Excluded Party that were not made in writing). On the No-Shop Period Start Date, the Company shall terminate all access of any Person (other than the parties to this Agreement and the Asset Purchase Agreement and their respective Representatives and the Excluded Parties and their respective Representatives) to any electronic data room maintained by, or on behalf of, the Company with respect to the transactions contemplated by this Agreement and request each Person (other than the parties to this Agreement and the Merger Agreement and their respective Representatives and the Excluded Parties and their respective Representatives) that has executed an Acceptable Confidentiality Agreement after the date of this Agreement and prior to the No-Shop Period Start Date in connection with its consideration of acquiring the Company to promptly return or destroy all non-public information furnished to such Person by or on behalf of the Company.

(c) Except as expressly permitted by Section 5.5(a), from the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with Section 7.1, the Company and its Subsidiaries shall not, and the Company shall cause its (and its Subsidiaries’) Representatives not to: (i) initiate, solicit or knowingly facilitate or knowingly encourage any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, continue, or otherwise have or engage in any negotiations or discussions concerning any Acquisition Proposal or any such inquiry, proposal or offer, (iii) provide access to its properties, books, records or personnel or any non-public information to, any Person relating to an Acquisition Proposal or any such inquiry, proposal or offer or (iv) waive the applicability of any Takeover Statutes in respect of any Person (other than the parties and their Affiliates). In addition, the Company shall not, and shall cause it Subsidiaries and its and their respective Representatives not to, (A) reimburse or agree to reimburse any Person making any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal for any of their expenses in connection with such Acquisition Proposal, inquiry or offer or (B) execute or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other similar definitive agreement with respect to an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement as provided in this Section 5.5) or any agreement that requires the Company to abandon or terminate or fail to consummate the Closing or the transactions contemplated by the Merger Agreement.

(d) Beginning on the No-Shop Period Start Date, the Company shall promptly (and in any event within two (2) calendar days) notify Buyer (i) of the receipt of any Acquisition Proposal (or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal) that is received on or after the No-Shop Period Start Date, which notice shall include the identity of the Person(s) making, and a summary of the material terms of, such Acquisition Proposal (or such inquiry, proposal or offer) and copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives and (ii) of any written change to the financial or other material terms and conditions of any such Acquisition Proposal (or such inquiry, proposal or offer) described in clause (i) above (including, for the avoidance of doubt, any Acquisition Proposal involving an Excluded Party), including revised copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives. The Company shall keep Buyer reasonably informed on a prompt basis of the status of any Acquisition Proposal.

(e) Notwithstanding anything to the contrary in this Section 5.5, beginning on the No-Shop Period Start Date and prior to obtaining the Requisite Company Stockholder Approval, if the Company or any of its Representatives receives a bona fide written Acquisition Proposal that was not solicited in breach of this Section 5.5, including from an Excluded Party (whether prior to, on or after the No-Shop Period Start Date), and the Board of Directors shall have determined in good faith (i) after consultation with its outside counsel and financial advisor that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (ii) after consultation with its outside counsel that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then the Company and its Representatives may, prior to receipt of the Requisite Company Stockholder Approval, (x) engage in, enter into or otherwise participate in any discussions or negotiations with such Person who has made such Acquisition Proposal (and its Representatives) and (y) provide information (including non-public information) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Company, its Subsidiaries and its affiliates to such Person who has made such Acquisition Proposal (and its Representatives); provided that (A) prior to engaging in any discussions or negotiations or providing any non-public information or access the Company must enter into an Acceptable Confidentiality Agreement with such Person and (B) the Company shall provide to Buyer any such non-public information that is provided to any such Person that was not previously made available to Buyer prior to or substantially concurrently with the time it is provided to such Person.

(f) Except as expressly permitted by the other provisions of this Section 5.5, from the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with Section 7.1, the Board of Directors of the Company shall not (i) withhold, withdraw, amend, qualify or modify (or publicly propose to withhold, withdraw, amend, qualify or modify ), in a manner adverse to the Buyer, the Company Recommendation, (ii) adopt, authorize, approve, accept, endorse, declare advisable or recommend (or publicly propose to adopt, authorize, approve, accept, endorse, declare advisable or recommend) any Acquisition Proposal or submit to a vote of the Company stockholders any Acquisition Proposal, (iii) fail to reaffirm its recommendation of the Company Recommendation following the public announcement of an Acquisition Proposal within five (5) Business Days after Buyer so requests (or if the Company Stockholders Meeting is to occur earlier than the end of such five (5) Business Day period, at least one (1) Business Day prior to the Company Stockholders Meeting); provided that Buyer may only make two such requests with respect to any Acquisition Proposal, (iv) fail to recommend against any tender or exchange offer subject to Regulation 14D under the Exchange Act that constitutes an Acquisition Proposal within ten (10) Business Days of the commencement (as such term is defined in Rule 14d-2 of the Exchange Act) thereof (or if the Company Stockholders Meeting is to occur earlier than the end of such ten (10) Business Day period, at least one (1) Business Day prior to the Company Stockholders Meeting) or (v) fail to include the Company Recommendation in the Proxy Statement (any of the foregoing in clauses (i), (ii), (iii), (iv) or (v) a “Change in Company Recommendation”).

(g) Notwithstanding anything in this Section 5.5 to the contrary, at any time prior to obtaining the Requisite Company Stockholder Approval, the Company may terminate this Agreement in accordance with Section 7.1(g) to enter into a definitive agreement with respect to a Superior Proposal (and/or the Board of Directors of the Company may make a Change in Company Recommendation with respect to a Superior Proposal) if and only if:

(i) the Company has received a bona fide written Acquisition Proposal (including an Acquisition Proposal from an Excluded Party) that was not solicited in breach of this Section 5.5 that the Company’s Board of Directors has determined in good faith (after consultation with its financial advisor and outside counsel) constitutes a Superior Proposal and the Company has materially complied with the other provisions of this Section 5.5 with respect to such Acquisition Proposal;

(ii) the Company’s Board of Directors has determined in good faith that the failure to so terminate this Agreement in accordance with Section 7.1(g) and/or make such Change in Company Recommendation would be inconsistent with its fiduciary duties under applicable Law;

(iii) the Company delivers to the Buyer and Parent a written notice (a “Superior Proposal Notice”) advising the Buyer and Parent that the Company’s Board of Directors proposes to take such action and containing a copy of the proposed agreement in respect of the Superior Proposal that is the basis of the proposed action of the Board of Directors of the Company, including the identity of the party making such Superior Proposal;

(iv) until 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which the Company delivered the Superior Proposal Notice (the “Notice Period”), if requested by the Buyer and Parent, the Company will, and will cause its Representatives to, engage in good faith negotiations with the Buyer, Parent and their respective Representatives to make such adjustments in the terms and conditions of this Agreement and the Merger Agreement and related agreements so that such Acquisition Proposal would cease to constitute a Superior Proposal (it being understood that any revision or amendment to the financial terms or other material terms and conditions of such Superior Proposal shall be deemed to constitute a new Superior Proposal and shall require a new Superior Proposal Notice, except that the Notice Period with respect to such Superior Proposal will become three (3) Business Days instead of five (5) Business Days); and

(v) following the end of the Notice Period(s) referred to above, the Board of Directors of the Company determines in good faith (a) after consultation with its outside counsel and financial advisor, and taking into account any modifications to this Agreement and the Merger Agreement proposed by the Buyer and Parent prior to such time, that such Acquisition Proposal continues to constitute a Superior Proposal and (b) after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(h) Notwithstanding anything in this Section 5.5 to the contrary, at any time prior to obtaining the Requisite Company Stockholder Approval, the Company or its Board of Directors may make a Change in Company Recommendation other than in response to or in respect of an Acquisition Proposal or a Superior Proposal if and only if:

(i) the Company’s Board of Directors determines in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law as a result of any event, fact, circumstances, development or occurrence relating to or affecting the Company or its Subsidiaries, including the business, operations, assets or liabilities of the Company or its Subsidiaries, and which was not known by or reasonably foreseeable to the Company’s Board of Directors (or a committee thereof) as of the date of this Agreement (an “Intervening Event”); provided, however, that in no event shall any action taken by the Company in order to comply with the covenants set forth in this Agreement or the Merger Agreement, and the consequences of any such action, constitute an Intervening Event;

(ii) the Company delivers to the Buyer and Parent a written notice (an “Intervening Event Notice”) advising the Buyer and Parent that the Company’s Board of Directors proposes to take such action and specifying the reasons therefor, which notice shall include a description of the applicable Intervening Event;

(iii) until 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which the Company delivered the Intervening Event Notice, if requested by the Buyer and Parent, the Company will, and will cause its Representatives to, engage in good faith negotiations with the Buyer and Parent and their respective Representatives to make such adjustments in the terms and conditions of this Agreement and the Merger Agreement so that the need for making such Change in Company Recommendation would be obviated; and

(iv) following such time referred to in clause (iii) above, the Board of Directors of the Company determines in good faith (after consultation with its outside counsel, and taking into account any modifications to this Agreement and the Merger Agreement proposed by the Buyer and Parent prior to such time) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

In the event that the Company delivers Buyer a Superior Proposal Notice or Intervening Event Notice, the Company shall have been deemed to have automatically waived any standstill to which Buyer or any of its Affiliates is a party solely for the limited purpose of permitting Buyer to negotiate with the Company in accordance with clause (g) or (h) above, as applicable.

(i) Nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), (ii) making a customary “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company) or (iii) making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal; provided, that in each case of (i), (ii) and (iii), the Company expressly publicly reaffirms the Company Recommendation in such disclosure and does not include any statement that itself would be a Change in Company Recommendation.

(j) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than a joint offer from the Buyer, Parent and Merger Sub) with respect to (x) the acquisition in any manner, directly or indirectly (including by way of tender offer or exchange offer, merger, consolidation, sale of equity interests, share exchange, business combination or otherwise) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the issued and outstanding shares of Company Common Stock (or of securities representing twenty percent (20%) or more of the total voting power of the Company) or (y) the acquisition (directly or indirectly and whether by transfer, merger, consolidation, equity investment or otherwise) of twenty percent (20%) or more of the consolidated assets (including stock of Company’s Subsidiaries) of the Company and its Subsidiaries.

(ii) “Excluded Party” means any Person from whom the Company or any of its Representatives has received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, which written Acquisition Proposal the Board of Directors of the Company has determined in good faith prior to the start of the No-Shop Period Start Date (after consultation with its outside counsel and its financial advisor) is or would reasonably be expected to lead to a Superior Proposal; provided, however, that a Person shall immediately cease to be an Excluded Party if (A) such Acquisition Proposal made by such Person prior to the start of the No-Shop Period Start Date is withdrawn (it being understood that any amendment, modification or replacement of such Acquisition Proposal Person shall not, in and of itself, be deemed a withdrawal of such Acquisition Proposal) or (B) such Acquisition Proposal, in the good faith determination of the Board of Directors of the Company (after consultation with its outside counsel and its financial advisor) such Acquisition Proposal, no longer would reasonably be expected to lead to a Superior Proposal.

(iii) “Superior Proposal” means a bona fide written Acquisition Proposal (except that, for the purpose of this definition of Superior Proposal, all references in the definition of Acquisition Proposal to “twenty percent (20%) or more” will be deemed to be references to “fifty percent (50%) or more”) which the Board of Directors of the Company concludes in good faith, after consultation with its financial advisor and outside counsel, is reasonably likely to be consummated and would result, if consummated, in a transaction that is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (after taking into account any changes to the terms of this Agreement irrevocably offered in writing by Parent and the Buyer in response to such Superior Proposal pursuant to, and in accordance with, Section 5.5(g)).

(k) From the date of this Agreement until the Closing, or until this Agreement is terminated in accordance with its terms, the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, and shall not assist or facilitate Parent or any of its Affiliates to, directly or indirectly, solicit or initiate discussions or engage in negotiations with, or provide information to, Parent with respect to any potential sale of or transaction involving the Company other than the transactions with Buyer contemplated by this Agreement and the Merger Agreement.

5.6 Advice of Changes. The Buyer and the Company shall promptly advise the other party of any change or event of which it becomes aware which it believes would or would be reasonably likely to prevent the satisfaction of any condition to closing set forth in Article VI hereof; provided, however, that any noncompliance with this Section 5.6 shall not be taken into account in determining whether the condition set forth in Section 6.2(b) or Section 6.3(b) has been satisfied or give rise to any right of termination under Article VII.

5.7 Publicity. The Buyer and the Company shall consult with each other before issuing any press release with respect to this Agreement and shall not issue any such press release or make any such public statement (other than in the case of the Company, a Change in Company Recommendation and related public statements or any other statements contemplated by Section 5.5(i)) without the prior consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may, upon the advice of outside counsel, be required by Law or the rules and regulations of any applicable securities exchange. The Buyer and the Company agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Merger Agreement shall be a joint press release in the form agreed to by the Company, the Buyer and Parent.

5.8 Transaction Litigation. In the event that any Transaction Litigation is brought, or threatened to be brought, against the Company or any members of its Board of Directors after the date of this Agreement and prior to the Closing, the Company shall promptly notify the Buyer in writing of any such Transaction Litigation and shall keep the Buyer reasonably informed with respect to the status thereof, including by promptly informing the Buyer of all proceedings and correspondence relating to such Transaction Litigation. The Company shall give the Buyer the opportunity to participate in the defense of any Transaction Litigation, including the right to review and comment on all material filings or responses to be made by the Company in connection therewith and the right to provide advice with respect to the Transaction Litigation as to which the Company shall give due consideration. The Company shall not settle or agree to settle any Transaction Litigation without the Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.9 Merger Agreement. The Company shall (i) use its reasonable best efforts to comply with the terms of the Merger Agreement, (ii) not amend, modify or supplement the Merger Agreement or consent to any amendment or modification of or supplement to the Merger Agreement or waive any of its rights thereunder and (iii) not terminate the Merger Agreement under the provisions requiring mutual consent of the Company and Parent. The Company shall keep the Buyer informed on a reasonably current basis of the status of the transactions contemplated by the Merger Agreement, including by (A) providing the Buyer a copy of all notices received by the Company from the Parent or Merger Sub or provided by the Company to the Parent or Merger Sub under the Merger Agreement and (B) notifying the Buyer as promptly as practicable (and in any event within one (1) Business Day) upon becoming aware of any event that has given rise to, or that would reasonably be expected to give rise to, a right of termination by either party under the Merger Agreement. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for appraisal, settle or compromise (or offer to settle or compromise) any such demands, approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree to do any of the foregoing. For the avoidance of doubt, Buyer shall not be responsible for any actions or inactions of Parent, Merger Buyer or Merger Sub. Notwithstanding any term of the Merger Agreement, (a) if the Company or any of its Subsidiaries is permitted to take an action under the Merger Agreement but is prohibited from taking (or otherwise restricted in taking) such action under this Agreement, the Company shall not take such action (or shall otherwise comply with the restrictions in respect of such action) and (b) if the Company or any of its Subsidiaries is permitted not to take an action under the Merger Agreement but it is required to take such action under this Agreement, the Company shall (or shall cause its Subsidiary to) take such action.

5.10 Collateralized Loan Obligations and Warehouse Facilities.

(a) Prior to the Closing, the Company shall take such actions as are reasonably necessary to ensure that (i) the 2015-1 LLC CLO Transaction and the NewStar 2015-2 LLC CLO Transaction will be redeemed effective upon the Closing (with all Liens (other than Permitted Liens) on the assets that had been owned by NewStar Commercial Loan Funding 2015-1 LLC or NewStar Commercial Loan Funding 2015-2 LLC, as applicable, released) and (ii) the Wells Fargo Warehouse Facility and the Citi Warehouse Facility will be repaid effective upon the Closing (with all Liens (other than Permitted Liens) on the assets that had been pledged to secure such facilities released). The Company shall arrange for customary (x) payoff letters to be provided under the Wells Fargo Warehouse Facility and the Citi Warehouse Facility providing for the payoff on the Closing Date of all then-outstanding indebtedness and commitments thereunder and the release of all Liens thereunder (the “Warehouse Payoff Letters”), and (y) satisfaction and discharge documentation in respect of the 2015-1 CLO Transaction and the 2015-2 CLO Transaction providing for the redemption on the Closing Date of the related notes and satisfaction and discharge of the related indenture and all other documentation on the Closing Date, including the release of all Liens thereunder, each in form and substance reasonably satisfactory to Buyer (the “2015-1 and 2015-2 Payoff Letters”).

(b) The Company shall use its reasonable best efforts to redeem the 2012-2 CLO Transaction prior to the Closing and, if such redemption does not occur prior to the Closing, the Company shall take such actions as are reasonably necessary to ensure that NewStar Commercial Loan Funding 2012-2 LLC sells to the Buyer or Designated Buyer Entity, at the Closing, the Purchased Assets held by the NewStar Commercial Loan Funding 2012-2 LLC, free and clear of all Liens (other than Permitted Liens). In connection therewith, the Company shall obtain (i) customary satisfaction and discharge documentation in respect of the 2012-1 LLC CLO Transaction evidencing the redemption of the related notes and satisfaction and discharge of the related indenture and all other documentation prior to the Closing Date, including the release of all Liens thereunder, or (ii) if the redemption of the 2012-2 CLO Transaction does not occur prior to the Closing, Lien release documentation with respect to the Purchased Assets, each in form and substance reasonably satisfactory to Buyer (in the case of clause (i) or clause (ii), the “2012-2 Payoff Letter”).

(c) Prior to the Closing, the Company shall take such actions as are reasonably necessary to ensure that NewStar Commercial Loan Funding 2014-1 LLC sells to the Buyer or a Designated Buyer Entity, at the Closing, the Purchased Assets held by the NewStar Commercial Loan Funding 2014-1 LLC, free and clear of all Liens (other than Permitted Liens). In connection therewith, the Company shall obtain lien release documentation with respect to the Purchased Assets, each in form and substance reasonably satisfactory to Buyer (the “2014-1 Payoff Letter”).

(d) The Company shall arrange for customary release of all liens on the Purchased Assets in or subject to any of the Repurchase Facilities as of the Closing Date (the “Repurchase Facility Release Letter” and, together with the 2014-1 Payoff Letter, the 2015-1 and 2015-2 Payoff Letters and the 2012-2 Payoff Letter, the “Payoff Letters”).

5.11 Redemption of Notes.

(a) At least sixty (60) days prior to the anticipated Closing Date, or such shorter period as agreed to by the trustee under the Senior Indenture, the Company shall notify the trustee under the Senior Indenture of the proposed redemption date and the principal amount of Senior Notes to be redeemed and such Senior Notes Redemption Notice shall otherwise comply with the terms of the redemption provisions of the Senior Notes and the Senior Indenture. At least thirty (30), but no more than sixty (60) days, prior to the proposed Closing Date, the Company shall prepare and deliver (or cause the trustee under the Senior Indenture to deliver) a conditional notice of optional redemption to the holders of the Senior Notes (a “Senior Notes Redemption Notice”) for all of the outstanding principal amount of the Senior Notes pursuant to the requisite provisions of the Senior Indenture governing the Senior Notes, conditioned on the occurrence of the Closing, and such Senior Notes Redemption Notice shall otherwise comply with the terms of the redemption provisions of the Senior Notes and the Senior Indenture. The Company shall provide Buyer with a reasonable opportunity to review and comment on drafts of the definitive documentation for any such redemption. The Company shall use its reasonable best efforts to cause the trustee under the Senior Indenture to give any such Senior Notes Redemption Notice to holders of the Senior Notes on the Company’s behalf, and shall timely provide the trustee with such officer’s certificates, legal opinions and other documentation reasonably requested by the trustee in connection therewith. On the Closing Date, following receipt of the Purchase Price from the Buyer, the Company shall deposit with the paying agent under the Senior Indenture cash or cash equivalents sufficient to effect such redemption as required pursuant to the term of the Senior Indenture.

(b) Not less than ten (10) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver a conditional notice of optional redemption (a “Subordinated Notes Redemption Notice”) for all of the outstanding principal amount of the Subordinated Notes pursuant to the requisite provisions thereof, conditioned on the occurrence of the Closing, and such Subordinated Notes Redemption Notice shall otherwise comply with the terms of the redemption provisions of the Subordinated Notes. The Company shall provide Buyer with a reasonable opportunity to review and comment on drafts of the definitive documentation for any such redemption. On the Closing Date, following receipt of the Purchase Price from the Buyer, the Company shall redeem the Subordinated Notes from the holders thereof.

5.12 Debt and Equity Financing.

(a) The Buyer shall use its reasonable best efforts to consummate the Equity Financing and Debt Financing on a timely basis to facilitate the Closing when required by Section 2.1 on the terms and conditions described in the Equity Commitment Letters and the Debt Commitment Letters, including using reasonable best efforts to (i) maintain in effect the Commitment Letters, (ii) satisfy (or obtain waivers to satisfy) on, or prior to, the Closing Date, all conditions to funding in the Commitment Letters and such definitive agreements to be entered into pursuant thereto applicable to the Buyer that are within the Buyer’s control, (iii) negotiate definitive agreements with respect to the Debt Financing on terms and conditions described in the Debt Commitment Letter in all material respects and (iv) enforce its rights under the Commitment Letters, including (in the case of the Debt Commitment Letters, but not in the case of the Equity Commitment Letters), instituting lawsuits in order to enforce its rights under the Debt Commitment Letters; provided that, subject to the limitations set forth in Section 8.14, nothing in this Agreement shall limit or preclude the Company from instituting lawsuits against the Equity Investors (or the general partner of the Fund) pursuant to the Draw-Down Rights Assignment Agreement or against the Fund pursuant to the Fund Commitment Letter.

(b) In the event any portion of the Equity Financing or Debt Financing becomes unavailable on the terms and conditions contemplated in the applicable Commitment Letter: (x) the Buyer shall notify the Company as soon as reasonably practicable after becoming aware thereof (and in any event within two Business Days) and (y) the Buyer shall use its reasonable best efforts to arrange to obtain any such unavailable portion from alternative sources (the “Alternative Financing”) from alternative sources (such alternative sources for any Debt

Financing, together with the Lenders and any permitted assignees thereof, the “Debt Financing Sources”), which (A) together with the funds under the remaining Commitment Letters would be in an amount sufficient for Buyer to obtain the Required Amount at Closing and consummate the transactions contemplated by this Agreement and on terms that are not materially less favorable, taken as a whole, to the Company than those in the applicable Commitment Letter (including flex provisions) as in effect on the date hereof, (B) would not impose new or additional conditions or otherwise expand any of the conditions to the provision of all or any portion of the Debt Financing or Equity Financing (in each case as compared to the Debt Commitment Letters or Equity Commitment Letters in effect as of the date of this Agreement), (C) would not reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement and (D) would not adversely impact the ability of the Buyer, the Fund or the Company to enforce its rights (in the case of the Company, which may be the right to cause the Buyer or Fund to enforce its rights) against the parties to the commitments for such Alternative Financing (as compared to such rights against the Fund and Equity Investors under the Equity Commitment Letters (including the Draw-Down Rights Assignment Agreement) in effect as of the date of this Agreement or the Lenders under the Debt Commitment Letters in effect as of the date of this Agreement).

(c) The Buyer shall, upon request of the Company, keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the Debt Financing and Equity Financing (and any Alternative Financing). Without limiting the generality of the foregoing, the Buyer shall notify the Company as promptly as reasonably practicable (i) if there exists any material breach, material default, repudiation, cancellation or termination by any party to a Commitment Letter, in each case, of which the Buyer obtains knowledge, (ii) of the receipt by the Buyer of any written notice or other written communication from any Lender or Equity Investor with respect to (x) any material breach, material default, repudiation, cancellation or termination by any party to a Commitment Letter or (y) a material dispute or disagreement between Buyer and the Fund or between or among Buyer and/or the Fund, on the one hand, and any Lenders, Equity Investors or other parties to any Equity Commitment Letter, Debt Commitment Letter, or any definitive document related to the Debt Financing, on the other hand, with respect to the obligation to fund the Debt Financing or the Equity Financing, as applicable, at Closing on the terms and conditions set forth in the applicable Commitment Letters; provided that in no event will the Buyer be under any obligation to disclose any information pursuant to this Section 5.12(c) that is subject to attorney-client or similar privilege (subject to Buyer and the Company collaborating in good faith to make alternative arrangements to allow for such disclosure in a manner that does not result in loss of attorney-client or similar privilege). The Buyer shall not (and shall cause the Fund, any feeder funds of the Fund and the general partner of the Fund and any feeder fund thereof to not) amend, supplement, modify or waive any provision of any Commitment Letter or definitive agreements relating to the Financing other than (A) to (1) add lenders, arrangers, bookrunners, agents or similar entities, as applicable, (2) implement or exercise any of the flex provisions contained in the Debt Commitment Letters and (3) reallocate commitments or assign or reassign titles or roles to, or between or among, any parties to the Debt Commitment Letters or (B) otherwise so long as such amendments, supplements, modifications and waivers (1) would not impose new or additional conditions or otherwise expand any of the conditions to the provision of all or any portion of the Debt Financing or Equity Financing (in each case as compared to the Debt Commitment Letters or Equity Commitment Letters in effect as of the date of this Agreement), (2) would not reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement, (3) would not adversely impact the ability of the Buyer, the Fund, any feeder fund of the Fund, the general partner of the Fund or any feeder fund thereof or the Company to enforce its rights (in the case of the Company, which may be the right to cause the Buyer, the Fund, any feeder fund of the Fund or the general partner of the Fund or any feeder fund thereof to enforce its rights) (as compared to such rights against the Fund, any feeder fund of the Fund, the general partner of the Fund or any feeder fund and Equity Investors under the Equity Commitment Letters (including the Draw-Down Rights Assignment Agreement) in effect as of the date of this Agreement or the Lenders under the Debt Commitment Letters in effect as of the date of this Agreement) and (4) would not reduce the amount of funds available at Closing under all the Commitment Letters in the aggregate to an amount less than an amount equal to the Required Amount.

(d) Notwithstanding anything to the contrary in this Agreement, except for the Company’s right to cause the Buyer to enforce its rights under the Debt Commitment Letter, the Company hereby waives any rights or claims it may have against any Debt Financing Source or any of their respective Affiliates and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees or Representatives (collectively, the “Debt Financing Source Related Parties”) in connection with this Agreement, the Debt Financing or the Debt Commitment Letters, whether at law or equity, in contract, in tort or otherwise, and the Company (on behalf of itself and each of its controlled Affiliates and its and their respective directors, officers and employees) agrees not to commence (and if commenced, agrees to dismiss or otherwise terminate) any dispute, suit, claim, litigation, investigation, proceeding or other action against any Debt Financing Source Related Party in connection with this Agreement, the Debt Financing or the Debt Commitment Letters. In furtherance and not in limitation of the foregoing waiver, it is agreed that no Debt Financing Source Related Party shall have any liability for any claims, losses, settlements, damages, costs, expenses, fines or penalties to the Company (or any of its current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees and Representatives) in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 5.12(d) shall in any way limit or modify the rights and obligations of the Buyer under the Debt Commitment Letters or the definitive agreements related thereto.

5.13 Financing Assistance from the Company.

(a) Prior to the Closing the Company shall, and shall cause each of its Subsidiaries and Representatives to, use its and their reasonable best efforts to provide all cooperation reasonably requested by the Buyer in connection with the arrangement of the Debt Financing in a manner that does not unreasonably interfere with the business or ongoing operations of the Company relative to what similar financings contemplated by the Debt Commitment Letter would reasonably be expected to cause, including:

(i) participating and making the appropriate senior officers of the Company available to participate in a reasonable number of meetings (including customary one-on-one meetings with Lenders and potential financing sources and senior management and other Representatives of the Company), due diligence sessions, drafting sessions, presentations, “road shows” and sessions with prospective rating agencies;

(ii) cooperating with the marketing efforts and due diligence efforts of the Buyer and its financing sources, including assisting with the preparation of customary offering memoranda, private placement memoranda, bank offering memoranda (including a bank information memorandum that does not include material non-public information), syndication memoranda, lender presentations and similar documents and other customary marketing materials (including delivering customary representation letters, authorization letters, confirmations and undertakings as contemplated by the Debt Commitment Letters) required in connection with the Debt Financing;

(iii) using reasonably best efforts to provide the Buyer and its financing sources with the Required Information to the extent not already provided and other pertinent information regarding the business of the Company as may be reasonably requested in writing by the Buyer in order to consummate the Debt Financing and supplementing the same to the extent any such Required Information or other information, to the knowledge of the Company, contains any material misstatement of fact or omits to state any material fact necessary to make such information no misleading, as soon as reasonably practicable after obtaining knowledge thereof;

(iv) using reasonably best efforts to take such actions are reasonably requested by the Buyer to assist with collateral audits and due diligence examination, including collateral eligibility criteria and other related criteria described in or contemplated by the Debt Commitment Letters and granting any valuation agent acting on behalf of the Debt Financing Sources, at reasonable times and on reasonable advance notice, access to the books and records in respect of the Purchased Assets necessary for the preparation of a valuation report with respect to the Purchased Assets to be included in the collateral contemplated by the Debt Financing;

(v) providing reasonable assistance with the preparation of the borrowing base certificate contemplated by the Debt Commitment Letters and facilitating the granting of a security interest (and perfection thereof) in the collateral contemplated by the Debt Financing; and

(vi) at least three (3) Business Days prior to Closing, providing all documentation and other information about the Applicable Entities that the Debt Financing Sources have reasonably determined is required to comply with applicable Law that is requested at least ten (10) Business Days prior to Closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act;

provided, that nothing in this Agreement, (including this Section 5.13) shall (x) require any such cooperation to the extent that it would (A) require the Company or any of its Subsidiaries to enter into or approve any agreement or other documentation (other than the representation letters, authorization letters, confirmations and undertakings referred to in clause (ii) above) , (B) require the Company, or any of its Subsidiaries or any of their respective boards of directors (or equivalent bodies) to approve or authorize the Debt Financing (provided, that the Company and its Subsidiaries shall cooperate with the Buyer to appoint Buyer’s designees to the respective boards of directors (or equivalent bodies) of the Applicable Entities as of Closing for purposes of approving resolutions, the effectiveness of which is to be conditioned upon the Closing, related to the Debt Financing), (C) cause any condition to the Closing set forth in Section 6.1 or Section 6.2 to not be satisfied or otherwise cause any breach of this Agreement or (D) conflict with or violate the Company’s or is Subsidiaries’ respective organizational documents, any applicable Law, any fund documentation or Definitive Agreement or other material Contracts or (y) require the Company, any of its Subsidiaries or any Representative thereof to cause the delivery of legal opinions, reliance letters or any certificates (other than the representation letters, authorization letters, confirmations and undertakings referred to in clause (ii) above).

(b) Prior to Closing or in the event this Agreement is terminated, the Buyer shall, promptly upon the request of the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company and its Subsidiaries in connection with the cooperation contemplated by Section 5.13(a) and shall, indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims and out-of-pocket costs or expenses suffered or incurred by any of them in connection with the Equity Financing or Debt Financing (including any actions under this Section 5.13) and any information utilized in connection therewith (other than any information prepared or provided by the Company or any of its Subsidiaries or any of their respective Representatives) except, in each case with respect to the foregoing indemnity, to the extent resulting from bad faith, gross negligence or willful misconduct of the Company or any of its Subsidiaries or any of their respective Representatives.

(c) Notwithstanding anything to the contrary in this Agreement, the Company shall not be deemed to have breached this Section 5.13 unless it takes an action (or fails to take an action) that it knew (or should have known) would result in a breach of this Section 5.13 and once notified that such action (or failure to act) is or would result in a breach of this Section 5.13, it fails to cure such breach promptly (and in any event within 2 Business Days of becoming so aware or so notified).

5.14 Notifications and Consultation.

(a) The Company shall deliver to Buyer on a weekly basis an updated Purchased Investments Tape as of a date no later than two (2) Business Days prior to the date of its delivery and shall use its reasonable best efforts to ensure that such Purchased Investments Tape is, except for de minimis inaccuracies, true, correct and accurate as of the date of such Purchased Investments Tape. The Company shall provide Buyer with reasonable access to the personnel and records of the Company and its Subsidiaries to assist Buyer in evaluating such Purchased Investments Tapes and to confirm that the Company has complied with its obligations under this Agreement, including Section 5.1.

(b) The Company shall deliver to Buyer on the date that is five (5) Business Days prior to the Closing (i) an updated Purchased Investments Tape as of the close of business on such date (the “Closing Purchased Investments Tape”) and the Company shall use its reasonable best efforts to ensure that such Purchased Investments Tape is, except for de minimis inaccuracies, true, correct and accurate as of the date of such Closing Purchased Investments Tape, and (ii) a reconciliation of all loans and other investments set forth on such Purchased Investments Tape to the Signing Date Investments. The Company shall, at the request of Buyer, cause its Chief Financial Officer, Chief Investment Officer and other personnel requested by Buyer to meet with Buyer no later than two (2) Business Days after the delivery of such Purchased Investments Tape to discuss such Purchased Investments Tape.

5.15 Certain Tax Matters.

(a) If requested by the Buyer, the Company shall reasonably cooperate with the Buyer in requesting that a so-called “Section 754 election” be made by any Entity to which an equity co-investment listed on Schedule A of the Company Disclosure Letter relates that is effective for the taxable year of such Entity that includes the Closing Date.

(b) After the Closing Date, each of the Company and the Buyer shall (and shall cause their respective Affiliates to) use their commercially reasonable efforts to: (i) assist the other party in preparing any Tax Returns that such other party is responsible for preparing and filing; (ii) cooperate in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns relating to the Purchased Assets (including any Tax Returns required to be filed by the Applicable Entities); (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents regarding Taxes payable in respect of the Purchased Assets or the Assumed Liabilities (including Taxes payable by the Applicable Entities) in their possession; (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments regarding Taxes payable in respect of the Purchased Assets or the Assumed Liabilities (including Taxes payable by the Applicable Entities); and (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such Taxes.

(c) In the event that, following the Closing Date, any Applicable Entity is properly treated, for U.S. federal income tax purposes, as a partnership between the Buyer or any of its Affiliates, on one hand, and the Company or any of its Affiliates, on the other hand, the Buyer shall prepare and file (or cause to be prepared and filed) any Tax Returns required to be filed by such Applicable Entity in good faith consultation with the Company and incorporating any reasonable comments of the Company and the Company shall reimburse the Buyer for the Company’s pro rata share (determined in accordance with the relative ownership of the equity interests in such Applicable Entity) of any out-of-pocket expenses reasonably incurred by the Buyer in preparing and filing such Tax Returns.

5.16 Cash Collateral. Following the Closing, in the event the Buyer or any of its Subsidiaries receives any cash collateral posted to secure the obligations under the Repurchase Facilities, Buyer shall, or shall cause its Subsidiaries, to promptly remit any such cash collateral to the Company.

5.17 Termination Fee Deposit. The Buyer shall cause the Fund to, and the Company shall use, their respective reasonable best efforts to enter into a Collateral Account Control Agreement within five (5) Business Days after the date of this Agreement substantially in the form set forth on Exhibit E (the “Control Agreement”) with The Bank of New York Mellon as the depositary bank (such bank or another bank reasonably acceptable to the Company, the “Depositary Bank”). In accordance with the terms of the Limited Guarantee, the general partner of the Fund and any feeder funds thereof will, promptly following the date of this Agreement, call capital from the limited partners of the Fund and any feeder funds thereof in an aggregate amount equal to the Buyer Termination Fee plus $5 million (the “Termination Fee Deposit”) and upon receipt of such capital, the Fund will promptly (and in any event within two (2) Business Days) deposit the Termination Fee Deposit with the Depositary Bank to be held in an account (the “Deposit Account”) subject to the terms of the Control Agreement (if such agreement is then in effect) and this Agreement. The Termination Fee Deposit shall only be released by the Depositary Bank (a) pursuant to Section 7.2 in connection with the termination of this Agreement or (b) in connection with the Closing, at the direction of the Buyer, to transfer such funds to the Company in partial satisfaction of the Purchase Price and each of the Company and the Buyer (on behalf of itself and the Fund) agrees to issue a “joint instruction” under the Control Agreement to cause the Depositary Bank to release the Termination Fee Deposit as so contemplated and The Company agrees not to issue any instruction or notice (including, in the case of the Company, a “notice of exclusive control”) to the contrary. For the avoidance of doubt, the Fund shall not remove (and the Buyer shall cause the Fund to not remove) all or any portion of the Termination Fee Deposit from the Deposit Account except in accordance with the foregoing.

ARTICLE VI.

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) This Agreement shall have been adopted by the Requisite Company Stockholder Approval.

(b) The waiting period applicable to the Closing under the HSR Act shall have expired or been earlier terminated.

(c) No Order issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Closing shall be in effect and no Law shall have been enacted by any Governmental Entity which prohibits or makes illegal the consummation of the Closing.

6.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to effect the Closing are also subject to the satisfaction (or waiver by the Buyer) at or prior to the Closing of the following conditions:

(a) The representations and warranties of the Company set forth in (i) Section 3.5(a) and Section 3.5(d)(i) shall be true and correct in all respects (without giving effect to any de minimis qualifiers therein) both when made and as of the Closing as if made as of such date (except to the extent that any such representation or warranty is made as of an earlier date, in which case as of such date) other than inaccuracies that, if taken into account as of September 30, 2017, would not result in the Aggregate 9/30 Net Book Value and Aggregate 9/30 Equity Carrying Value of all the Signing Date Investments set forth on Schedule A decreasing by $5 million or more in the aggregate (it being understood and agreed that if such inaccuracy is a failure to own, as of September 30, 2017, a Signing Date Investment that was set forth in Schedule A such inaccuracy shall result in a corresponding decrease in the Aggregate 9/30 Net Book Value and Aggregate 9/30 Equity Carrying Value of the Signing Date Investments in the aggregate)), (ii) Section 3.1, Section 3.2, Section 3.5(b), Section 3.5(c), Section 3.5(e), Section 3.5(g), Section 3.5(h), Section 3.8, Section 3.10 and, unless the Owned Real Property or NWP News LLC is sold prior to the Closing, Section 3.11(a) shall be true and correct in all material respects both when made and as of the Closing as if made as of such dates (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case as of such earlier date), (iii) Section 3.5(d)(ii) and Section 3.12 shall each be true and correct in all respects both when made and as of the Closing as if made as of such dates (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case as of such earlier date), and (iv) the other sections in Article III not referenced in clauses (i), (ii) or (iii) above shall be true and correct in all respects (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) both when made and as of the Closing as though made on and as of such dates (except to the extent that any such representation or warranty is expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failures of any such representations and warranties to be so true and correct, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) The Company shall have complied in all material respects with the covenants required to be complied with by the Company under this Agreement at or prior to the Closing Date.

(c) The Buyer shall have received a certificate signed on behalf of the Company, by an executive officer of the Company, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) The Company and its Subsidiaries shall have delivered to Buyer and the Designated Buyer Entities the documents described in, and otherwise complied with, Section 2.3(a).

(e) All conditions precedent to closing under the Merger Agreement have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the transactions contemplated by the Merger Agreement; provided, that such conditions will be satisfied upon the closing of the Merger) and Buyer has received the irrevocable, unconditional commitment of each of the Company, Parent and Merger Sub that the Merger will occur immediately following the Closing.

6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction (or waiver by the Company) at or prior to the Closing of the following conditions:

(a) The representations and warranties of the Buyer set forth in Article IV shall be true and correct in all respects as of the Closing as if made as of the Closing, (except to the extent such representation or warranty expressly is made as of an earlier date, in which case as of such earlier date), except where the failures of any such representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) The Buyer shall have complied in all material respects with the covenants required to be complied with by the Buyer under this Agreement at or prior to the Closing Date.

(c) The Company shall have received a certificate signed on behalf of the Buyer, by an executive officer of the Buyer, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) All conditions precedent to closing under the Merger Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the transactions contemplated by the Merger Agreement; provided, that such conditions are capable of being satisfied at the closing thereof) and the Company has received the irrevocable, unconditional commitment of Parent and Merger Sub that the Merger will occur immediately following the Closing.

(e) The Buyer and the Designated Buyer Entities shall have delivered to the Company and its Subsidiaries the documents described in, and otherwise complied with, Section 2.3(b).

ARTICLE VII.

TERMINATION AND AMENDMENT

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of the Buyer and the Company in a written instrument;

(b) by either the Buyer or the Company, by written notice to the other party, if any court or other Governmental Entity of competent jurisdiction shall have issued a final nonappealable Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Closing;

(c) by either the Buyer or the Company, by written notice to the other party, if the Closing shall not have occurred on or before April 16, 2018 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing has been the primary cause of the failure of the Closing to occur on or before the End Date; provided further that Buyer’s failure to consummate the Closing when required under this Agreement as a result of the Financing not being available shall not be considered a breach of, or failure to perform under, this Agreement for purposes of this Section 7.1(c);

(d) by either the Buyer or the Company, by written notice to the other party, (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement of such party contained herein) if the other party shall have breached any of the representations, warranties, covenants or agreements made by such other party herein, and such breach (i) is not cured within twenty (20) Business Days (or, if earlier, two (2) Business Days prior to the End Date) following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the End Date and (ii) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VI;

(e) by either the Buyer or the Company, by written notice to the other party, if the Requisite Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the approval of the transactions contemplated by this Agreement was taken;

(f) by Buyer, by written notice to the Company, prior to the Requisite Company Stockholder Approval having been obtained, (i) if the Company shall have materially breached Section 5.5 or (ii) if the Board of Directors of the Company shall have made a Change in Company Recommendation;

(g) by the Company, by written notice to the Buyer, prior to the Requisite Company Stockholder Approval having been obtained and subject to compliance with Section 5.5(g) in order to enter into a definitive agreement to effect a Superior Proposal; provided, that (x) substantially concurrently with such termination the Company enters into such agreement to effect such Superior Proposal and (y) concurrently or prior to such termination, the Company shall have paid the Go Shop Termination Fee or Termination Fee, as applicable, in accordance with Section 7.2(c) or Section 7.2(d);

(h) by the Company, by written notice to the Buyer, if (i) all of the conditions in Section 6.1 and Section 6.2 have been satisfied or waived by the Buyer (other than those conditions that by their nature are to be satisfied at the Closing; provided, that such conditions are capable of being satisfied if the Closing were to occur on the date of delivery by the Company of notice under this Section 7.1(h)), (ii) on the date the Closing should have occurred pursuant to Section 2.1, the Company has delivered written irrevocable notice to the Buyer that the Company is ready, willing and able to consummate the Closing and the Merger, and (iii) the Buyer has failed to consummate the Closing on or before the third (3rd) Business Day after the date the Closing should have occurred pursuant to Section 2.1 (or, if earlier, the Business Day immediately prior to the End Date), and the Company stood ready, willing and able to consummate the Closing throughout such period;

(i) by the Company, by written notice to Buyer, if (A) (1) the Depositary Bank has not received the Termination Fee Deposit by the close of business on the date thirty days after the date hereof or (2) after the deposit of the Termination Fee Deposit in the Deposit Account the Buyer or the Fund removes all or any portion of the Termination Fee Deposit from the Deposit Account other than in accordance with the terms of this Agreement or (B) the Control Agreement has not been executed by Buyer (or the appropriate Affiliate thereof) by the close of business on the date thirty days after the date hereof; or

(j) by either Buyer or the Company, by written notice to the other party, if the Merger Agreement shall have been terminated.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Buyer or the Company as provided in Section 7.1, this Agreement shall forthwith become null and void and have no effect, and there shall be no liability of any nature whatsoever hereunder (or in connection with the transactions contemplated by this Agreement) on the part of the Buyer or the Company (or any of their respective Subsidiaries or Representatives), except that (i) the Confidentiality Agreement shall survive any termination of this Agreement, (ii) this Section 7.2 and Article VIII shall survive any termination of this Agreement and (iii) subject to Section 7.2(h), a party shall not be relieved or released from any Liabilities or damages arising out of its willful and material breach of any provision of this Agreement. For purposes of this Section 7.2, a “willful and material breach” shall mean a material breach that is a consequence of an act or failure to act undertaken by the breaching party with the knowledge that the taking of such act or failure to act would, or would be reasonably expected to, cause a breach of this Agreement; provided, that a failure by the Buyer to consummate the Closing if the Debt Financing is not available shall not be a “willful and material breach.”

(b) If this Agreement is terminated (A) by the Company pursuant to Section 7.1(d) (other than such termination resulting from a breach of the representations and warranties in Section 4.11), Section 7.1(h) or Section 7.1(i)(A) or (B) by the Buyer pursuant to Section 7.1(c) in a circumstance where the Company could have terminated the Agreement pursuant to one or more of the sections referenced in clause (A) above in accordance with its terms at the time of such termination by Buyer pursuant to Section 7.1(c), the Buyer shall pay or cause to be paid to the Company, by wire transfer of immediately available funds, $25 million (the “Buyer Termination Fee”) no later than two (2) Business Days after the date of such termination. The Buyer Termination Fee shall be paid by the release of funds held in the Deposit Account to the Company (provided if this Agreement is terminated pursuant to Section 7.1(i), the Company shall retain all rights and remedies against the Buyer under this Agreement and against the Fund, the feeder funds thereof, the Equity Investors and the general partner of the Fund under the Limited Guarantee and Draw-Down Rights Assignment Agreement in order to obtain payment of the Buyer Termination Fee).

(c) The Company shall pay the Buyer, by wire transfer of immediately available funds, an amount equal to $7 million (the “Go Shop Termination Fee”) if (i) this Agreement is terminated by the Company pursuant to Section 7.1(g) to enter into a definitive agreement to effect a Superior Proposal with an Excluded Party, provided that the initial Superior Proposal Notice with respect to such Excluded Party was validly delivered to Buyer no later than the date that is fourteen days after the No-Shop Period Start Date or (ii) this Agreement is terminated under Section 7.1(j) after the Merger Agreement had been terminated under Section 7.1(g) of the Merger Agreement in a circumstance in which the Go Shop Termination Fee (as defined in the Merger Agreement) was payable to Parent under Section 7.2(b) therein; provided further that in the case of clauses (i) and (ii), the payment of the Go Shop Termination Fee shall be made concurrently with or prior to such termination of this Agreement.

(d) The Company shall pay the Buyer, by wire transfer of immediately available funds, an amount equal to $10.5 million (the “Termination Fee”) if (i) this Agreement is terminated by the Buyer pursuant to Section 7.1(f), which payment shall be made within two (2) Business Days of the date of such termination, (ii) this Agreement is terminated by the Company pursuant to Section 7.1(g) in a circumstance in which the Go Shop Termination Fee is not payable or (iii) this Agreement is terminated under Section 7.1(j) after the Merger Agreement had been terminated under Section 7.1(f) or Section 7.1(g) of the Merger Agreement in a circumstance in which the Termination Fee (as defined in the Merger Agreement) was payable to Parent under Section 7.2(c) therein; provided further that in the case of clauses (ii) and (iii) the payment of the Termination Fee shall be made concurrently with or prior to such termination of this Agreement.

(e) If (i) this Agreement is terminated by (A) either the Buyer or the Company pursuant to Section 7.1(e), (B) by either the Buyer or the Company pursuant to Section 7.1(c), (C) by the Buyer pursuant to Section 7.1(d) or (D) by either the Buyer or the Company pursuant to Section 7.1(j)

after the Merger Agreement had been terminated (x) by the Company or Parent pursuant to Section 7.1(c) or Section 7.1(e) of the Merger Agreement or (y) by Parent pursuant to Section 7.1(d) of the Merger Agreement, and (ii) (x) an Acquisition Proposal shall have been made to the Company (but not publicly announced) and such Acquisition Proposal has not been unconditionally withdraw prior to the termination of this Agreement or (y) an Acquisition Proposal shall have been publicly announced at any time after the date of this Agreement and prior to the termination of this Agreement and (iii) within twelve (12) months after such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, the Company shall pay the Buyer, by wire transfer of immediately available funds, the Termination Fee on or before the second (2nd) Business Day after the date such Acquisition Proposal is consummated. For purposes of this Section 7.2(e), all references to “twenty percent (20%) or more” in the definition of Acquisition Proposal shall instead refer to “fifty percent (50%) or more”.

(f) The parties acknowledge and agree that in no event shall (i) the Company be required to pay both the Go Shop Termination Fee and the Termination Fee, it being understood and agreed that only one payment of either the Go Shop Termination Fee or the Termination Fee shall ever be payable hereunder and (ii) the Buyer be required to pay the Buyer Termination Fee on more than one occasion.

(g) The Company and the Buyer agree that the agreements contained in Section 7.2 are integral parts of the transactions contemplated by this Agreement and that none of the Buyer Termination Fee, the Go Shop Termination Fee or the Termination Fee shall constitute a penalty but are liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. If, in order to obtain such payment, the Company commences a suit against the Buyer, or the Buyer commencing a suit against the Company, that results in a judgment for the payment of the Buyer Termination Fee or for the payment of the Go Shop Termination Fee or Termination Fee, as applicable, the Buyer or the Company, as applicable, shall also be required to pay to the other party interest on the termination fee that was so payable at the annual rate equal to the prime rate, as published in The Wall Street Journal in effect on the date such payment was required to be made, through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law (“Interest Expense”). Any Interest Expense to be paid to the Company shall be paid by the release of funds held in the Deposit Account to the Company.

(h) Notwithstanding anything to the contrary in this Agreement, if the Buyer breaches this Agreement or fails to perform any of its covenants, obligations or agreements hereunder (whether such breach or failure is willful and material, unintentional or otherwise), the sole and exclusive remedies (whether such remedies are sought in equity or at law, in contract, in tort or otherwise) of the Company against the Buyer for any losses, damages, costs, expenses, obligations or liabilities arising out of or related to this Agreement (or any breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement), the transactions contemplated by this Agreement (or any failure of such transactions to be consummated), the Commitment Letters and the financings contemplated therein (or any failure of such financings to be consummated) shall be (i) prior to termination of this Agreement, the right to obtain an injunction, specific performance or other equitable relief in accordance with the terms and subject to the limitations of Section 8.14; and (ii) the Company’s right to terminate this Agreement in accordance with Section 7.1 and (x) receive (A) the Buyer Termination Fee (and any Interest Expense) in the circumstances under which such fee is payable pursuant to Section 7.2(b) and (B) all reimbursement and indemnification payments obligated to be paid pursuant to Section 5.13 and (y) if this Agreement has been terminated in circumstances in which the Buyer Termination Fee is not payable pursuant to Section 7.2(b) and there has been a willful and material breach of this Agreement by Buyer, seek money damages from the Buyer with respect to any of Buyer’s willful and material breaches of any of its representations, warranties, covenants, obligations or agreements contained in this Agreement. Notwithstanding anything in this Agreement to the contrary, in no event shall the Buyer have any monetary liability or obligations in excess of an amount equal to (1) the amount of the Buyer Termination Fee plus (2) all reimbursement and indemnification payments obligated to be paid pursuant to Section 5.13. While the Company may pursue both a grant of specific performance in accordance with Section 8.14 and the payment of the Buyer Termination Fee, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in the Closing occurring and the Buyer Termination Fee.

(i) The Buyer agrees that upon any termination of this Agreement under circumstances where the Go Shop Termination Fee or Termination Fee, as applicable, is payable by the Company pursuant to this Section 7.2, the Buyer shall be precluded from any remedy against the Company, at law or in equity or otherwise other than payment by the Company to the Buyer of such Go Shop Termination Fee or Termination Fee if and when payable hereunder (together with any interest thereon), and neither Buyer nor any of its affiliates shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of its Subsidiaries or any of their respective directors, officers, employees, other Representatives in connection with this Agreement or the transactions contemplated hereby (or the Merger Agreement or the transactions contemplated thereby).

(j) In the event this Agreement is terminated in circumstances in which the Buyer Termination Fee is not payable, then all funds in the Deposit Account shall be released (and the Buyer and the Company shall cause such release) to the Buyer or its designee promptly after the termination of this Agreement. In all other circumstances, once the Depositary Bank has disbursed to the Company the funds to which it is entitled under this Agreement, the Company shall instruct the Depositary Bank to release any remaining funds to Buyer (or its designee). Notwithstanding anything to the contrary in this Section 7.2(j), (i) if this Agreement is terminated in circumstances in which a Buyer Termination Fee is not payable but the Company believes in good faith it is entitled to monetary damages from the Buyer in respect of a willful and material breach of this Agreement by the Buyer, (ii) the Company notifies Buyer in writing of its belief that Buyer has willfully and materially breached this Agreement and as a result the Company is entitled to monetary damages pursuant to the terms of this Agreement (which notice includes a reasonably detailed description of such breach) within seven (7) days of the date of termination of this Agreement and (iii) the Company institutes a lawsuit against Buyer in respect of such willful and material breach within thirty (30) days of the termination of this Agreement for such damages, the Buyer shall not withdraw the Buyer Termination Fee from the Deposit Account until the resolution of such lawsuit pursuant to a final determination of a court of competent jurisdiction or written settlement agreement between the Buyer and the Company. Upon such resolution, the Buyer and the Company shall (and the Buyer shall cause the Fund to) take such actions as to release the funds in the Deposit Account in accordance with such resolution.

ARTICLE VIII.

GENERAL PROVISIONS

8.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument or certificate delivered pursuant to this Agreement shall survive the Closing, except for (i) (A) Section 1.3, Section 1.4, Section 2.2(c) and (d), Section 2.4, the last sentence of Section 5.11(a), the last sentence of Section 5.11(b), Section 5.15, Section 5.16, Section 7.2 and (B) those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Closing and (ii) this Article VIII.

8.2 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters contemplated by this Agreement by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company’s stockholders, no amendment may be made which by Law requires the further approval of the stockholders of the Company without the receipt of such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding anything to the contrary, any amendment or waiver to a DFS Provision shall not be effective as to any Debt Financing Source without the written consent of such Debt Financing Source.

8.3 Extension; Waiver. At any time prior to the Closing, the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No DFS Provision may be waived without the prior written consent of the Debt Financing Sources.

8.4 Expenses. Except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense whether or not the Merger is consummated. The Buyer shall bear any filing fees in connection with the HSR Act filing.

8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery (but if such day is not a Business Day, the first Business Day following such day) if delivered personally, by facsimile or electronic transmission of a PDF document (in each case, with confirmation), on the first Business Day following the date of dispatch if delivered by an overnight courier (with confirmation) or on the third Business Day following the date of mailing if delivered by registered or certified mail (return receipt requested) to the parties at the following addresses, facsimile numbers or email addresses (or at such other address, facsimile number or email address for a party as shall be specified by like notice):

(a)	if to the Company, to:

NewStar Financial, Inc.

500 Boylston Street, Suite 1250

Boston, MA 02116

Attention:         Robert K. Brown

Email:               rbrown@newstarfin.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:         Lee Meyerson

Facsimile:         (212) 455-2502

Email:               lmeyerson@stblaw.com

(b)	if to the Buyer, to:

GSO Diamond Portfolio Holdco LLC

345 Park Avenue

New York, NY 10154

Attention:         Dan Smith and Brad Colman

Facsimile:         (646) 455-4525

Email:               dan.smith@gsocap.com

                           brad.colman@gsocap.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Attention:         Sean M. Carney

                           Mark D. Werner

                           Scott R. Williams

Facsimile:         (312) 853-7036

Email:               mwerner@sidley.com

                           scarney@sidley.com

                           swilliams@sidley.com

8.6 Interpretation. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Sections and Exhibits are to Sections and Exhibits of this Agreement unless otherwise specified. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Unless the context otherwise requires, “neither”, “nor”, “any”, “either” and “or” are not exclusive. When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars. References to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to a document, list or other item being “made available” by the Buyer means that such document, list or item was posted before the date hereof in an electronic dataroom established by the Buyer, with access granted to either the Company or its counsel. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted. All Exhibits and Annexes accompanying this Agreement and all information specifically referenced in any such Exhibit or Annex form an integral part of this Agreement, and references to this Agreement include reference to them. Any capitalized term used in any Exhibit, Annex or the Company Disclosure Letter or the Buyer Disclosure Letter but not otherwise defined therein shall have the meaning set forth in this Agreement.

8.7 Counterparts. This Agreement may be executed in counterparts (including via facsimile or pdf), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.8 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

8.9 Governing Law; Jurisdiction.

(a) Subject to Section 8.9(c), this Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of laws provisions.

(b) Subject to Section 8.9(c), each of the parties (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware, (iv) waives any objection that it may now or hereafter have to the venue of any such Action in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware or that such Action was brought in an inconvenient court and agrees not to plead or claim the same and (v) consents to service being made through the notice procedures set forth in Section 8.5. Each of Buyer and the Company hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.5 shall be effective service of process for any Action in connection with this Agreement or the transactions contemplated hereby. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) Notwithstanding anything to the contrary in this Agreement, each of the parties acknowledges and irrevocably: (i) agrees that any Action, whether at law or in equity, in contract, in tort or otherwise, involving any of the Debt Financing Source Related Parties arising out of, or relating to, this Agreement, the transactions contemplated hereby or the Debt Financing, the Debt Commitment Letters or the performance of services thereunder or related thereto (a “DFS Action”) will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and submits to the exclusive jurisdiction of such court with respect to any such claim, action or proceeding; (ii) agrees not to bring (and not to support anyone else in bringing) any DFS Action in any other court; (iii) waives, to the fullest extent permitted by applicable Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any DFS Action in any such court; (iv) waives any right such party may have to a trial by jury in respect of any DFS Action and (v) agrees that, except as set forth in the Debt Commitment Letters, any DFS Action will be governed and construed in accordance with the laws of the State of New York.

8.10 Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a valid and enforceable substitute provision to effect the original intent of the parties.

8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party, except that at the Closing the Buyer may assign its rights under this Agreement as collateral to the applicable Debt Financing Sources in connection with the Debt Financing.

8.12 Third Party Beneficiaries.

(a) Except for (i) Section 2.4, which is for the benefit of the CVR Committee, (ii) Section 5.12(d), Section 7.2(h), the last sentence of Section 8.2, Section 8.3, Section 8.9(c), Section 8.11 and this Section 8.12 (collectively, the “DFS Provisions”) which shall be for the benefit of, and enforceable by, the Debt Financing Sources as express third-party beneficiaries thereof, and (iii) Section 8.15 which shall be for the benefit of, and enforceable by, the Persons described therein, this Agreement is not intended to confer upon any Person other than the parties any rights or remedies hereunder.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 8.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.13 Further Assurances. From time to time following the Closing, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other party; provided, however, except as set forth in Article II, nothing in this Section 8.13 shall require either party or its Affiliates to pay money to, commence or participate in any Action with respect to, or offer or grant any accommodation (financial or otherwise) to, any third party following the Closing.

8.14 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and seek to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties further agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereby waives any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate. Each of the parties hereby waive any requirement for the other party to post any bond or other security as a condition to institute any proceeding for specific performance, an injunction or other equitable relief hereunder.

(b) Notwithstanding anything to the contrary contained in this Agreement (including Section 8.14(a)), it is agreed that the Company shall have the right to seek to obtain an injunction or specific performance to enforce Buyer’s obligation to effect the Closing in accordance with the terms of this Agreement and the Buyer’s right to cause the Fund to fund under the Equity Commitment Letter in accordance with the terms thereof if and only if (i) all conditions in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (but subject to the satisfaction of such conditions at the Closing) at the time when the Closing is required to occur pursuant to Section 2.1, (ii) the Debt Financing has been funded or will be funded at the Closing on the terms set forth in the Debt Commitment Letters and (iii) the Company has confirmed in a written irrevocable notice to the Buyer that if an injunction, specific performance or other equitable remedy is granted, then the Company is ready, willing and able to consummate the Closing on a timely basis and will take such actions required of it to effect the Closing in accordance with the terms of this Agreement. For the avoidance of doubt, the Company’s rights under the Draw-Down Right Assignment Agreement shall not be subject to the limitations set forth in this Section 8.14(b).

8.15 Limited Recourse. Each party agrees, on behalf of itself and its Affiliates and Related Parties, that all Actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (A) this Agreement, the Merger Agreement any other Transaction Document or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing), (B) the negotiation, execution or performance this Agreement, the Merger Agreement, any other Transaction Document or any other agreement referenced herein or therein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement, any other Transaction Document or such other agreement), (C) any breach or violation of this Agreement, the Merger Agreement, any other Transaction Document or any other agreement referenced herein or therein and (D) any failure of the transactions contemplated hereunder or under any Transaction Document or any other agreement referenced herein or therein (including the Financing) to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement and, in accordance with, and subject to the terms and conditions of this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement, any other Transaction Document or any other agreement referenced herein or therein or otherwise to the contrary, each party hereto covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates and Related Parties, that no recourse under this Agreement, any other Transaction Document or any other agreement referenced herein or therein or in connection with any transactions contemplated hereby or thereby (including the Financing) shall be sought or had against any other Person, including any Buyer Related Party, and no other Person, including any Buyer Related Party, shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D), in each case, except for claims that (1) the as applicable, may assert (subject, with respect to the following clauses (ii) and (iii), in all respects to the limitations set forth in Section 7.2, Section 8.14 and this Section 8.15): (i) against any Person that is party to and solely pursuant to the terms and conditions of, the Confidentiality Agreement, (ii) against the Guarantor under, if, as and when required pursuant to the terms and conditions of the Limited Guaranty, (iii) against the Fund or the applicable Equity Investors for specific performance of the Fund’s or the applicable Equity Investor’s obligation to fund their respective committed portions of the Equity Financing thereunder solely in accordance with, and pursuant to the terms and conditions of, the applicable Equity Commitment Letter or (iv) against Buyer solely in accordance with, and pursuant to the terms and conditions of, this Agreement and (2) Buyer and its Affiliates may assert against the financing sources pursuant to the terms and conditions of the Commitment Letters (or any definitive agreements relating thereto). Notwithstanding anything to the contrary herein or otherwise, no Buyer Related Party shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the other Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing), or the termination or abandonment of any of the foregoing. For purposes of this Agreement, (I) “Related Party” means any present or former director, officer, stockholder, partner, member, employee or Affiliate (other than subsidiaries of the Company) of the Company or any of its subsidiaries, and such Person’s Affiliates or immediate family members and (II) “Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Limited Guaranty, the Commitment Letters and any other agreement or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder.

8.16 Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 8.16:

“2012-2 CLO Transaction” means the transactions contemplated by the Indenture, dated as of December 18, 2012, between NewStar Commercial Loan Funding 2012-2 LLC and U.S. Bank National Association, as Trustee, and the other “Transaction Documents” (as defined in such Indenture).

“2014-1 CLO Transaction” means the transactions contemplated by the Indenture, dated as of April 17, 2014, between NewStar Commercial Loan Funding 2014-1 LLC and U.S. Bank National Association, as Trustee, and the other “Transaction Documents” (as defined in such Indenture).

“2015-1 CLO Transaction” means the transactions contemplated by the Indenture, dated as of March 20, 2015, between NewStar Commercial Loan Funding 2015-1 LLC and U.S. Bank National Association, as Trustee, and the other “Transaction Documents” (as defined in such Indenture).

“2015-2 CLO Transaction” means the transactions contemplated by the Indenture, dated as of September 15, 2015, between NewStar Commercial Loan Funding 2015-2 LLC and U.S. Bank National Association, as Trustee, and the other “Transaction Documents” (as defined in such Indenture).

“2016-1 Indenture” means the Indenture, dated as of March 2, 2016, between NewStar Commercial Loan Funding 2016-1 LLC and U.S. Bank National Association, as Trustee.

“2017-1 Indenture” the Indenture, dated as of September 11, 2013 (as supplemented by the First Supplemental and Second Supplemental Indentures thereto), between NewStar Commercial Loan Funding 2017-1 LLC (f/k/a NewStar Commercial Loan Funding 2013-1 LLC) and U.S. Bank National Association, as Trustee.

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and any third party containing terms no less favorable to the Company than those contained in the Confidentiality Agreement as determined by the Company in good faith (except that such confidentiality agreement need not have a standstill); provided, however, that such Confidentiality Agreement may contain provisions that permit the Company to comply with Section 5.5.

“Action” means any legal, administrative, arbitral or other suit, proceeding, claim or action, whether civil, criminal or administrative.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such first Person. As used in this definition, the term “control” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, neither the Fund nor Buyer is, nor shall they be deemed or considered to be, an Affiliate of Parent, Merger Buyer or Merger Sub.

“Applicable Entity” means each of the Purchased Entities and each issuer of a CLO equity interest listed on Schedule A of the Company Disclosure Letter or the applicable Purchased Investments Tape (excluding any equity interest in a third-party managed CLO).

“Arch Street Indenture” means the Indenture, dated as of September 15, 2016, among Arch Street CLO, Ltd., Arch Street CLO, LLC and U.S. Bank National Association, as Trustee.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Buyer Material Adverse Effect” means, any fact, event, development, change, effect or occurrence that, individually or in the aggregate with all other facts, events, developments, changes, effects or occurrences, has, or would reasonably be expected to have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby on a timely basis.

“Charge Offs” means the aggregate amount of any charge offs (resulting in a reduction of the principal balance of the related Purchased Investment) made on or after September 30, 2017 with respect to the Purchased Investments set forth on the Closing Purchased Investments Tape;

“Citi Warehouse Facility” means the NewStar Warehouse Funding I LLC’s $250.0 million credit facility with Citibank, N.A., as may be amended from time to time.

“CLO Management Contracts” means the following: (i) the Collateral Management Agreement as in effect the date hereof between NewStar Financial, Inc. and NewStar Commercial Loan Funding 2012-2 LLC in connection with the 2012-2 CLO Transaction, (ii) the Collateral Management Agreement as in effect the date hereof between NewStar Financial, Inc. and NewStar Commercial Loan Funding 2014-1 LLC in connection with the 2014-1 CLO Transaction, (iii) the Collateral Management Agreement as in effect the date hereof between NewStar Financial, Inc. and NewStar Commercial Loan Funding 2015-1 LLC in connection with the 2015-1 CLO Transaction, and (iv) the Collateral Management Agreement as in effect the date hereof between NewStar Financial, Inc. and NewStar Commercial Loan Funding 2015-2 LLC in connection with the 2015-2 CLO Transaction.

“Closing Adjusted Assets” means Closing Assets Before Adjustments plus Charge Offs plus Realized Losses.

“Closing Assets Before Adjustments” means the sum of:

(i) the aggregate outstanding balance of the loans included in the Purchased Investments set forth on the Closing Purchased Investments Tape;

(ii) the aggregate outstanding balance of the CLO notes (other than the Subordinated Notes issued by Arch Street CLO, Ltd. or any other CLO securities that are styled as “notes” but are the first-loss tranche in the related CLO transaction) included in the Purchased Investments set forth on the Closing Purchased Investments Tape; and

(iii) the aggregate book value of the other rights, warrants and other equity investments (including the Subordinated Notes issued by Arch Street CLO, Ltd.) included in the Purchased Investments set forth on the Closing Purchased Investments Tape.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committed Funding Amount” means, as of any date, the aggregate U.S. Dollar amount in respect of all of the assets that will constitute Purchased Investments as of such date (including any New Loan and including under obligations under any commitment letters in respect of any arrangements that will constitute New Loans or which relate to Assumed Liabilities), in respect of (i) any revolving loan commitments (whether or not then drawn), (ii) any letter of credit subfacilities, any swing-line subfacilities and/or any other “fronting” subfacilities in which the Company or any Subsidiary is a risk-participating lender (whether or not then drawn but without duplication of any such amounts in clause (i)); and (iii) any unfunded term loan commitments (including any delayed draw term loan commitments) or commitment under any incremental facilities.

“Company Common Stock” means the Company’s common stock, par value $0.01 per share.

“Consent” means, as the context requires, any consent, approval, notice, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any third-party Person, including any Governmental Entity, noteholder, swap counterparty, insurer, rating agency or trustee.

“Contract” means any written or oral contract, agreement, lease, sublease, note, bond, mortgage, indenture, guarantee, option, license, instrument or other binding obligation or agreement of any kind.

“CVR Committee” has the meaning set forth in the Merger Agreement.

“Definitive Agreement” means the following documents that are customarily provided to lenders, administrative agents or holders of the applicable loan, interest, warrant or equity co-investment described below: (i) with respect to any loan included in the Purchased Assets, (a) the credit agreement or loan agreement or instrument that otherwise evidences indebtedness owing by Obligor in respect of such Purchased Asset, together with all material amendments thereto, (b) the security agreement or any other primary collateral agreement therefor, together with all material amendments thereto, (c) any guarantee agreements therefor, together with all material amendments thereto, (d) any intercreditor agreement, subordination agreement or agreement among lenders therefor, together with all material amendments thereto, (e) any material agreement which provides for any other grant of a security interest in favor of the holder of such Purchased Asset (as opposed to a collateral agent or an administrative agent on behalf of such holder), together with all material amendments thereto, and (f) any note evidencing such loan or other investment, to the extent such loan or other investment is represented by a note or other certificate, (ii) with respect to any interest (whether equity or of another class) in a collateralized loan obligation transaction (including in the issuer thereof) included in the Purchased Assets, the indenture, limited liability company agreement or note evidencing such interest to the extent such interest is represented by a note, together with all material amendments thereto, and (iii) with respect to any warrants or equity co-investment included in the Purchased Assets, the warrant, purchase or subscription agreement and any securityholder arrangements, together with all material amendments thereto, and any certificates evidencing such interests to the extent such interests are certificated.

“Designated 2016-1 Distribution Amount” means the Designated Portion of any distribution or payment on membership interests in NewStar Commercial Loan Funding 2016-1 LLC acquired by Buyer or any Designated Buyer Entity at the Closing that is made on the initial “Payment Date” following the Closing pursuant to the priorities of payments in the 2016-1 Indenture.

“Designated 2017-1 Distribution Amount” means the Designated Portion of any distribution or payment on membership interests in NewStar Commercial Loan Funding 2017-1 LLC acquired by Buyer or any Designated Buyer Entity at the Closing that is made on the initial “Payment Date” following the Closing pursuant to the priorities of payments in the 2017-1 Indenture.

“Designated Arch Street Distribution Amount” means the Designated Portion of any distribution or payment on any of the Subordinated Notes issued by Arch Street CLO, Ltd. acquired by Buyer or any Designated Buyer Entity at the Closing that is made on the initial “Payment Date” following the Closing pursuant to the priorities of payments in the Arch Street Indenture.

“Designated Buyer Entity” means the controlled Affiliate of Buyer designated in writing by Buyer to the Company no later than three Business Days prior to the Closing (or in the case of Section 1.4, at any time prior to the expiration of the periods described therein). Buyer shall be entitled to designate as many controlled Affiliates of Buyer as Designated Buyer Entities as Buyer determines to be appropriate.

“Designated Portion” means:

(i)	for purposes of determining the Designated 2016-1 Distribution Amount, a percentage equal to the quotient of:

(A) the number of days (if any) in the period from the commencement of the first “Interest Accrual Period” (as defined in the 2016-1 Indenture) ending after the Closing Date through and including, the Closing Date; divided by

(B) the number of days in such Interest Accrual Period;

(ii)	for purposes of determining the Designated 2017-1 Distribution Amount, a percentage equal to the quotient of:

(A) the number of days (if any) in the period from the commencement of the first “Interest Accrual Period” (as defined in the 2017-1 Indenture) ending after the Closing Date through and including, the Closing Date; divided by

(B) the number of days in such Interest Accrual Period; and

(iii)	for purposes of determining the Designated Arch Street Distribution Amount, a percentage equal to the quotient of:

(A) the number of days (if any) in the period from the commencement of the first “Due Period” (as defined in the Arch Street Indenture) ending after the Closing Date through and including, the Closing Date; divided by

(B) the number of days in such Due Period.

“DGCL” means the Delaware General Corporate Law.

“Employee-Related Liabilities” means all liabilities and obligations arising from, incurred in connection with or related to (a) the employment or termination of employment of, any current or former employee or contractor of the Company or any of its Subsidiaries, or (b) any employment Contracts or employee benefit, employee incentive or employee compensation plans or Contracts of, or employment practices with respect to, Company or any of its Subsidiaries, including, in each case, (i) any severance benefit payable to any employee pursuant to any employment Contracts or employee benefit, employee incentive or employee compensation plans or Contracts of the Company or any of its Subsidiaries in connection with the termination of any employee or contractor of the Company or any of its Subsidiaries on or after the Closing Date and (ii) any retention benefit payable to any employee pursuant to any employment Contracts or employee benefit, employee incentive or employee compensation plans or Contracts of the Company or any of its Subsidiaries.

“Entity” means a Person that is not a natural person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fees” means revenues of the Purchased Assets from upfront fees, unused line fees, prepayment fees, fees for serving as agent, letter of credit fees, management fees and other fees (in each case fairly presented in accordance with GAAP in all material respects).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any governmental, legislative, judicial, taxing, administrative, quasi-governmental or self-regulatory organization, authority, agency, stock exchange, court, organization, tribunal, arbitrator, division, commission, minister or instrumentality, or other governmental body, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish, municipality, locality, jurisdiction or other political subdivision thereof.

“knowledge” means (i) with respect to the Company, the actual knowledge, after due inquiry, of any of the individuals listed in Section 8.16(a) of the Company Disclosure Letter and (ii) with respect to the Buyer, the actual knowledge, after due inquiry, of any of its officers listed in Section 8.16(b) of the Buyer Disclosure Letter.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, decree, order, directive, judgment, rule (including risk retention rules), regulation, ruling, stock exchange listing requirement or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liabilities” means any liability, debt, guarantee, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, including all costs and expenses related thereto.

“Liens” means liens, mortgages, pledges, charges, encumbrances, adverse rights or claims, security interests or similar adverse claims.

“Lower Limit Amount” means an amount equal to (i) negative three hundred million dollars ($(300,000,000)) plus (ii) the aggregate unfunded amounts of the Committed Funding Amount (as set forth on the Closing Purchased Investments Tape).

“Material Adverse Effect” means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences, has had or would reasonably be expected to have: (i) a material adverse effect on the Purchased Assets and the Assumed Liabilities taken as a whole, or (ii) a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect (solely as contemplated by clause (i) above) has occurred, there shall be excluded any fact, event, development, change, effect or occurrence to the extent resulting from (a) any event, development, change, effect or occurrence in or affecting financial, economic, social or political conditions generally or the securities, credit or financial markets in general, including interest rates or currency exchange rates, or any changes therein, in the United States or elsewhere, (b) any change, event or development affecting the financial services industry generally, (c) the commencement, occurrence or escalation of any war, armed hostilities or acts of terrorism, (d) the occurrence of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, (e) any adoption, implementation, proposal or change in any applicable Law or GAAP or published interpretations of any of the foregoing, (f) the entry into or the announcement or performance of this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, including (x) the identity of Buyer, Parent and their respective Affiliates or their announced plans with respect to the Purchased Assets or Assumed Liabilities following the Closing or (y) the impact thereof on the Purchased Assets or Assumed Liabilities (it being understood that this clause (f) shall not apply to the term “Material Adverse Effect” as used in any representation or warranty that expressly addresses the consequences resulting from the entry into or announcement of this Agreement or any action taken by the Company or any of its Subsidiaries pursuant to clause (w) of the first paragraph of Section 5.1 or any comparable provision under the Merger Agreement), (g) any change in credit ratings or the ratings outlook for the Company or any of its Subsidiaries by any applicable rating agency, (h) any action taken or not taken to which Buyer has consented in writing or any action expressly required to be taken by this Agreement or taken at the written request of Buyer (it being understood that, with respect to any action expressly required to be taken by this Agreement, this clause (h) shall not apply to the term “Material Adverse Effect” as used in any representation or warranty that expressly addresses the consequences resulting from any action expressly required to be taken by this Agreement), (i) the failure of the Company or its Subsidiaries to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement; provided that this clause (i) shall not be construed as implying that the Company is making any representation or warranty with respect to any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period or (j) changes in the market price or trading volumes of the Company Common Stock or any suspension of trading on NASDAQ generally; provided, however, that the exception in clauses (g), (i) and (j) shall not prevent the underlying facts giving rise or contributing to such change or failure, if not otherwise excluded from the definition of Material Adverse Effect, from being taken into account in determining whether a Material Adverse Effect has occurred; provided further that with respect to clauses (a), (b), (c), (d) and (e), such events, changes, conditions, occurrences or effects shall be taken into account to the extent they disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, compared to other similarly situated companies in the financial services industry.

“Minimum Assigned Value” means, in respect of any New Loan, the percentage opposite the loan type of such New Loan under the “Facility” contemplated by the Debt Commitment Letter (with the loan type of any New Loan shall be determined by Buyer in its commercially reasonable discretion following good faith consultation with the Company):

Loan Type	Minimum Assigned Value
Broadly Syndicated Loan	95%
Large Middle Market Loan	90%
Traditional Middle Market Loan	90%
First Lien Last Out Loan	80%
Second Lien Loan	80%

“Net Cash Amount” means the amount of the difference (which may be a positive or negative amount) between (i) Starting Assets and (ii) Closing Adjusted Assets; provided, that in no event shall the Net Cash Amount be less than the Lower Limit Amount.

“Non-Call Period Subsidiary” means NewStar Commercial Loan Funding 2016-1 LLC, NewStar Commercial Loan Funding 2017-1 LLC, and Arch Street CLO, Ltd.

“Non-Call Period Subsidiary Existing Debt” means the indebtedness existing on the date hereof owing by the Non-Call Period Subsidiaries under the following agreements:

(i) the 2016-1 Indenture and the other “Transaction Documents” (as defined in the 2016-1 Indenture);

(ii) the 2017-1 Indenture and the other “Transaction Documents” (as defined in the 2017-1 Indenture); and

(iii) the Arch Street Indenture and the other “Transaction Documents” (as defined in the Arch Street Indenture).

“NASDAQ” means the NASDAQ Global Select Market.

“Obligor” means any Person that is a borrower, obligor or issuer in respect of any Purchased Asset.

“Order” means an injunction, order, writ, directive, judgment, decree, award or regulatory restriction of any Governmental Entity.

“Other Assets” means the Designated 2016-1 Distribution Amount, the Designated 2017-1 Distribution Amount, and the Designated Arch Street Distribution Amount.

“Permitted Liens” means (A) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been established, (B) Liens for assessments or other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, workers’ or similar Liens incurred in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance, and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeals bonds, bids, leases, government contracts, performance and return of money bonds, and similar obligations, (C) Liens in favor of the related trustee under the 2012-2 CLO Transaction, the 2014-1 CLO Transaction, the 2015-1 CLO Transaction and/or the 2015-2 CLO Transaction, (D) transfer restrictions under applicable federal securities Laws and (E) Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the use or affect the value of the property or assets encumbered thereby.

“Person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, firm, Governmental Entity, or any other Entity or organization or any group (as defined in Section 13(d)(3) of the Exchange Act comprised of two or more of the foregoing).

“Proxy Clearance Date” means the date the SEC (or the staff of the SEC) confirms that it has no further comments on (or that it will not be reviewing) the preliminary Proxy Statement.

“Purchased Investments Tape” means the electronic report of the Purchased Investments, containing the categories of information with respect to the Purchased Investments that are set forth on Schedule A of the Company Disclosure Letter.

“Realized Losses” means, if after September 30, 2017 and prior to the Closing the Company or any Subsidiary of the Company sells or otherwise disposes of one or more assets to any Persons (other than to the Company or any Subsidiary of the Company that is not a Non-Call Period Subsidiary) that would otherwise be a Purchased Investment, the positive difference, if any, between (i) the aggregate Reserve Prices for all such assets that have been sold or otherwise disposed of and (ii) the aggregate cash proceeds received by the Company and its Subsidiaries for all such assets.

“Repurchase Facilities” means the repurchase facilities of the Company or any of its Subsidiaries.

“Required Information” means collectively, (a) the Definitive Agreements with respect to each Purchased Investment included on the Schedule A of the Company Disclosure Letter and (b) the Closing Purchased Investments Tape and the Definitive Agreements with respect to each Purchased Investment (assuming the Closing were to occur on the date of delivery thereof) included on the Closing Purchased Investments Tape that has not already been delivered pursuant to clause (a) of this definition.

“Reserve Price” means for each Purchased Investment the amount set forth on Schedule C of the Buyer Disclosure Letter.

“SEC” means the Securities and Exchange Commission.

“Senior Indenture” means Indenture, dated as of April 22, 2015, between the Company and U.S. Bank National Association, as trustee.

“Senior Notes” means the notes issued under the Senior Indenture.

“Signing Date Investments means” the loan assets, securities, warrants, equity investments and other investments and assets set forth on Schedule A of the Company Disclosure Letter.

“Signing Interest Receivable” means the accrued and unpaid interest on the Signing Date Investments as of September 30, 2017, as set forth on Schedule A of the Company Disclosure Letter.

“Signing Unused Fee” means the accrued and unused line fees in respect of the Signing Date Investments as of September 30, 2017, as set forth on Schedule A of the Company Disclosure Letter.

“Specified Managed Vehicles” means each of (i) the Non-Call Period Subsidiaries, and (ii) any other entity for which NewStar Financial Inc. or any affiliate thereof acts as collateral manager or investment advisor (other than any Purchased Entity or NewStar Commercial Loan Funding 2012-2 LLC, which are not Specified Managed Vehicles).

“Specified Matter” means, with respect to any Purchased Asset, any amendment or modification or granting any consent or waiver with respect to such Purchased Asset (or in the case of clause (j) below, the funding or purchase of a New Loan) which has the effect of any of the following:

(a) any reduction in interest rate or spread;

(b) a reduction in fees or other amounts payable;

(c) a forgiveness of principal;

(d) an extension of the maturity date;

(e) any change in amortization terms;

(f) change in any mandatory prepayment provisions;

(g) the extension of any delayed draw term loan commitment, incremental facility, any revolving loan commitment, any letter of credit subfacility, any swing-line subfacility and/or any other “fronting” subfacility in which the Company or any Subsidiary is a risk-participating lender;

(h) waive any conditions to any draw under any delayed draw term loan commitment or commitment under any revolving commitment;

(i) the elimination of any maintenance financial covenants (or any terms used in the calculation of any maintenance financial covenant);

(j) the modification of any maintenance financial covenants so that they are less burdensome on the related Obligor in any material respect;

(k) any default or event of default in respect of any default or event of default in respect of any such Purchased Asset in respect of any of the following: (i) payment default, (ii) Obligor bankruptcy or insolvency, (iii) failure to maintain any maintenance financial covenants, or (iv) failure to deliver Obligor financial statements when due;

(l) release of any substantial portion of the collateral securing such Purchased Asset (other than for payment in full in accordance with the relevant Definitive Agreements);

(m) release any material guaranty of such Purchased Asset (other than for payment in full in accordance with the relevant Definitive Agreements);

(n) subordination of any lien on any collateral securing such purchased asset or subordination of such Purchased Asset (or any guaranty thereof) to any other obligations; or

(o) permitting additional payments of junior or subordinated indebtedness or dividends/distributions.

“Subordinated Notes” means the subordinated notes issued to FS Investment Corporation, FS Investment Corporation II and FS Investment Corporation III in the aggregate principal amount of $300 million.

“Starting Assets” means the sum of:

(i) the aggregate outstanding balance of the loans included in the Signing Date Investments set forth on Schedule A of the Company Disclosure Letter;

(ii) the aggregate outstanding balance of the CLO notes (other than the Subordinated Notes issued by Arch Street CLO, Ltd. or any other CLO securities that are styled as “notes” but are the first-loss tranche in the related CLO transaction) included in the Signing Date Investments set forth on Schedule A of the Company Disclosure Letter; and

(iii) the aggregate book value of the other rights, warrants and other equity investments (including the Subordinated Notes issued by Arch Street CLO, Ltd.), included in the Signing Date Investments set forth on Schedule A of the Company Disclosure Letter.

“Subsidiary” means, with respect to any Person, any other Person (i) of which at least a majority of the outstanding voting securities or other voting equity interests, or at least a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the first Person or its Subsidiary, (ii) with respect to which such first Person or its Subsidiary has the power to elect at least a majority of the board of directors or persons performing similar functions or (iii) with respect to which such first Person or its Subsidiary is a general partner or managing member.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Code Section 59A) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules).

“Transaction Litigation” means any claim or Action (including any class action or derivative litigation) asserted or commenced by any securityholders of the Company, on behalf of or in the name of, against or otherwise involving the Company, the Board of Directors of the Company, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Merger Agreement or any transactions contemplated hereby or thereby.

“Treasury Regulations” means the regulations promulgated under the Code.

“Wells Fargo Warehouse Facility” means the NewStar CP Funding LLC’s $615.0 million credit facility with syndicated lenders agented by Wells Fargo Bank, National Association, as may be amended from time to time.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the Buyer and the Company have caused this Agreement to be executed by their respective signatories hereunto duly authorized as of the date first above written.

NewStar Financial, Inc.

By:	/s/ Timothy J. Conway
Name: Timothy J. Conway
Title: Chief Executive Officer

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, the Buyer and the Company have caused this Agreement to be executed by their respective signatories hereunto duly authorized as of the date first above written.

GSO DIAMOND PORTFOLIO HOLDCO LLC

By: GSO Diamond Portfolio Fund LP, its managing member

By: GSO Diamond Portfolio Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

Signature Page to Asset Purchase Agreement

Exhibit A

Purchased Entities

1.	NewStar CP Funding LLC

2.	NewStar Warehouse Funding I LLC

3.	NewStar Commercial Loan Funding 2015-1 LLC

4.	NewStar Commercial Loan Funding 2015-2 LLC

5.	NewStar Loan Funding LLC

6.	NewStar CRE Finance I LLC

7.	NWP NEWS LLC

EXHIBIT B

ASSIGNMENT AND ASSUMPTION1

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[Assignee is an [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s):

[1]	The LSTA’s Form of Assignment Agreement has been drafted so that parties need not tailor the agreement depending on the identity of each assignee. In this way, electronic settlement platforms do not need to create “pop-ups”, ie, questions which appear or “pop-up” on the screen of the person completing the assignment agreement and which must be answered before the assignment agreement can be populated and finalised. By avoiding “pop-ups”, the loan market can operate more efficiently, for trades will be able to settle more promptly.
[2]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[3]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[4]	Select as appropriate.
[5]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

4.	Administrative Agent:	, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	[The [amount] Credit Agreement dated as of among [name of Borrower(s)], the Lenders parties thereto, [name of Administrative Agent], as Administrative Agent, and the other agents parties thereto]

6.	Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitment/Loans for all Lenders[9]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[10]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date:	][11]

[Page break]

[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment,” “Term Loan Commitment,” etc.)
[9]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[11]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][12] [NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][13] [NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]14 Accepted:

[NAME OF ADMINISTRATIVE AGENT], as

    Administrative Agent

By:
Title:

[Consented to:]15

[NAME OF RELEVANT PARTY]

By:
Title:

[12]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[13]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[14]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[15]	To be added only if the consent of the Borrower and/or other parties (e.g., Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1

[                             ]16

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document17, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section [Successors and Assigns] of the Credit Agreement (subject to such consents, if any, as may be required thereunder)18, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section      thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender19 attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[16]	Describe Credit Agreement at option of Administrative Agent.
[17]	The term “Loan Document” should be conformed to that used in the Credit Agreement.
[18]	By confirming that it meets all the requirements to be an assignee under the Successors and Assigns provision of the Credit Agreement, the assignee is also confirming that it is not a Disqualified Institution (see section (h) of the Successors and Assigns provision).
[19]	The concept of “Foreign Lender” should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up. If the Borrower is a U.S. Borrower, the bracketed language should be deleted.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.20 Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York [confirm that choice of law provision parallels the Credit Agreement]

[20]	The Administrative Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate:

“From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.”

Exhibit C

MASTER PARTICIPATION AGREEMENT

MASTER PARTICIPATION AGREEMENT (this “Agreement”) dated as of [•], between [•], a [•] (“Buyer”), and [•], a [•] (in its capacity solely as a Lender (as defined below) and not as an Agent (as defined below) under each applicable Loan, “Seller”).

WHEREAS, Buyer and Seller are entering into this Agreement in connection with the consummation of the transactions contemplated under that certain Asset Purchase Agreement, dated as of October [•], 2017 between GSO Diamond Portfolio Holdco LLC, a Delaware limited partnership (the “Buyer Parent”), of which Buyer is a direct or indirect wholly-owned subsidiary, and NewStar Financial, Inc. (the “Seller Parent”), of which Seller is a wholly owned subsidiary (as amended, restated, supplemented or otherwise modified in accordance with its terms from time to time, the “APA”) pursuant to which Seller Parent agreed to sell to Buyer Parent and its designated subsidiaries the “Purchased Assets” (as defined in the APA), including certain commercial loans owned by Seller as to which Buyer desires to purchase Participations, which Loans are identified on Schedule 2.1 hereto (the “Participated Loans” and each a “Participated Loan”), until such time as such commercial loans may be assigned and conveyed to Buyer;

WHEREAS, immediately following the consummation of the transactions contemplated under the APA, including the purchase and sale of the Purchased Assets, it is anticipated that FE Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and an indirect wholly-owned subsidiary of First Eagle Holdings, Inc., a Delaware corporation (“Falcon”), will merge with and into the Seller Parent, with the Seller Parent being the surviving corporation, pursuant to the terms and conditions of that certain Agreement and Plan of Merger, dated as of October [•], 2017, among Seller Parent, Merger Sub, Falcon and FE Holdco LLC (as amended, restated, supplemented or otherwise modified in accordance with its terms from time to time, the “Merger Agreement”);

WHEREAS, in furtherance of the transactions contemplated by the APA, Seller and Buyer have agreed that the sale and purchase of the Participations shall be governed by the terms and conditions of this Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Definitions

1.1 General. Capitalized terms used in this Agreement shall have the respective meanings ascribed in the APA. In addition, other capitalized terms used in this Agreement shall have the respective meanings ascribed in the thereto in Section 1.2 of this Agreement. Except as otherwise expressly set forth herein, each reference herein to “the Agreement,” “this Agreement,” “herein,” “hereunder” or “hereof” shall be deemed a reference to this Agreement.

1.2 In this Agreement:

“Agent” means, with respect to any Loan or Loan Facility, any Lender or Affiliate of a Lender that is identified in the underlying Credit Agreement as a “Bookrunner”, “Arranger”, “Syndication Agent”, “Documentation Agent”, “Administrative Agent”, “Collateral Agent” or other similar capacity.

“Agent Expenses” means, with respect to any Participated Loan, any costs, liabilities, losses, claims, damages, and expenses incurred by, and any indemnification claims of, any Agent under the related Credit Documents, for which such Agent has recourse under such Credit Documents and that are attributable or allocable to the related Transferred Rights (in each case, except to the extent previously paid or reimbursed by the applicable Borrower).

“Agreement” means this Master Participation Agreement between Seller and Buyer, as amended, modified or supplemented from time to time.

“APA” has the meaning set forth in the recitals.

“Assignment” has the meaning specified in the definition of “Operative Documents”.

“Assumed Obligations” means, with respect to any Participated Loans, all obligations and liabilities of Seller with respect to, or in connection with, the related Transferred Rights arising or occurring on or after the Closing Date, including all obligations to fund 100% of all future advances, protective advances, letter of credit reimbursement obligations and out-of-pocket expenses incurred by Seller in connection with the enforcement or work-out of the related Loan; excluding, however, the related Retained Obligations.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§101 et seq., as amended.

“Borrower” means, with respect to any Participation, collectively, the Entity or Entities specified as such on Schedule 2.1 hereto with respect to the related Loan and such other borrower(s) as may be identified in the Credit Agreement of such Loan.

“Buyer” has the meaning set forth in the recitals.

“Buyer Account” means the deposit account of Buyer specified in Schedule 8.2, or such other account as Buyer may specify in writing to Seller after the Closing Date.

“Buyer Indemnitees” has the meaning specified in Section 6.1.

“Closing Date” means the date on which the conditions set forth in Section 3.1 are satisfied.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated under it.

“Commitment” means, with respect to any Loan, the obligation of Seller to advance funds in connection with such Loan pursuant to the Credit Agreement with respect to such Loan, including any Unfunded Commitment.

“Confidential Information” has the meaning specified in Section 18.1.

“Contractual Currency” has the meaning specified in Section 28.1.

“Credit Agreement” means, with respect to any Participation, the credit agreement, loan agreement or similar agreement governing the related Loan (including all intercreditor agreements, subordination agreements, waivers and amendments entered into from time to time pursuant thereto or in connection therewith).

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“Credit Documents” means, with respect to any Participation, the Credit Agreement and all promissory notes, Guaranties, security agreements, mortgages, deeds of trust, letters of credit, reimbursement agreements, waivers, amendments, modifications, supplements, forbearances, intercreditor agreements, subordination agreements and all other agreements, documents or instruments executed and delivered from time to time in connection with the related Loan.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Distribution” means, with respect to any Participation, any payment or other distribution, whether received by setoff or otherwise, of cash (including interest), notes, securities, or other property (including Loan Collateral) or proceeds under or in respect of the related Transferred Rights.

“Elevation” has the meaning specified in Section 15.

“Elevation Date” has the meaning specified in Section 15.

“Elevation Required Consents” means, with respect to any Participation of a Participated Loan, any consent(s), acknowledgment(s) and/or notice(s) (if any) required by the related Credit Agreement to assign the related Transferred Rights in connection with an Elevation.

“Encumbrance” means any (a) mortgage, pledge, lien, security interest, charge, hypothecation, security agreement, security arrangement or encumbrance or other adverse claim against title of any kind; (b) purchase, option, call or put agreement or arrangement; (c) subordination agreement or arrangement other than as specified in the applicable Credit Documents; or (d) agreement or arrangement to create or effect any of the foregoing.

“Entity” means any individual, partnership, corporation, limited liability company, association, estate, trust, business trust, Governmental Authority, fund, investment account or other entity.

“Expert” has the meaning specified in Section 12.2.

“Federal Funds Rate” means, for any date, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates set by the Federal Reserve Bank of New York on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day in The Wall Street Journal (Eastern Edition), or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Parties from three federal funds brokers of recognized standing selected by the Parties. For a day that is not a Business Day, the Federal Funds Rate shall be the rate applicable to federal funds transactions on the immediately preceding day for which such rate is reported.

“Funded Loan” has the meaning specified in Section 8.7.

“Funding Advance” has the meaning specified in Section 8.5.

“Funding Date” has the meaning specified in Section 8.5.

“Funding Due Date” has the meaning specified in Section 8.5.

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“Funding Notice” has the meaning specified in Section 8.5.

“Governmental Authority” means any federal, state, or other governmental department, agency, institution, authority, regulatory body, court or tribunal, foreign or domestic, and includes arbitration bodies, whether governmental, private or otherwise.

“Guaranty” means, with respect to any Participation, a guaranty of any of Borrower’s obligations under the related Credit Documents, including Borrower’s obligations in connection with the related Loan.

“Indemnified Party” has the meaning specified in Section 6.3.

“Indemnifying Party” has the meaning specified in Section 6.3.

“Initial Principal Balance” means, with respect to any Participation, the Outstanding Principal Amount of the Loan subject to such Participation as of the Closing Date.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Judgment Currency” has the meaning specified in Section 28.1.

“Judgment Currency Conversion Date” has the meaning specified in Section 28.1.

“Lender” means, with respect to any Participation, a lender under the Credit Agreement of the related Loan, and such lender’s successors, transferees and permitted assigns.

“Loan” means, with respect to any Participation, a loan tranche specified on Schedule 2.1 hereto, with the entire Initial Principal Balance (if any) and Unfunded Commitment (if any, in the case of a revolving loan tranche or a delayed draw term loan tranche) of Seller specified thereon as of the Closing Date as determined in accordance with Section 2.2, as such amount may change from time to time after the Closing Date as a result of the funding of Unfunded Commitments, the repayment of principal and other adjustments to the commitments and loans pursuant to the applicable Credit Documents.

“Loan Collateral” means, with respect to any Participation, any property, whether real or personal, tangible or intangible, of whatever kind and wherever located, whether now owned or hereafter acquired or created, in or over which an Encumbrance has been, or is purported to have been, granted to (or otherwise created) or for the benefit of the Lenders under the related Credit Documents.

“Loan Facility” means, with respect to any Loan, the loan facility evidenced by a Credit Agreement of which such Loan is a part.

“MNPI” has the meaning specified in Section 9.2.

“Merger Agreement” has the meaning set forth in the recitals.

“Obligor” means, with respect to any Participation, any Entity (other than Borrower, the Lenders and any administrative, collateral, syndication, documentation or other similar agent under the Credit Agreement of the related Loan) that is obligated under the related Credit Documents.

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“OFAC” has the meaning specified in Section 5.1.

“Operative Documents” means (i) this Agreement and (ii) upon Elevation, the assignment document that is in the form specified in the applicable Credit Agreement for an assignment of the related Loans and Commitments (if any) (the “Assignment”).

“Outstanding Principal Amount” means, at any time, with respect to a loan, the outstanding principal amount of such loan.

“Participated Loans” has the meaning ascribed thereto in the recitals to this Agreement.

“Participation” has the meaning specified in Section 2.1(a).

“Participation Required Consents” means, with respect to any Participation, any consent(s), acknowledgment(s) and/or notice(s) (if any) required by the Credit Documents of the related Loan to grant a participation in the related Transferred Rights.

“Party” means Buyer or Seller, as applicable.

“Patriot Act” has the meaning specified in Section 5.1.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Pre-Elevation Transfer” has the meaning specified in Section 10.1.

“Reimbursement Claims” means, with respect to any Participation, any claim of Seller arising in connection with the return, disgorgement or reimbursement by Seller to a Borrower, or any other Entity, of all or any portion of any payment or transfer received by Seller on account of any related Transferred Rights, including without limitation any obligation of Buyer to return a Distribution pursuant to Section 8.1.

“Remitting Party” has the meaning specified in Section 8.3(a)

“Retained Obligations” means, with respect to any Participation, all obligations and liabilities of Seller relating to the related Transferred Rights (a) arising or occurring prior to the Closing Date, and (b) arising on or after the date hereof and (i) that result from Seller’s breach of its covenants or agreements under this Agreement (except to the extent Seller has not breached its standard of care in Section 12) or of its representations, warranties, covenants or agreements under the related Credit Documents (other than any failure resulting from Buyer’s failure to fund or pay any Funding Advance to be funded or Agent Expense to be paid by it hereunder within the time frame provided hereunder or breach of any other covenant or agreement by Buyer hereunder), (ii) that result from Seller’s bad faith, gross negligence or willful misconduct or (iii) that are attributable to Seller’s actions or omissions in any capacity other than as a Lender under the related Credit Documents.

“Seller” has the meaning set forth in the recitals.

“Seller Account” means the deposit account of Seller specified in Schedule 8.2, or such other account as Seller may specify in writing to Buyer from time to time after the Closing Date.

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“Seller Indemnitees” has the meaning specified in Section 6.2.

“Specified Participant Voting Rights” has the meaning specified in Section 11.1.

“Sponsor” means, with respect to any Borrower, any Entity (acting individually or collectively with other Entities in a joint enterprise) that directly or indirectly owns (or, after giving effect to any applicable acquisition, will own) all or substantially all of the assets or capital stock of such Borrower or otherwise has (or, after giving effect to any applicable acquisition, will have) the power to direct the management and policies of such Borrower.

“Transactions” means the purchase and sale of the Participations to which this Agreement relates.

“Transferee” has the meaning specified in Section 10.1(a).

“Transferred Rights” means, with respect to any Participation, but only to the extent not prohibited to be participated under the terms and provisions of the related Credit Documents and any applicable Law, (a) all of Seller’s rights in its capacity as a Lender under the Credit Agreement of the related Loan and any other documents or instruments delivered pursuant thereto to the extent related to such Loan and related Commitment (if any), including without limitation, any letters of credit, Guaranties and swingline loans included in such Loan and (b) to the extent relating to the rights set forth in the preceding clause (a), all claims, suits, causes of action and any other right of Seller in its capacity as a Lender against any Entity, whether known or unknown, arising under or in connection with the Credit Agreement of the related Loan, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, any consent, amendment or other similar fees allocable to a Lender with respect to such Loan, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity included in clauses (a) and (b). For the avoidance of doubt, the term “Transferred Rights” shall not include any right to a fee or other economic benefit that Seller or any of its Affiliates receives (i) in its capacity as Agent for the related Loan or in any other capacity other than in its capacity as a Lender or (ii) as compensation for any services (other than services provided solely in its capacity as a Lender) that it may provide in connection with any Loan Facility (including without limitation, fees received in connection with underwriting, syndication, restructuring or other services provided by Seller or any of its Affiliates).

“Unfunded Commitment” means, as of any date of determination with respect to any Participation in a revolving Loan or a delayed draw term Loan, the portion of the related Commitment, including, if and to the extent applicable, the amount of any unreimbursed letter of credit draws allocable to such Loan, that has not been funded in the form of loans, advances, letter of credit disbursements or otherwise under the Credit Agreement of such Loan.

2.	Participation

2.1 In consideration of the payment of the Purchase Price (as defined in the APA) and the mutual covenants and agreements in, and subject to the terms and conditions of, this Agreement, with respect to each Loan set forth on Schedule 2.1 hereto:

(a)	Seller irrevocably sells, grants and conveys to Buyer an undivided 100% participation interest (constituting a 100% beneficial ownership interest) in and to each Loan set forth on Schedule 2.1 hereto, together with the related Commitment (if any), and the related Transferred Rights (each such participation interest, a “Participation”) effective as of the Closing Date;

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(b)	Buyer irrevocably purchases, accepts and acquires each Participation, and agrees (i) to fund each Commitment promptly and in accordance with the requirements of the underlying Credit Agreement and (ii) to pay timely and in accordance with the terms and conditions of the underlying Credit Agreement and, if applicable, to reimburse Seller for all amounts paid by Seller in respect of, the Assumed Obligations relating to each such Participation, effective as of the Closing Date, including without limitation, to perform its funding obligations with respect to the Assumed Obligations thereunder; and

(c)	Seller agrees to remain responsible for, and assumes and agrees timely to perform and comply with, the Retained Obligations relating to each Participation and Seller shall hold title to the Loan and the Commitment (if any) relating to each such Participation for the benefit of Buyer to the extent of such Participation, other than any Participation with respect to which an Elevation has occurred.

2.2 The amount of each Participation (including the Initial Principal Balance of the related Loan and the related Unfunded Commitment, if any) is set forth on Schedule 2.1 hereto. Each Participation relates to 100% of the amount of the related Loan (including any Unfunded Commitment related thereto) owned by Seller.

2.3 Buyer and Seller hereby agree that the payment of the Purchase Price (as defined in the APA) by the “Buyer” to the “Seller” under the APA shall constitute consideration for the Participations sold by Seller to Buyer.

3.	Conditions Precedent

The occurrence of the Closing Date shall be subject to the conditions that (i) each of the Parties shall have executed and delivered this Agreement and (ii) the Closing (under and as defined in the APA) shall have occurred. The Parties intend and agree that the Closing Date shall be the date of such Closing.

4.	Seller’s Acknowledgment

Seller acknowledges that each sale of a Participation to Buyer is a true and irrevocable sale.

5.	Buyer’s Representations and Warranties; Acknowledgment

5.1 Buyer represents and warrants to Seller as of the Closing Date that:

(a) No contribution or payment to Buyer pursuant to this Agreement will cause Seller to be in violation of the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“Patriot Act”) of 2001, as amended, and the regulations administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”). Buyer is not (nor, to Buyer’s knowledge, are any of its directors, officers or agents) a person or entity subject to economic sanctions administered by OFAC.

(b) With respect to each Participation, Buyer has independently and without reliance upon any Seller, and based on such information as Buyer has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Buyer has relied upon Seller’s express representations, warranties, covenants, agreements and indemnities in this Agreement. Buyer acknowledges that Seller has not given Buyer any investment advice, credit information or opinion on whether the purchase of any Participation is prudent.

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5.2 Buyer acknowledges that Seller’s sale of each Participation to Buyer and Buyer’s agreement to reimburse Seller in respect of the Assumed Obligations relating to such Participation are irrevocable.

6.	Indemnification; Limitation of Liability

6.1 Seller shall indemnify, defend, and hold Buyer and its officers, directors, agents, partners, members, shareholders, controlling Entities and employees (collectively, “Buyer Indemnitees”) harmless from and against any liability, claim, cost, loss, judgment, indebtedness, damage or expense (including reasonable attorneys’ fees and expenses) that any Buyer Indemnitee incurs or suffers as a result of, or arising out of a breach of any of Seller’s covenants or agreements in this Agreement, in each case, within ten (10) Business Days after the Seller’s written demand therefor.

6.2 Buyer shall indemnify, defend, and hold Seller and its officers, directors, agents, partners, members, shareholders, controlling Entities, and employees (collectively, “Seller Indemnitees”) harmless from and against (i) any liability, claim, cost, loss, judgment, damage or expense (including reasonable attorneys’ fees and expenses) that any Seller Indemnitee incurs or suffers as a result of or arising out of (a) a breach of any of Buyer’s representations, warranties, covenants or agreements in this Agreement or (b) Seller’s acting or refraining to act pursuant to any direction of Buyer in accordance with this Agreement, in each case, within ten (10) Business Days after the Seller’s written demand therefor.

6.3 If a third party commences any action or makes any demand against either Party for which such Party (the “Indemnified Party”) is entitled to indemnification under this Agreement, such Indemnified Party shall promptly notify the other Party (the “Indemnifying Party”) of such action or demand; provided, however, that if the Indemnified Party assumes the defense of the action and fails to provide prompt notice to the Indemnifying Party, such failure shall not limit in any way the Indemnifying Party’s obligation to indemnify the Indemnified Party except to the extent that such failure materially prejudices the Indemnifying Party’s ability to defend the action. The Indemnifying Party may, at its own expense and without limiting its obligation to indemnify the Indemnified Party, participate in the defense of such action with counsel reasonably satisfactory to the Indemnified Party, or the Indemnifying Party may, at its own expense and without limiting its obligation to indemnify the Indemnified Party, assume the defense of such action with counsel reasonably acceptable to the Indemnified Party. In any event, the Party that has assumed the defense of such action shall provide the other Party with copies of all notices, pleadings, and other papers filed or served in such action. Neither Party shall make any settlement or adjustment without the other Party’s prior consent, which consent (a) in the case of the Indemnifying Party will not be unreasonably withheld if the settlement or adjustment involves only the payment of money damages by the Indemnifying Party and (b) in the case of the Indemnified Party may be withheld for any reason if the settlement or adjustment involves performance or admission by the Indemnified Party. Nothing herein shall give an Indemnifying Party access to information, or contest rights related to, the income tax returns of the Indemnified Party or its Affiliates.

6.4 Each indemnity in this Agreement is a continuing obligation, separate and independent from the other obligations of the Parties and survives termination of this Agreement or any transfer pursuant to Section 10 of this Agreement. It is not necessary for a Party to incur expense or make payment before enforcing a right of indemnity conferred by this Agreement.

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6A.	Alternative Arrangements

6A.1 In the event that (i) Transferred Rights with respect to any Participation or purported Participation do not contain all of the rights of Seller that would constitute Transferred Rights under the definition of “Transferred Rights” if participation of such rights were permitted under the terms and provisions of the related Credit Documents and applicable Law (collectively, “Full Transferred Rights”), (ii) Seller has not obtained all Participation Required Consents with respect to any Participation or purported Participation or (iii) any third party claims the occurrence of any event under clauses (i) and (ii) above, then Seller will enter into an arrangement under which Buyer would, in compliance with Law, obtain the benefits and assume the obligations and bear the economic burdens that would be associated with such Full Transferred Rights in accordance with this Agreement (any such arrangement, an “Alternative Arrangement”). Without limiting the immediately preceding sentence, such Alternative Arrangement will include entering into an arrangement under which (i) Seller would enforce for the benefit (and at the expense) of Buyer any and all of its rights against a third party (including any Governmental Authority) associated with the affected Full Transferred Rights, (ii) Seller would promptly pay to Buyer when received all monies received by it after the Closing (as defined in the APA) with respect to the affected Full Transferred Rights and (iii) Buyer would perform or cause to be performed (at its expense) all of Seller’s obligations under the affected Full Transferred Rights. Simultaneously with the entry into an Alternative Arrangement with respect to any Participation or purported Participation, such Participation or purported Participation shall be deemed released and extinguished to the extent of such Alternative Arrangement.

7.	Costs and Expenses

7.1 If Seller pays any Agent Expenses or any Assumed Obligations after the Closing Date, Buyer shall, promptly upon the written request of the Seller that shall have paid such amounts, reimburse Seller for the full amount paid on such other Party’s behalf. For the avoidance of doubt, nothing in this Section 7.1 shall relieve Buyer of its obligations to fund and pay when payable and due any Assumed Obligations.

7.2 Buyer shall reimburse Seller, promptly upon invoice thereof from Seller, for all reasonable and documented out-of-pocket costs, expenses and disbursements (including reasonable and documented fees and disbursements of counsel) incurred by Seller in connection with the Agreement and the transactions contemplated hereunder, including in connection with any Elevation, any consent required for such Elevation to the extent arising after the Closing Date, the Transferred Rights, the Credit Documents or any related documents and any effort to enforce or protect Seller’s or Buyer’s rights or interests thereunder, in each case to the extent not previously reimbursed to Seller by the applicable Borrower. Seller shall use reasonable commercial efforts to notify Buyer from time to time of any expenses or disbursements incurred by Seller (including the amount and purpose of such expenses and disbursements) as to which Seller expects it may seek reimbursement from Buyer under this Section 7.2, provided that the failure to do so shall not limit Buyer’s reimbursement obligations hereunder.

8.	Distributions; Interest and Fees; Payments; Funding Obligations; Commitment Reductions

8.1 (a) If at any time on and after the Closing Date Seller received or receives a Distribution relating to a Participation:

(i) Seller shall accept and, from and after the Closing Date, hold, in a segregated account, such Distribution for the account and sole benefit of Buyer (it being understood that Distributions with respect to all Participations may be maintained in a single segregated account for the account of Buyer),

(ii) Buyer shall be the sole holder of the equitable and beneficial ownership interest in such Distribution, and Seller shall have no equitable or beneficial ownership interest in or right to receive such Distribution and such Distribution shall for all purposes constitute property of Buyer,

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(iii) Seller shall deliver to Buyer such Distribution (subject to Sections 8.1(a)(iv) and 8.4, free of any withholding, setoff, recoupment, or deduction of any kind except as required by Law) promptly (but in the case of any cash Distribution, in no event later than two (2) Business Days after the date on which Seller receives such Distribution) in the same form received and, when necessary or appropriate, with Seller’s endorsement (without recourse, representation, or warranty), except to the extent prohibited under any applicable Law, and

(iv) To the extent that (i) Seller receives such Distribution net of any withholding, setoff, recoupment or deduction of any kind and (ii) such withholding, setoff, recoupment or deduction is attributable to (A) Seller’s failure to provide the relevant withholding agent with such forms, certifications, statements and any other documents as such withholding agent may reasonably request (1) to evidence Seller’s exemption from (or reduction in the amount of) withholding of any tax imposed by the United States of America or any other jurisdiction, whether domestic or foreign, (2) to enable such withholding agent to comply with any applicable Law, or (3) to provide such withholding agent with all documentation that it may reasonable request from time to time for withholding tax purposes or (B) Seller’s failure to provide the relevant withholding agent with any documentation provided by Buyer pursuant to, and in accordance with, Section 8.4, Seller shall, in each case, deliver to Buyer the amount of such Distribution plus the amount of any such withholding, setoff, recoupment or deduction. For the avoidance of doubt, if clause (ii) of the preceding sentence does not apply, Seller shall deliver the amount of such Distribution net of such withholding, setoff, recoupment or deduction.

If Seller fails to pay any cash Distribution to Buyer in accordance with the time period set forth in clause (iii) of this Section 8.1(a), then Seller shall pay interest on such payment for the period from (and including) the day on which such payment is actually received by Seller to (but excluding) the day such payment is actually paid to Buyer.

(b) If a Distribution to be delivered to Buyer includes securities or other non-cash Distribution, Seller shall, to the extent permitted by law, endorse (without recourse, representation or warranty) or use commercially reasonable efforts (at Buyer’s sole expense) to assist Buyer to cause to be registered in Buyer’s name, or such name as Buyer may direct, and deliver such securities to Buyer or to such Entity as Buyer may direct as soon as practicable. Pending such transfer, Seller shall (from and after the Closing Date) hold the same on behalf and for the sole benefit of Buyer, and Seller shall have no equitable or beneficial interest in any such Distribution, and such Distribution shall for all purposes constitute property of Buyer.

(c) If all or any portion of a Distribution received by Seller and transferred to Buyer pursuant to this Section 8.1 is required to be returned or disgorged by Seller to any Entity, Buyer shall promptly return such Distribution (or portion thereof) and the amount of all related Reimbursement Claims to Seller together with all related interest and charges payable by Seller in respect thereof.

8.2 Except as provided in Sections 8.1 and 8.4, all payments made by Buyer to Seller or by Seller to Buyer under this Agreement shall be made in the lawful currency of the United States by wire transfer of immediately available funds into the Seller Account or Buyer Account, as applicable, in accordance with the wire instructions specified in Schedule 8.2.

8.3(a) With respect to the payment of any funds or other property under this Agreement (including the delivery of Distributions under Section 8.1), whether from Seller to Buyer or from Buyer to Seller, the Party required to deliver a Distribution or otherwise make a payment (the “Remitting Party”) may withhold therefrom any amount in respect of taxes required by law, including pursuant to FATCA to be withheld (a “Withholding Tax”), and any amount so withheld shall be treated for all purposes of this Agreement as having been paid to the recipient of the payment from which the amount was withheld (the “Receiving Party”).

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(b) [Reserved.]

(c) Without limiting the generality of Section 8.4 or Section 10.1(a), if a payment required under this Agreement or a payment under any Transferred Rights would be subject to withholding imposed by FATCA if the Receiving Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable, or any applicable intergovernmental agreement or regulation), or on account of any of the Receiving Party’s “recalcitrant account holders” within the meaning of Section 1471(d)(6) of the Code on account of the Receiving Party’s status under FATCA, the Receiving Party shall deliver to the Remitting Party, at such time or times reasonably requested by the Remitting Party, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Remitting Party as may be necessary for the Remitting Party to comply with its obligations under FATCA and to determine that the Receiving Party has complied with the Receiving Party’s obligations under FATCA or to determine the amount required to be deducted and withheld from such payment. Each Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the other Party in writing of its legal inability to do so.

8.4 Subject to Section 8.1(a)(iv), any taxes due and payable on any Distributions or other payments to Buyer hereunder shall be Buyer’s sole responsibility. Not more than ten (10) Business Days after the date hereof, Buyer shall furnish to Seller such forms (including a properly completed IRS Form W-9 or appropriate IRS Form W-8, as applicable), certifications, statements and any other documents as Seller may reasonably request to evidence Buyer’s exemption from (or reduction in the amount of) withholding of any tax imposed by the United States of America or any other jurisdiction, whether domestic or foreign, or to enable Seller to comply with any applicable Law, and to provide Seller all documentation that Seller may reasonably request from time to time for withholding tax purposes, and Seller may refrain from remitting such Distribution or any other payments hereunder until such forms, certifications, statements and other documents have been so furnished. In addition, Buyer shall deliver such forms, certifications, statements and other documents promptly upon the obsolescence, expiration or invalidity of any such item previously delivered by Buyer. Buyer agrees to hold Seller harmless from any Withholding Tax imposed due to Buyer’s failure to establish that it is not subject to Withholding Tax. In the event that a payment to Buyer is subject to Withholding Tax and a Seller Indemnitee is held liable for such Withholding Tax, Buyer agrees to promptly reimburse and indemnify Seller, and hold Seller harmless, for such amount, it being understood, for the avoidance of doubt, that Buyer shall have no liability for, and shall not indemnify any Seller Indemnitee for, any Withholding Taxes described in Section 8.1(a)(iv). The obligations of Buyer to pay or reimburse Seller under this Section 8.4 for any Withholding Tax or other tax obligations shall survive the termination of this Agreement.1 Buyer agrees to pay any and all amounts owed under this Section 8.4 within ten (10) Business Days of Buyer’s receipt of a request for payment notwithstanding termination of this Agreement.

[1]	NTD: Section 16 addresses survival of other obligations.

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8.5 Without limiting the generality of Section 2.1, to the extent that an Unfunded Commitment or Agent Expenses are due to be funded with respect to any Participated Loan, or any other costs and expenses are due and payable by Buyer under this Agreement, Buyer shall:

(a)	in the case of any Unfunded Commitment with respect to any Participated Loan, on the date specified in the borrowing request under the related Credit Agreement requesting a draw by the applicable Borrower in respect of such Unfunded Commitment to the extent notice thereof is delivered to Buyer on the same day such borrowing request is received by Seller and, otherwise, on the later of the date specified in such borrowing request and one Business Day after delivery by Seller to Buyer of notice of such borrowing request,

(b)	in the case of any Agent Expenses with respect to any Participated Loans, promptly (and in any event within five (5) Business Days after) after delivery of a notice with respect thereto from the Agent with respect to Agent Expenses relating to such Participated Loan, and

(c)	in the case of any other costs and expenses payable by Buyer pursuant to this Agreement, within ten (10) Business Days after the Seller’s written demand therefor,[2]

Buyer shall pay, fund and deliver, as applicable, the amounts required to be funded by the Buyer under this Agreement specified therein to Seller in immediately available funds, without set-off, counterclaim or deduction of any kind, not later than 10:00 a.m. New York City time on the Funding Date except in the case of same day funding, in which case, not later than 12:00 p.m. New York City time.

Any such notice described above may be delivered by electronic mail or other electronic transmission (any such notice, a “Funding Notice”) and shall include, as applicable, (i) such Unfunded Commitments, Agent Expenses, indemnification obligations or costs and expenses then due, payable or required to be funded, as applicable; (ii) the amount with respect thereto to be funded by Buyer (the “Funding Advance”); (iii) the currency in which the Funding Advance is to be paid; and (iv) the date (the “Funding Due Date”) on which the funds are due (which Funding Due Date shall be as provided in clauses (a), (b) or (c) above, as applicable. The date on which funding specified in any Funding Notice is made is referred to as the “Funding Date”).

8.6 Upon the receipt of the Funding Advance with respect to an Unfunded Commitment or Agent Expenses with respect to any Participation from Buyer on or prior to the Funding Due Date, Seller shall (i) accept and hold the Funding Advance for delivery to the applicable Agent for the benefit of Buyer as contemplated herein, (ii) have no equitable or beneficial interest in the Funding Advance (other than for purposes of funding the Funding Advance) and the Funding Advance shall for all purposes constitute property of Buyer, and (iii) promptly fund the Funding Advance in full, in immediately available funds, without set-off, counterclaim or deduction of any kind in accordance with the terms of the applicable Credit Agreement. If after Seller receives a Funding Advance from Buyer hereunder with respect to an Unfunded Commitment or Agent Expenses with respect to any Participation, Seller is no longer required under the Credit Documents relating to such Participation to pay any portion of such Funding Advance to the Agent or Borrower under such Credit Documents, then Seller shall promptly refund such portion of the Funding Advance to Buyer.

8.7 If the Funding Advance is received by Seller at any time after 5:00 p.m. (New York time) on the Funding Date, such Funding Advance shall be deemed to have been received on the next succeeding Business Day. Without regard to (a) the date Buyer receives the Funding Notice from Seller and (b) Buyer’s payment of the Funding Advance, any funding by Seller of an Unfunded Commitment relating to any Participation (the “Funded Loan”) (together with any and all rights of Seller which arise in respect thereto (including without limitation rights to repayment and all rights in, to and under the Credit Agreement relating to such Participation)) shall be deemed to be part of the Participation under which such funding was made

[2]	NTD: Consistent with Section 6 with respect to indemnities.

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from and after the time such Funded Loan is made by Seller. In the event that Buyer fails to pay any Funding Advance on the applicable Funding Date, Seller may, in its sole discretion, charge Buyer interest at a per annum rate equal to the Federal Funds Rate from and including the time when such Funding Advance was required to be paid hereunder to but excluding the date Buyer pays the Funding Advance to Seller or, in the case where Seller has made a Funded Loan, from and including the time of such Funded Loan by Seller to but excluding the date Buyer pays the Funding Advance to Seller at a per annum rate equal to the rate actually payable by the Borrower under the related Loan for the same time period. Solely as between Buyer and Seller, nothing in this Section 8.7 or otherwise in this Agreement requires, or shall be deemed to require, Seller to fund any Commitment if Buyer has not delivered to Seller the relevant Funding Advance when due.

8.8 Notwithstanding anything set forth in this Agreement, Seller shall be under no obligation to bid for competitive bid loans (or similar voluntary loan facilities, if any) on behalf of Buyer under any Credit Agreement in respect of any Commitment or otherwise.

8.9 If either Party fails to make full payment of any amount under this Agreement when due, such party shall, upon demand by the other Party, pay such defaulted amount together with interest on it (for each day from (and including) the date when due to (but excluding) the date when actually paid) at a rate equal to the Federal Funds Rate.

9.	Notices; Records; Reports

9.1 All communications between the Parties in respect of, or notices, requests, directions, consents or other information sent under, this Agreement shall be in writing, hand delivered or sent by overnight courier or electronic transmission, addressed to the relevant Party at its address, electronic mail or facsimile number specified in Schedule 9.1 or at such other address, electronic mail or facsimile number as such Party may subsequently request in writing. All such communications and notices shall be confidential in accordance with Section 18 and shall be effective upon receipt.

9.2 Buyer acknowledges that over the term of the Participation, Buyer may receive from or on behalf of Seller, from time to time, material non-public information within the meaning of the United States federal securities laws with respect to any Borrower, any Obligor or any of their respective subsidiaries or any of their respective securities (“MNPI”) and the Seller shall have no obligation to withhold any MNPI with respect to any Borrower or any Obligor or any of their respective subsidiaries or securities.

10.	Further Transfers

10.1 The provisions of this Section 10.1 shall apply to any sale, assignment and any other transfer of any Participation or any of Buyer’s rights hereunder or any part thereof or interest therein, including the transfer of all or substantially all of Buyer’s economic interest in a Participation (each a “Pre-Elevation Transfer”) prior to the occurrence of an Elevation:

(a) Buyer may not make a Pre-Elevation Transfer without obtaining the prior written consent of Seller to any person other than an Affiliate of Buyer (it being understood that, with respect to a Pre-Elevation Transfer to any Affiliate of Buyer, Buyer shall provide reasonable prior notice to Seller); provided, however, that no Pre-Elevation Transfer shall be effective unless (i) such Pre-Elevation Transfer does not violate any applicable Law or regulation or cause Seller to violate or be in breach of any provision of any Credit Document, (ii) the transferee in such Pre-Elevation Transfer (the “Transferee”) makes to Buyer for the express benefit of Seller substantially each of the representations, warranties and covenants of the Buyer set forth herein, and (iii) the Transferee either (A) is organized under the Laws of the United States or any State thereof or (B) has (1) represented to Seller that under applicable Law and treaties no taxes will be required to be withheld by Seller with respect to any payments to be made to such Transferee in respect of the

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Transferred Rights and (2) shall have furnished to Seller such forms, certifications, statements and other documents as Seller has reasonably requested or may reasonably request from time to time to evidence the Transferee’s exemption from the withholding of any tax imposed by any jurisdiction or to enable Seller to comply with any applicable Law.

(b) Notwithstanding the foregoing, Buyer may grant a security interest in any Participation or its rights under this Agreement, or any part thereof or interest therein, to any agent, lender or other financing source of Buyer without the consent of or notice to Seller.

10.2 Seller may not assign its rights or obligations under this Agreement without the prior written consent of Buyer.

10.3 Notwithstanding anything to the contrary in this Section 10, Seller acknowledges and agrees that Buyer may at any time and from time to time (i) identify to Seller in writing a third party purchaser (each, a “Designated Purchaser”) with respect to all or any part of Participated Loan and (ii) direct Seller in writing to sell and assign all or any part of such Participated Loan, as designated by Buyer to Seller in writing, to any such Designated Purchaser at a purchase price and subject to other principal economic terms (including treatment of accrued interest) agreed between Buyer and such Designated Purchaser (in their respective sole discretion) (each such sale and assignment, a “Buyer Directed Sale”); provided, that Seller shall have no obligation to cause or pursue a Buyer Directed Sale to the extent (x) such Buyer Directed Sale would contravene any applicable Law or any provision of any of the applicable Credit Documents or (y) expose Seller to any obligation, liability or expense that in Seller’s reasonable judgment is material, and in each such case, for which Seller has not been provided adequate indemnity. In order to effect any Buyer Directed Sale, Seller shall (a) execute and deliver the applicable Assignment with respect to the applicable Participated Loan in the form required under the related Credit Documents, together with such other Loan Syndication and Trading Association form documents with respect to such sale as are applicable at the time of such sale and are customarily required with respect to sales of similar loans and (b) execute and send a consent request or similar letter prepared by Buyer to request all necessary consents under the Credit Agreement of the related Loan; provided, that Buyer shall pay, promptly upon invoice therefor (and in any event within 10 Business Days of delivery of such invoice), any and all transfer, processing or recordation fees, costs, expenses and disbursements payable in connection with any Buyer Directed Sale under this Section 10.3 (including in connection with employing a third-party trading desk for execution thereof). Seller shall promptly notify Buyer upon the effectiveness of any such Buyer Directed Sale. The rights and obligations of Seller and Buyer accruing or relating to the period prior to the effective date of such Buyer Directed Sale, and all representations and warranties made by Seller or Buyer in this Agreement with respect to the related Participation, shall survive such Buyer Directed Sale. The proceeds received by Seller as a result of any Buyer Directed Sale shall constitute a Distribution and shall be paid over to Buyer in accordance with Section 8.1 and, to the extent of such Buyer Directed Sale, the Participation in the relevant Participated Loan shall be deemed released and extinguished.

11.	Voting

11.1 On and after the Closing Date, Seller shall continue to have sole authority to make, grant and exercise (or refrain from making, granting and exercising) all votes, whether pursuant to amendments, consents or waivers, and otherwise to exercise (or refrain from exercising) all other rights and remedies with respect to the Transferred Rights and Assumed Obligations relating to each Participation, except with respect to matters as to which a lender is not prohibited from granting a participant voting rights under the express terms of the applicable Credit Agreement (“Specified Participant Voting Rights”). Only with respect to such Specified Participant Voting Rights, Seller shall take (or refrain from taking) any action with respect to the Transferred Rights and Assumed Obligations relating to such Participation (an “Act”) in accordance with the prior instructions of Buyer, in each case except (A) as restricted or prohibited under applicable law, rule,

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order or the Credit Documents relating to such Participation (and such restrictions or prohibitions are hereby incorporated by reference as if set forth herein) or (B) if following such instructions might (in Seller’s reasonable determination) expose Seller to any obligation, liability or expense that in Seller’s reasonable judgment is material and for which Seller has not been provided adequate indemnity.

11.2 Any consent, instruction or other direction of Buyer permitted under Section 11.1 must be in writing and shall not be effective unless received by Seller no later than one (1) Business Day prior to the date on which such direction must be taken by Seller; provided, however, that if Seller gives notice to Buyer of the Act that is to be taken less than one (1) Business Day prior to the time when such Act is to be taken and Buyer gives a consent or other direction to Seller prior to the time when such Act is to be taken, Seller shall make commercially reasonable efforts to take into account such direction with respect to such Act. Absent such timely consent or other direction (including the withholding of such consent) from Buyer, Seller shall be entitled (but not required), in its sole discretion, to deem that Buyer has given its consent to take (or refrain from taking) any Act on behalf of Buyer with respect to such matters; provided, however, that in doing so, Seller shall act in good faith and subject to the provisions of Section 12.

12.	Standard of Care

12.1 Seller is not and shall not be deemed to be a fiduciary of the Buyer or any purpose hereunder, and, for the avoidance of doubt, will not be held to the standard of care of a fiduciary. Seller agrees to exercise the same care in the administration and enforcement of the Participated Loans and the Transferred Rights that it would exercise if it held the Transferred Rights solely for its own account, and except for losses that result from Seller’s gross negligence or willful misconduct in the administration and enforcement of the Participated Loans and the Transferred Rights, or breach of any of the express terms and provisions of this Agreement, it shall not be liable for any error in judgment or for any action taken or omitted to be taken by it; provided that Seller’s duty of care is subject to Section 12.2. Seller may rely on any notice, consent, certificate, request or other written document or communication received by Seller from Buyer or any Affiliate, employee or agent of Buyer that appears on its face, as determined by Seller in good faith, to be genuine.

12.2 Seller (i) may rely on legal counsel (including counsel for any Borrower, any Agent or any other Lender), independent public accountants and other consultants and advisors selected or accepted in good faith by Seller (collectively, the “Experts”), and Seller shall not be liable for any action taken or omitted to be taken by Seller in accordance with the advice of such Experts, (ii) may serve as a member of a creditors’ committee performing such acts as may be authorized and vote (subject to Section 11 hereof) as a member of a designated class of creditors for a plan of reorganization related to any Transferred Rights, (iii) shall be entitled to rely on, and shall incur no liability by acting upon, any conversation, notice, consent, certificate, statement, order, or any document or other writing (including, without limitation, facsimile, electronic mail, or other telecommunication device) that appears on its face, as determined by Seller in good faith, to be genuine, (iv) except as expressly set forth in Section 4, makes no warranty or representation (express or implied) and shall not be responsible for any statement, warranty or representation made in connection with any Credit Agreement or any related document or for the financial condition of any Borrower, (v) shall not have any duty to inspect the property (including the books and records) of any Borrower or any Obligor, (vi) except as provided in Section 11, and subject to the standard of care set forth in Section 12.1, shall have no obligations to make any claim, or assert any lien upon, any property held by Seller or assert any offset in respect thereto and (vii) shall have no duties or obligations hereunder other than those expressly provided for herein.

12.3 Notwithstanding Sections 12.1 and 12.2 above, nothing in this Section 12 shall relieve Seller from any liability for its breach of any of its express covenants in this Agreement.

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13.	Amendments, Waivers, Exercise of Rights and Remedies

13.1 No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by the Parties, and no waiver of any provision of this Agreement, nor consent to any departure by either Party from it, shall be effective unless it is in writing and signed by the affected Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13.2 No failure on the part of a Party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver by such Party, nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of each Party provided herein (a) are cumulative and are in addition to, and are not exclusive of, any rights or remedies provided by Law (except as otherwise expressly set forth in this Agreement) and (b) are not conditional or contingent on any attempt by such Party to exercise any of its rights or remedies under any other related document or against the other Party or any other Entity.

14.	Survival; Successors and Assigns; No Third Party Beneficiaries

14.1 This Agreement, including the representations, warranties, covenants and indemnities contained in this Agreement, shall inure to the benefit of, be binding upon and be enforceable by and against the Parties and their respective successors and permitted assigns.

14.2 This Agreement is for the sole benefit of Seller and Buyer, and, other than the Buyer Indemnitees and Seller Indemnitees to the express extent provided in Section 6 hereof, no third party shall be a beneficiary hereof or have any right or interest herein or have any right to enforce any terms hereof.

14.3 No officer, director, employee, shareholder, member or incorporator of, or direct or indirect limited partner in, or Affiliate of, any Party shall have any liability for the obligations of such Party under this Agreement.

15.	Elevation

(A) Upon the receipt of all necessary Elevation Required Consents with respect to any Participation of a Participated Loan or (B) at the request of Buyer, if either Seller or a direct or indirect parent company of Seller (i) becomes the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or a similar Entity charged with reorganization or liquidation of its business or assets, in each case, subject to the terms and provisions of the related Credit Documents and any applicable Law, each Party agrees to use commercially reasonable efforts and to take such actions as are reasonably necessary, as soon as reasonably practicable, to cause Buyer to become a Lender under the applicable Credit Agreement with respect to all of the Transferred Rights relating to such Participated Loan (an “Elevation”; and the date on which Buyer becomes a Lender under the applicable Credit Agreement, the “Elevation Date”); provided that, (i) no Party shall have any obligation to cause or pursue an Elevation to the extent such Elevation would contravene any Law applicable to either Party, and (ii) any (x) transfer fees and (y) out-of-pocket expenses and disbursements (including fees and disbursements of counsel) incurred by Seller, in each case of clauses (x) and (y) above, in connection with such Elevation shall be paid by Buyer in connection with such Elevation. Upon the applicable Elevation Date, to the extent of such Elevation, (i) Buyer shall assume all of the Assumed Obligations relating to such Participation, (ii) Seller shall have no further responsibility in respect of such Assumed Obligations and (iii) this Agreement shall cease to apply to such Participation except for those provisions that expressly survive the termination of this Agreement.

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16.	Termination

This Agreement shall terminate on the earlier to occur of (A) the first date on which the Elevation Date shall have occurred with respect to each Participated Loan and (B) the first date when (i) Seller shall have received all Distributions in respect of all of the Loans and all related Commitments (if any), and Seller shall, to the extent required hereunder, have distributed all such Distributions to Buyer, provided that if any such Distributions are received in connection with a restructuring of Loans or Commitments that requires Seller contemporaneously to fund new advances to a Borrower, then such Distributions shall be retained by Seller to the extent necessary to fund such new advances, and this Agreement (A) shall not terminate and (B) shall apply to such new advances, modified mutatis mutandis, (ii) all Commitments (if any) have been terminated and (iii) no Borrower or Obligor shall have any remaining obligations under the Credit Documents (other than obligations that, in accordance with the terms of the Credit Documents, shall survive the termination thereof); provided, that Sections 6, 7, 17, 18, 23, 24, 25, 26 and 27 (and any other Section required for the enforcement of such Sections) shall survive the termination of this Agreement, including without limitation, the Buyer’s obligations to promptly pay when demanded any and all Reimbursement costs and other indemnified amounts payable by Buyer hereunder.

17.	Further Assurances

Each Party agrees to (i) execute and deliver, or cause to be executed and delivered, all such other and further agreements, documents and instruments and (ii) take or cause to be taken all such other and further actions as the other Party may reasonably request to effectuate the intent and purposes, and carry out the terms, of this Agreement, including the granting or procurement of the Participation Required Consents and, in connection with any intended Elevation, the Elevation Required Consents. Without limiting the generality of the foregoing, on and after an Elevation with respect to any Participation, Seller agrees that if (i) notes have been issued evidencing all or any portion of the applicable Loans and Commitments (if any), (ii) Buyer is entitled to request (which request shall be in writing) that a new note or notes be issued to it, and (iii) the applicable Agent, the applicable Borrower or any Governmental Authority requires either (x) the delivery of any note(s) evidencing such Loans and Commitments (if any) previously issued to Seller or (y) the delivery of customary lost note documentation by Seller prior to the issuance thereof, then Seller shall use commercially reasonable efforts to either deliver such note(s) or customary lost note documentation to the applicable Agent; provided that Seller shall not be required to deliver either a note or such lost note documentation if no note was ever issued or delivered to it and Seller shall not be required to provide to any Entity any indemnification with respect to any lost note.

Without limiting the foregoing, Seller hereby makes, constitutes and appoints the Buyer, with full power of substitution, as its true and lawful agent and attorney-in-fact with respect to each Participation, with full power and authority in its name, place and stead, to execute, acknowledge and deliver any Credit Document with respect thereto, as well as the applicable Assignment and any other agreement required by the related Credit Documents to effect any Elevation permitted under Section 15. This grant of power of attorney is coupled with an interest and irrevocable.

The Buyer shall be responsible for all reasonable out-of-pocket costs and expenses of the Seller in connection with the Seller’s performance or its obligations under this Section 17 and shall pay and reimburse Seller for all such amounts promptly upon invoice thereof.

18.	Disclosure

18.1 Each Party agrees that, without the prior consent of the other Party, it shall not disclose the contents of this Agreement or any other materials or information in connection with the Credit Documents provided to it by or on behalf of such other Party (collectively, the “Confidential Information”) to any

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Entity, except that (a) any Party may make any such disclosure (i) as required to implement or enforce this Agreement, (ii) if required to do so by any Law, subpoena or other legal process, (iii) to any Governmental Authority or self-regulatory Entity having or asserting jurisdiction over it, (iv) if its attorneys advise it that it has a legal obligation to do so or that failure to do so may result in it incurring a liability to any other Entity or sanctions that may be imposed by any Governmental Authority, (v) to its Affiliates and its and such Affiliates’ directors, managers, officers, employees, agents, professional advisors and auditors, (vi) to any Borrower and its professional advisors and auditors (in each case, on a confidential basis), (vii) to any Sponsor (in each case, on a confidential basis), (viii) to any Agent (or prospective Agent) of any Loan subject to a Participation hereunder, and (ix) to any proposed transferee, assignee or participant of the Transferred Rights or any part thereof (in each case, on a confidential basis), and (b) Buyer may make any such disclosure to any of its or any of its Affiliates’ financing sources or prospective financing sources. Notwithstanding anything contained in this Section 18.1 to the contrary, Seller shall be permitted to disclose to any lender or prospective lender under a Loan Facility that Seller has sold a participation interest in a Loan under such Loan Facility to an unaffiliated Entity and a description of the voting arrangement set forth in this Agreement.

Notwithstanding anything to the contrary herein, the following shall not be considered Confidential Information: (i) information made available to the general public other than through a breach of this Agreement, (ii) information disclosed pursuant to judicial process, and (iii) information received from independent sources on a non-confidential basis without a breach of a duty of confidentiality to any Party or a breach of this Section 18.

18.2 Buyer agrees, and shall cause its Affiliates and designees, and its and their directors, managers, officers, employees, agents, professional advisors and auditors for purposes of receiving information or documents related to any Participated Loan, including in accordance with Section 9.2 to agree, that it shall maintain the confidentiality of any information and documents delivered to Buyer or its Affiliates to the extent required therein and to the same extent as if it were a party to the applicable Credit Documents and shall, upon Seller’s request, provide to Seller a confidentiality undertaking to such effect in accordance with the terms of such Credit Documents prior to the delivery of any such information or documents.

19.	Parties’ Relationships

Each Party and any of their respective Affiliates may engage in any kind of lawful business or other relationship with any Borrower, any Obligor or any of their respective Affiliates, without liability to the other Party or any obligation to disclose such business or relationship to the other Party.

20.	Entire Agreement; Conflict

20.1 This Agreement (together with the APA) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous and contemporaneous statements, marketing materials, negotiations, promises, covenants, agreements, understandings, representations and warranties in respect thereof. As between Seller and Buyer, if there is any inconsistency between this Agreement and any of the other Operative Documents, the provisions of this Agreement shall govern and control. To the extent there are any inconsistencies between this Agreement and the APA, the terms of this APA shall govern.

21.	Counterparts; Electronic Transmission

This Agreement may be executed in multiple counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Transmission by electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. Each fully executed counterpart of this Agreement shall be deemed to be a duplicate original.

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22.	Relationship Between Buyer and Seller

The relationship between Seller, on the one hand, and Buyer, on the other hand, shall be that of seller and buyer. Neither Party is a trustee or agent for the other Party, nor does either Party have any fiduciary obligations whatsoever to the other Party. In no event shall any Participation be construed as a loan from Buyer to Seller.

The Parties do not intend the arrangement contemplated by this Agreement to create a partnership or joint venture for federal, state, local or non-U.S. tax purposes. For U.S. federal income tax purposes, Seller shall be treated as a nominee for Buyer with respect to any Participation in a Loan. Each sale of a Participation in a Loan is intended by each of the Parties to be treated as a true sale of such Loan (including any Commitment therefor and the related Transferred Rights) by Seller to Buyer for all purposes (including, for the avoidance of doubt, for all purposes relating to income tax, financial accounting and creditors’ rights) and the assumption by Buyer of all Assumed Obligations for all purposes (including, for the avoidance of doubt, for all purposes relating to income tax, financial accounting and creditors’ rights), except that, as contemplated by Section 2.1(c), Seller shall hold title to each Loan for the benefit of Buyer. Each Party agrees to act in accordance with, and to take such actions from time to time as may be reasonably requested by the other Party to confirm, reaffirm and give full effect to, such intent. The Parties agree to file all tax returns in a manner consistent with the intended characterization for tax purposes, as described in this Section 22.

23.	Severability

The illegality, invalidity or unenforceability of any provision of this Agreement under the Law of any jurisdiction shall not affect its legality, validity or enforceability under the Law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

24.	Governing Law

THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED AND DETERMINED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION).

25.	Waiver of Trial by Jury

THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTION (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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26.	Jurisdiction

26.1 The Parties irrevocably and unconditionally submit to and accept the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York for any action, suit or proceeding arising out of or based upon this Agreement or any matter relating to it and waive any objection that they may have to the laying of venue in any such court or that any such court is an inconvenient forum or does not have personal jurisdiction over them.

26.2 The Parties irrevocably agree that, should either Party institute any legal action or proceeding in any jurisdiction (whether for an injunction, specific performance, damages or otherwise) in relation to this Agreement or the Transactions, no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from such action or proceeding shall be claimed by it or on its behalf, any such immunity being hereby irrevocably waived, and each Party irrevocably agrees that it and its assets are, and shall be, subject to such legal action or proceeding in respect of its obligations under this Agreement.

27.	Subrogation; Reimbursement Claims

27.1 To the extent that Buyer enforces any claim for indemnification or other right, claim or remedy against Seller under this Agreement and receives payment or another remedy from Seller in respect of such right, claim or remedy, the Parties agree that, to the extent permitted by law and the applicable Credit Documents, without the need for further action on the part of either Party, Seller shall be subrogated to the rights of Buyer against any other Entity, with respect to such right, claim or remedy to the extent that Buyer receives such payment or other remedy from Seller.

27.2 To the extent that a Borrower or any other Entity enforces any claim for return, disgorgement or reimbursement against Seller for all or any portion of any payment or transfer received by Seller on account of the Transferred Rights relating to any Participation prior to the Closing Date and receives payment or satisfaction from Seller in respect thereof, the Parties agree that (1) Buyer shall promptly reimburse and pay to Seller the amount of such disgorgement or reimbursement in accordance with Section 7.1 and 8.1 and (2) to the extent permitted by Law and the applicable Credit Documents, without the need for further action on the part of any Party, upon payment of such Reimbursement Claim, Buyer shall be subrogated to the rights of Seller against any other Entity, including Borrower, with respect to such claim.

28.	Interpretation

28.1 This Agreement includes any annexes, schedules or other documents attached to or incorporated by reference into the Agreement.

28.2 Terms used in the singular or the plural include the plural and the singular, respectively; “includes” and “including” are not limiting; and “or” is not exclusive.

28.3 Any reference to a Party includes such Party’s successors and permitted assigns.

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28.4 Unless otherwise indicated, any reference to:

(a)	this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been modified, amended or supplemented;

(b)	a statute, law, order, rule or regulation shall be construed as a reference to such statute, law, order, rule or regulation as it may have been modified, amended or supplemented; and

(c)	“$” means United States dollars.

28.5 Section and other headings and captions are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

28.6 This Agreement shall be deemed to have been jointly drafted by the Parties and no provision of it shall be interpreted or construed for or against either Party because such Party actually or purportedly prepared or requested such provision, any other provision or the Agreement as a whole.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered as of the date first above stated.

SELLER

[•]

By:
Name:
Title:

BUYER

[•]

By:
Name:
Title:

Signature Page to

Master Participation Agreement

SCHEDULE 2.1

LOANS

Attached3

[3]	To include outstanding principal balance and unfunded commitments, in each case, at closing.

SCHEDULE 8.2

WIRE TRANSFER INSTRUCTIONS

Buyer Account

Account Name:

Bank:

Account #:

ABA #:

Seller Account

Account Name:

Bank:

Account #:

ABA #:

SCHEDULE 9.1

NOTICE ADDRESSES

(A)	If to Buyer:

(B)	If to Seller:

Exhibit D

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of [•], has been made and entered into by and between NEWSTAR FINANCIAL, INC., a Delaware corporation (“NewStar”) and [•], a [•]1 (collectively, the “Assignors”), and GSO DIAMOND PORTFOLIO HOLDCO LLC, a Delaware limited liability company (“Assignee”)2.

W I T N E S S E T H:

WHEREAS, Assignee and NewStar have entered into an Asset Purchase Agreement, dated as of [•], 2017 (the “Purchase Agreement”), pursuant to which NewStar has agreed to sell, transfer and assign (or cause to be sold, transferred or assigned) the Purchased Assets to Assignee, as more fully described in the Purchase Agreement and upon the terms and conditions set forth therein;

WHEREAS, pursuant to Section 1.3 of the Purchase Agreement, in connection with the acquisition of the Purchased Assets, Assignee has agreed to assume from Assignors, the Assumed Liabilities; and

WHEREAS, the Assignors and Assignee are executing this Agreement pursuant to Section 2.3(a)(vii) of the Purchase Agreement in connection with the Closing.

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

2. Assignment and Assumption.

(a) Assignors hereby irrevocably and unconditionally sell, assign and transfer to Assignee, and its successors and permitted assigns, all Purchased Assets not otherwise subject to the documents described in Section 2.3 of the Purchase Agreement; provided, that subject to Section 1.4 of the Purchase Agreement, with respect to any Purchased Asset for which a third-party consent is required for such an assignment that has not been obtained as of the date hereof, such sale, transfer and assignment shall be effective only as of the date, if any, that such consent is obtained.

[1]	Note to Draft: Any Subsidiaries of the Company assigning Purchased Assets to be added as signatories.
[2]	Note to Draft: This Agreement to be copied (with appropriate conforming changes) if any Purchased Assets or Assumed Liabilities are purchased or assumed by a Designated Buyer Entity.

(b) Assignee hereby irrevocably and unconditionally assumes, accepts and agrees to perform all Assumed Liabilities described in Section 1.3 not otherwise subject to the Loan Assignment Agreements, Equity Interest Assignment Agreements, Participation Agreements, Entity Assignment Agreements or CLO Securities Transfer Documents, and acquires and accepts all of Assignors’ and their Affiliates’ right, title and interest in, to and under the Purchased Assets.

3. No Modification of the Purchase Agreement. Nothing contained herein shall release Assignee or Assignors from any of their respective obligations under the Purchase Agreement or in any way supersede, enlarge, diminish, limit, amend or modify any of the representations, warranties, indemnities, covenants or agreements of such parties set forth in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4. Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

5. General Provisions. Sections 8.2, 8.3, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, and 8.14 of the Purchase Agreement are each hereby incorporated by reference mutatis mutandis.

[Signature Page Immediately Follows]

2

IN WITNESS WHEREOF, each of Assignor and Assignee have caused this instrument to be signed by its proper and duly authorized officer as of the date and year first written above.

NEWSTAR FINANCIAL, INC.

By:
Name:
Title:

[•]

By:
Name:
Title:

GSO DIAMOND PORTFOLIO HOLDCO LLC

By: GSO Diamond Portfolio Fund LP, its managing member

By: GSO Diamond Portfolio Associates LLC, its general partner

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

EXHIBIT E

Form of Control Agreement

COLLATERAL ACCOUNT CONTROL AGREEMENT

COLLATERAL ACCOUNT CONTROL AGREEMENT (the “Agreement”), dated as of October [__], 2017 among GSO Diamond Portfolio Fund LP, a Delaware limited partnership (“Main Fund”), and GSO Diamond Portfolio Feeder Fund LP, a Cayman Islands exempted limited partnership acting through its general partner GSO Diamond Portfolio Associates LLC (together with Main Fund, each a “Pledgor”), NewStar Financial, Inc. (the “Secured Party”) and The Bank of New York Mellon (“Securities Intermediary”).

W I T N E S S E T H :

WHEREAS, Pledgors have entered into an assignment and security agreement (the “Collateral Agreement”) pursuant to which Pledgors have agreed to grant a security interest in the Collateral (as defined below) to the Secured Party, in order to secure the payment of Main Fund’s obligations to the Secured Party under and as more specifically set forth in that certain equity commitment letter, dated as of October 16, 2017, between GSO Diamond Portfolio Holdco LLC and Main Fund, and in that certain limited guarantee, dated as of October 16, 2017, between Main Fund and the Secured Party (such obligations, collectively, the “Secured Obligations”); and

WHEREAS, Pledgors and Securities Intermediary are parties to one or more custodian agreements whereunder Securities Intermediary holds various assets of Pledgors (collectively, the “Custody Agreement”);

WHEREAS, Secured Party and Pledgors have requested Securities Intermediary to hold the Collateral and to perform certain other functions as more fully described herein; and

WHEREAS, Securities Intermediary has agreed to act on behalf of Secured Party and Pledgors in respect of Collateral delivered to Securities Intermediary by Pledgors for the benefit of the Secured Party, subject to the terms hereof;

NOW THEREFORE, in consideration of the mutual promises set forth hereafter, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Whenever used in this Agreement, the following words shall have the meanings set forth below:

1. “Account” shall mean each segregated custodial account established pursuant to the Custody Agreement and maintained by Securities Intermediary pursuant to this Agreement in the name of Pledgors (as the same may be redesignated, renumbered or otherwise modified or any reasonably identifiable abbreviation thereof due to character limits on Securities Intermediary’s books and records) for the benefit of Secured Party as pledgee. Each Account shall be deemed to consist of a “securities account” (within the meaning of Section 8-501(a) of the UCC (as defined below)) for purposes of the UCC with respect to securities and security entitlements and a “deposit account” (within the meaning of Section 9-102 of the UCC) for purposes of the UCC with respect to cash deposited in or credited to the Account.

2. “Authorized Person” shall mean with respect to Secured Party or Pledgors, any person, whether or not an officer or employee of Secured Party or Pledgors, duly authorized by Secured Party or Pledgors, respectively, to give Oral Instructions and/or Written Instructions on behalf of Secured Party or Pledgors, respectively, such persons to be designated in a Certificate of Authorized Persons substantially in the form of Exhibit A hereto which contains a specimen signature of such person and may be amended from time to time by Secured Party or Pledgors, respectively, to add or delete any person by delivery of a revised or amended Certificate of Authorized Persons to Securities Intermediary. Securities Intermediary may assume that such persons will continue to be Authorized Persons until such time as Securities Intermediary receives and has had reasonable time to act upon the Written Instructions of Secured Party or Pledgors, as applicable, that any such person is no longer an Authorized Person or otherwise updating the Certificate of Authorized Persons.

3. “Collateral” shall mean the investment property, other financial assets (including, without limitation, all of the securities entitlements of Pledgors in the Accounts) and any cash maintained in or credited to the Accounts and all proceeds thereof.

4. “Depository” shall mean the Treasury/Reserve Automated Debt Entry System maintained at The Federal Reserve Bank of New York for receiving and delivering securities, The Depository Trust Company and any other clearing corporation within the meaning of Section 8-102 of the UCC or otherwise authorized to act as a securities depository or clearing agency, and their respective successors and nominees.

5. “Joint Written Instructions” shall mean Written Instructions originated jointly by: (1) Secured Party and (2) Pledgors, with respect to the transfer or disposition of Collateral from the Accounts. All Joint Written Instructions shall be submitted to the Securities Intermediary by Pledgors as a single instruction containing the signatures of both Pledgors and Secured Party on a single document.

6. “Notice of Exclusive Control” shall mean a written notice signed by an Authorized Person of Secured Party, substantially in the form of Exhibit B attached hereto and provided via facsimile or attached to and transmitted by electronic mail or such other method or system specified by Securities Intermediary as available for use in connection with the transmission or delivery of a Notice of Exclusive Control to Securities Intermediary.

7. “Oral Instructions” shall mean instructions expressed in spoken words received by and acceptable to Securities Intermediary in its sole discretion. Where Securities Intermediary provides recorded lines for this purpose, such instructions must be given using such lines.

8. “UCC” shall mean the Uniform Commercial Code, as amended or restated from time to time and as in effect in the State of New York.

9. “Written Instructions” shall mean written communications (including signed writings attached to and transmitted by electronic mail) received by Securities Intermediary via S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by Securities Intermediary as available for use in connection with this Agreement.

The terms “entitlement holder”, “entitlement order”, “financial asset”, “investment property”, “proceeds”, “security”, “security entitlement” and “securities intermediary” shall have the meanings set forth in Articles 8 and 9 of the UCC.

ARTICLE II

APPOINTMENT AND STATUS OF SECURITIES INTERMEDIARY;

ACCOUNTS

1. Appointment; Identification of Collateral. (a) Secured Party and Pledgors intend that this Agreement establish “control” of each Account by Secured Party for purposes of perfecting Secured Party’s security interest in each Account pursuant to Articles 8 and 9 of the UCC, and Securities Intermediary hereby acknowledges that it has been advised of Pledgor’s grant to Secured Party of a security interest in each Account as set forth in this Agreement. Secured Party and Pledgors each hereby appoints Securities Intermediary to perform its duties as hereinafter set forth and authorizes Securities Intermediary to hold Collateral in each Account in registered form in its name or the name of its nominees. Securities Intermediary hereby accepts such appointment and agrees to establish and maintain each Account and appropriate records identifying the Collateral in such Account as pledged by Pledgors to Secured Party. Pledgors hereby authorize Securities Intermediary to comply with all Oral and Written Instructions, including entitlement orders, originated by Secured Party with respect to the Collateral without further consent or direction from Pledgors or any other party.

2. Status of Securities Intermediary. The parties agree that with respect to the part of each Account consisting of a “securities account,” Securities Intermediary is acting as a “securities intermediary” within the meaning of Article 8 of the UCC, and intend that all securities and other assets (other than cash) held in the part of such Account consisting of a “securities account” shall be treated as financial assets. The parties agree that with respect to the part of each Account consisting of a “deposit account,” Securities Intermediary is acting as a “bank” within the meaning of Article 9 of the UCC and cash held in or credited to such Account shall be held in the part of such Account consisting of a “deposit account,” and such cash shall be treated as a deposit liability of Securities Intermediary. For the avoidance of doubt, the parties further agree that cash shall not be treated as a financial asset. Securities Intermediary represents that at the time of its entry into any agreement between any Pledgor and the Securities Intermediary governing any Account (each such agreement, including this Agreement, an “Account Agreement”), the Securities Intermediary had a physical office in the United States that engaged in a business or other regular activity of maintaining securities accounts. Securities Intermediary makes no representation or warranties with respect to the creation, attachment, validity, priority, perfection or enforceability of any security interest in either Account or the Collateral.

3. Use of Depositories. Secured Party and Pledgors hereby authorize Securities Intermediary to utilize Depositories to the extent possible in connection with Securities Intermediary’s performance hereunder. Collateral held by Securities Intermediary in a Depository will be held subject to the rules, terms and conditions of such Depository. Where Collateral is held in a Depository, Securities Intermediary shall identify on its records as belonging to Pledgors and pledged to Secured Party a quantity of securities as part of a fungible bulk of securities held in Securities Intermediary’s account at such Depository. Securities constituting Collateral deposited in a Depository will be represented in accounts which include only assets held by Securities Intermediary for its customers.

Each of Pledgors and Secured Party acknowledges that securities constituting Collateral issued outside the United States (exclusive of Japanese government bonds) (“Foreign Securities”) and non-U.S. cash held in each Account may be held by Securities Intermediary or a sub-custodian within Securities Intermediary’s network of sub-custodians (each a “Subcustodian”) and such Foreign Securities or non-U.S. cash shall be held subject to the terms and conditions of Securities Intermediary’s agreements with such Subcustodians. Subcustodians may be authorized to hold Foreign Securities and non-U.S. cash in central securities depositories or clearing agencies in which such Subcustodians participate. Unless otherwise required by local law, practice or a particular subcustodian agreement, Foreign Securities and/or non-U.S. cash deposited with Subcustodians will be held by Securities Intermediary in a commingled account in the name of Securities Intermediary as custodian or trustee for its customers, and shall not (x) be registered in the name of Pledgors, payable to the order of Pledgors or specially indorsed to Pledgors unless such Foreign Security has been further indorsed to Securities Intermediary or in blank, or (y) be credited to a segregated securities account maintained in the name or for the benefit of Pledgors on the books of any centralized depository, Subcustodian or other securities intermediary unless such Foreign Security has been further indorsed to Securities Intermediary or in blank; provided; however, and notwithstanding any other provision of this Agreement to the contrary, if required by local law, practice or a particular subcustodian agreement, a Subcustodian is required to hold Foreign Securities and/or non-U.S. cash other than as specified above, Securities Intermediary shall make available notice thereof to Pledgors and Secured Party. The parties hereby further acknowledge that Securities Intermediary gives no assurance that a security entitlement is created under the UCC with respect to Pledgors’ Foreign Securities held in Euroclear or Clearstream or their successors.

4. Pledgor Representation. Each Pledgor represents and warrants that it owns the Collateral free and clear of all liens, claims, security interests and encumbrances (except those granted herein or as provided for in the Custody Agreement) and, subject to the terms hereof, hereby grants to Secured Party a pledge and security interest in all of such Pledgor’s right, title and interest in each Account, all securities, investment property, securities entitlements, cash and financial assets credited to such Account from time to time, and all proceeds of the foregoing, as security for the Secured Obligations.

ARTICLE III

COLLATERAL SERVICES

1. Control. Prior to a receipt by Securities Intermediary of a Notice of Exclusive Control from Secured Party, Securities Intermediary shall only act upon a Joint Written Instruction and shall not honor or otherwise comply with any instructions of any kind originated by or on behalf of either Pledgor (or both Pledgors) in relation to any Account and the Collateral held therein or credited thereto without a Joint Written Instruction. It is understood and agreed that Pledgors shall be solely responsible for ensuring it obtains Secured Party’s written instruction, consent or signature, as applicable, prior to the delivery of any Joint Written Instructions to Securities Intermediary and Securities Intermediary will have no obligation to procure Secured Party’s written instruction, consent or signature, as applicable, to any such Joint Written Instructions. Securities Intermediary shall, without inquiry and in reliance upon such Joint Written Instructions and after having a reasonable amount of time, comply with such Joint Written Instructions.

2. Notice of Exclusive Control. Secured Party may, subject to terms of the Collateral Agreement, exercise sole and exclusive control of the Accounts and the Collateral held therein at any time by delivering to Securities Intermediary, with a copy to Pledgors, a Notice of Exclusive Control. Upon receipt of a Notice of Exclusive Control and after Securities Intermediary has had a reasonable time to comply with such Notice of Exclusive Control, Securities Intermediary shall, without inquiry and without the need for consent or direction from either Pledgor or any other person who is not Secured Party, thereafter comply with Oral or Written Instructions (including entitlement orders) solely from Secured Party with respect to the Accounts and will cease complying with any Joint Written Instructions (including entitlement orders) concerning the Accounts or the Collateral held therein originated by either Pledgor. Securities Intermediary will have no liability to Secured Party or Pledgors for complying with a Notice of Exclusive Control or instructions originated by Secured Party in connection therewith. Securities Intermediary shall have no duty, responsibility or obligation to independently verify, question or investigate (i) whether or not Secured Party is entitled to deliver a Notice of Exclusive Control, (ii) any fact, information, instruction, calculation or claim contained in or provided in connection with a Notice of Exclusive Control, (iii) the accuracy, completeness or veracity of any certification, covenant or statement made by Secured Party in a Notice of Exclusive Control or any subsequent instructions or directions so received, (iv) whether or not any copies of items or notices required pursuant to this Agreement or any other document or understanding entered into between the Secured Party and Pledgors were properly delivered by Secured Party to Pledgors or (v) the efficacy or sufficiency of any document or understanding entered into between the Secured Party and Pledgors (including, but not limited to, the format, content, substance, efficacy or sufficiency of such document). Securities Intermediary shall be fully protected for complying with a Notice of Exclusive Control, including any Oral or Written Instructions originated by Secured Party in connection therewith, whether or not Pledgor may allege that no rights of Secured Party exist to provide such instructions or to issue the Notice of Exclusive Control.

4. Payment of Proceeds. At all times, Securities Intermediary shall credit to the applicable Account all proceeds and interest received by it with respect to the Collateral.

5. Priority of Securities Intermediary’s Security Interest. In order to secure the repayment of any fees, charges, expenses, and other amounts payable to Securities Intermediary in accordance with the Custody Agreement, including without limitation, the repayment of any advances made by Securities Intermediary in its sole discretion, from time to time to purchase or to make payment on or against delivery of any investment property to be held in the Accounts, in each case to the extent permitted hereunder and in connection with the Securities Intermediary’s provision of custodial services to Pledgors in respect of the Accounts (the “Covered Expenses”), Securities Intermediary shall have a continuing security interest in and right of setoff against the Accounts and the Collateral and the proceeds thereof, in each case solely in respect of the Covered Expenses, until such time as the Securities Intermediary is repaid the amount of such Covered Expenses. Securities Intermediary hereby subordinates to the security interest of the Secured Party any security interest in which Securities Intermediary may have or acquire in the Accounts and the Collateral, except for Covered Expenses. Except in respect of the Covered Expenses as set forth in this Agreement, Securities Intermediary hereby agrees that any security interest in or lien on, or right of set-off or recoupment with respect to the Accounts, the Collateral or the proceeds thereof that Securities Intermediary may now have or in the future may have is hereby subordinated to the security interest of the Secured Party.

6. Statements. Securities Intermediary shall make available to Pledgors and Secured Party through Securities Intermediary’s on-line communications and reporting system advices of transactions affecting the Accounts and monthly Account statements, subject to the Terms and Conditions attached hereto as Appendix I. Each Pledgor and Secured Party may elect to receive advices and statements electronically through the Internet to an email address specified by it for such purpose. By electing to use the Internet for this purpose, each of Pledgor and Secured Party acknowledges that such transmissions are not encrypted and therefore are insecure. Each Pledgor and Secured Party further acknowledges that there are other risks inherent in communicating through the Internet such as the possibility of virus contamination and disruptions in service, and agrees that Securities Intermediary shall not be responsible for any loss, damage or expense suffered or incurred by such Pledgor, Secured Party, or any person claiming by or through such Pledgor or Secured Party as a result of the use of such methods.

7. Notice of Adverse Claims. Upon receipt of written notice of any lien, encumbrance or adverse claim against any Account or any portion of the Collateral carried therein (other than any lien, encumbrance or claim identified herein or existing pursuant to the Custody Agreement), Securities Intermediary shall use reasonable efforts to notify Secured Party and Pledgors as promptly as practicable under the circumstances.

ARTICLE IV

GENERAL TERMS AND CONDITIONS

1. Standard of Care; Indemnification. (a) Except as otherwise expressly provided herein, Securities Intermediary shall not be liable for any costs, expenses, losses, damages, liabilities or claims, including attorneys’ fees and expenses (“Losses”) incurred by or asserted against Pledgors or Secured Party, except those Losses arising out of the gross negligence or willful misconduct of Securities Intermediary or breach by Securities Intermediary of the express terms of this Agreement. Securities Intermediary shall have no liability whatsoever for the action or inaction of any Depository. In no event shall Securities Intermediary, Pledgors or Secured Party be liable for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement.

Securities Intermediary’s responsibility with respect to any Foreign Securities or non-U.S. cash held by a Subcustodian is limited to the failure on the part of Securities Intermediary to exercise reasonable care in the selection or retention of such Subcustodian in light of prevailing settlement and securities handling practices, procedures and controls in the relevant market. With respect to any Losses, incurred by Pledgors or Secured Party as a result of the acts or the failure to act by any Subcustodian, other than a BNYM Affiliate (as defined below), for whose actions Securities Intermediary shall be liable as if they were its own, Securities Intermediary shall take appropriate action to recover such Losses from such Subcustodian; and Securities Intermediary’s sole responsibility and liability to Pledgor and Secured Party, as applicable, shall be limited to amounts so received from such Subcustodians (exclusive of costs and expenses incurred by Securities Intermediary). For purposes of this paragraph (d), “BNYM Affiliate” shall mean any direct or indirect subsidiary of The Bank of New York Mellon Corporation or any entity controlling or ucommon control with Securities Intermediary.

(b) Pledgors agrees to indemnify Securities Intermediary and hold Securities Intermediary harmless from and against any and all Losses sustained or incurred by or asserted against Securities Intermediary by reason of or as a result of any action or inaction, or arising out of Securities Intermediary’s performance hereunder, including reasonable and documented fees and expenses of external counsel incurred by Securities Intermediary; provided, that Pledgor shall not indemnify Securities Intermediary for those Losses arising out of Securities Intermediary’s gross negligence or willful misconduct or breach by Securities Intermediary of the express terms of this Agreement.

(c) Secured Party agrees to indemnify Securities Intermediary and hold Securities Intermediary harmless from and against any and all Losses sustained or incurred by or asserted against Securities Intermediary by reason of or as a result of any action or inaction arising out of Securities Intermediary’s compliance with any Written Instruction or Oral Instruction of Secured Party given following delivery by Secured Party to Securities Intermediary of a Notice of Exclusive Control; provided, Secured Party shall not indemnify Securities Intermediary for those Losses arising out of Securities Intermediary’s gross negligence or willful misconduct or breach by Securities Intermediary of the express terms of this Agreement.

(d) It is expressly understood and agreed that Securities Intermediary’s right to indemnification hereunder shall be enforceable against each Pledgor and/or the Secured Party directly, without any obligation to first proceed against any third party for whom they may act, and irrespective of any rights or recourse that any Pledgor or the Secured Party may have against any such third party. This indemnity shall be a continuing obligation of Pledgors and the Secured Party, and their respective successors and assigns, notwithstanding the termination of this Agreement.

2. No Obligation Regarding Quality of Collateral. Without limiting the generality of the foregoing, Securities Intermediary shall be under no obligation to inquire into, and shall not be liable for, any Losses incurred by Pledgors, Secured Party or any other person as a result of the receipt or acceptance of fraudulent, forged or invalid Collateral or proceeds of such Collateral, or Collateral or proceeds of Collateral that otherwise is not freely transferable or deliverable without encumbrance in any relevant market.

3. No Responsibility Concerning Collateral Agreement. Pledgors and Secured Party hereby agree that, notwithstanding references to the Collateral Agreement in this Agreement, Securities Intermediary has no interest in, and no duty, responsibility or obligation with respect to, the Collateral Agreement (including without limitation, no duty, responsibility or obligation to monitor Pledgor’s or Secured Party’s compliance with the Collateral Agreement or to know the terms and conditions of the Collateral Agreement).

4. No Duty of Oversight. Securities Intermediary is not at any time under any duty to monitor the value of any Collateral in the Accounts or the proceeds thereof or whether the Collateral or the proceeds thereof are of a type required to be held in the Accounts, or to supervise the investment of, or to advise or make any recommendation for the purchase, sale, retention or disposition of any Collateral or the proceeds thereof or to determine whether the aggregate value of the Collateral is sufficient to secure the Secured Obligations.

5. Advice of Counsel. Securities Intermediary may, with respect to questions of law or equitable principles, obtain the advice of counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice.

6. No Collection Obligations. Securities Intermediary shall be under no obligation to take action to collect any amount payable on Collateral in default, or if payment is refused after due demand and presentment.

7. Fees and Expenses. Pledgors agree to pay to Securities Intermediary the fees as may be agreed upon from time to time. Pledgors shall reimburse Securities Intermediary for all property incurred costs necessary to transfers of Collateral to Securities Intermediary and records kept in connection with this Agreement. Pledgors shall also reimburse Securities Intermediary for properly incurred, reasonable and documented out-of-pocket expenses which are a normal incident of the services provided hereunder.

8. Effectiveness of Instructions; Reliance; Risk Acknowledgements; Additional Terms. (a) Subject to the terms below, Securities Intermediary shall be entitled to rely upon any Joint Written Instructions, Written Instructions or Oral Instructions actually received by Securities Intermediary and reasonably believed by Securities Intermediary to be duly authorized and delivered. Secured Party and each Pledgor agrees (i) to forward to Securities Intermediary Written Instructions confirming its Oral Instructions by the close of business of the same day that such Oral Instructions are given to Securities Intermediary, and (ii) the fact that such confirming Written Instructions are not received or that contrary Written Instructions are received by Securities Intermediary shall in no way affect the validity or enforceability of transactions authorized and effected by Securities Intermediary pursuant to its Oral Instructions that Securities Intermediary actually receives and reasonably believes to be duly authorized and delivered, where such transactions are authorized and effected by Securities Intermediary prior to its receipt of such confirming or contrary Written Instructions.

(b) If Securities Intermediary receives Joint Written Instructions or Written Instructions which appear on their face to have been transmitted via (i) computer facsimile, email (including as an attachment to an email), the Internet or other insecure electronic method, or (ii) secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys, Secured Party and each Pledgor understands and agrees that Securities Intermediary cannot determine the identity of the actual sender of such Joint Written Instructions or Written Instructions and that Securities Intermediary shall conclusively presume that such Joint Written Instructions or Written Instructions have been sent by an Authorized Person(s); provided that, if Securities Intermediary receives any Joint Written Instructions or Written Instructions from a sender that it (in its sole discretion) believes may not be an Authorized Person, it shall make reasonable efforts to verify that such sender is an Authorized Person. Secured Party and Pledgors shall be responsible for ensuring that only its Authorized Persons transmit such Joint Written Instructions or Written Instructions to Securities Intermediary and that all of its Authorized Persons treat applicable user and authorization codes, passwords and/or authentication keys with extreme care and control.

(c) Secured Party and each Pledgor acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Joint Written Instructions and Written Instructions to Securities Intermediary and that there may be more secure methods of transmitting Joint Written Instructions or Written Instructions than the method(s) selected by it. Secured Party and each Pledgor agrees that the security procedures (if any) to be followed in connection with its transmission of Joint Written Instructions or Written Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

(d) If Secured Party or Pledgors elect to transmit Joint Written Instructions or Written Instructions through an on-line communication system offered by Securities Intermediary, its use thereof shall be subject to the Terms and Conditions attached hereto as Appendix I. If Secured Party or Pledgors elect (with Securities Intermediary’s prior consent) to transmit Joint Written Instructions or Written Instructions through an on-line communications service owned or operated by a third party, Secured Party or Pledgors, as applicable, agrees that Securities Intermediary shall not be responsible or liable for the reliability or availability or transmission security of any such service.

9. Inspection. Upon reasonable request and provided Securities Intermediary shall suffer no significant disruption of its normal activities, Secured Party or Pledgors shall have access to Securities Intermediary’s books and records relating to the Accounts during Securities Intermediary’s normal business hours. Upon reasonable request, copies of any such books and records shall be provided to Secured Party or any Pledgor at its expense.

10. Account Disclosure. Securities Intermediary is authorized to supply any information regarding any Account, the Collateral or any proceeds thereof that is required by any law or governmental regulation now or hereafter in effect.

11. Force Majeure. Securities Intermediary shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God; earthquakes; fires; floods; natural disasters; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; governmental actions; inability to obtain labor, material, equipment or transportation.

12. Pricing Services. Securities Intermediary may, as an accommodation, provide pricing or other information services to Pledgors and/or Secured Party in connection with this Agreement. Securities Intermediary may utilize any vendor (including securities brokers and dealers) believed by it to be reliable to provide such information. Under no circumstances shall Securities Intermediary be liable for any loss, damage or expense suffered or incurred by Pledgors or Secured Party as a result of errors or omissions with respect to any pricing or other information utilized by Securities Intermediary hereunder.

13. No Implied Duties. The Securities Intermediary shall have no duties, obligations, responsibilities, or liabilities whatsoever with respect to the Accounts or the Collateral or the proceeds thereof held or deposited in the Accounts except as and to the extent expressly set forth in this Agreement, and no implied duties of any kind shall be read into this Agreement adverse to Securities Intermediary including, without limitation, the duty to preserve, exercise or enforce rights in the Accounts or the Collateral or proceeds thereof in connection with this Agreement.

14. Voting. Prior to receipt of a Notice of Exclusive Control, Securities Intermediary is authorized to act upon the Pledgors’ Written Instructions to Securities Intermediary solely to vote and/or respond to corporate action events received by Securities Intermediary in respect of the Collateral held in or credited to the Accounts.

15. Compliance with Legal Process. If any Collateral subject to this Agreement are at any time attached or levied upon, or in case the transfer, delivery, redemption or withdrawal of any such Collateral shall be stayed or enjoined, or in the case of any other legal process or judicial order affecting such Collateral, Securities Intermediary is authorized to comply with any such order in any manner as Securities Intermediary or its legal counsel reasonably deems appropriate. If Securities Intermediary complies with any process, order, writ, judgment or decree relating to the Collateral subject to this Agreement, then Securities Intermediary shall not be liable to Pledgors or Secured Party or to any other person or entity even if such order or process is subsequently modified, vacated or otherwise determined to have been without legal force or effect.

ARTICLE V

MISCELLANEOUS

1. Termination. (a) This Agreement shall terminate upon (i) Securities Intermediary’s receipt of Written Instructions from Secured Party expressly stating that Secured Party no longer claims any security interest in the Collateral and Securities Intermediary’s subsequent transfer of the Collateral from the Accounts to an account designated by Pledgor in Written Instructions, (ii) Securities Intermediary’s receipt of a Notice of Exclusive Control given by Secured Party and subsequent transfer of all of the Collateral to Secured Party as directed in Written Instructions or Securities Intermediary’s receipt of a Joint Written Instruction and subsequent transfer of all of the Collateral as directed in such Joint Written Instruction, or (iii) by any party upon not less than ninety (90) days prior written notice of termination to the other parties, provided that termination pursuant to (iii) above shall not affect or terminate Secured Party’s security interest in the Collateral, and, provided, further, that termination pursuant to (iii) above shall not be effective until the Collateral has been transferred to a successor custodian reasonably satisfactory to Secured Party and identified to

Securities Intermediary pursuant to a Joint Written Instruction of Pledgor and Secured Party, provided that if such Joint Written Instruction identifying a successor custodian is not received by Securities Intermediary by the end of such ninety (90) day notice period, Securities Intermediary shall transfer all of the Collateral from the Accounts to Secured Party (as Secured Party may direct pursuant to reasonable Written Instructions).

Except as otherwise provided herein, all obligations of the parties to each other hereunder shall cease upon termination of this Agreement.

2. Ambiguity and Conflict. In the event of any ambiguity or uncertainty hereunder or in any Oral Instructions, Joint Written Instructions or Written Instructions (other than any ambiguity or uncertainty relating to the delivery of a Notice of Exclusive Control by Secured Party), Securities Intermediary shall endeavor to promptly give Secured Party and Pledgors oral or written notice of such ambiguity or uncertainty and may thereafter, in its reasonable discretion, refrain from taking any action other than to retain possession of the Collateral or the proceeds thereof, unless Securities Intermediary receives clarifying or superseding Oral Instructions, Joint Written Instructions or Written Instructions that eliminate such ambiguity or uncertainty upon which Securities Intermediary shall be permitted to rely without further inquiry. In the event that ambiguity or uncertainty arises in connection with a Notice of Exclusive Control by Secured Party, the Securities Intermediary shall, as soon as may be reasonably practicable under the circumstances following its identification of any such ambiguity or uncertainty, seek written clarification or additional instructions from Secured Party. In the event of the occurrence of an ambiguity or uncertainty as set forth above, the parties intend that this Agreement shall remain in full force and effect until such ambiguity has been fully and finally resolved.

3. Certificates of Authorized Persons. Secured Party and Pledgors agree to furnish to Securities Intermediary a new Certificate of Authorized Persons in the event of any change in the then present Authorized Persons. Until such new Certificate is received, Securities Intermediary shall be fully protected in acting upon Written Instructions of such present Authorized Persons.

4. (a) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Securities Intermediary, shall be sufficiently given if addressed to Securities Intermediary and received by it at its offices at 301 Bellevue Parkway, Wilmington, DE 19809; Attention: Legal Department; Fax: 302-791-3388 with a copy to: 101 Barclay Street, 15th Floor, New York, NY 10286, Attention: Scott Epstein; Fax: 877-202-5192; and AISBrokerSeg@bnymellon.com, or at such other place as Securities Intermediary may from time to time designate in writing.

(b) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Secured Party shall be sufficiently given if addressed to Secured Party and received by it at its offices at 500 Boylston Street, Suite 1250, Boston, MA 02116, or at such other place as Secured Party may from time to time designate in writing.

(c) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Pledgors shall be sufficiently given if addressed to Pledgors and received by it at its offices at c/o GSO Capital Partners, 345 Park Avenue, New York, NY 10154, or at such other place as Pledgors may from time to time designate in writing.

5. Cumulative Rights; No Waiver. Each and every right granted to Securities Intermediary hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of Securities Intermediary to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by Securities Intermediary of any right preclude any other future exercise thereof or the exercise of any other right.

6. Severability; Amendments; Assignment. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by the parties hereto. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any party without the written consent of the other parties.

7. Governing Law; Jurisdiction; Waiver of Immunity; Jury Trial Waiver. This Agreement and the Accounts shall be governed by and construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The State of New York shall be deemed to be the jurisdiction of the Securities Intermediary for purposes of Articles 8 and 9 of the UCC. The Pledgors and the Securities Intermediary agree that each and every Account Agreement is hereby amended to provide that with respect to the Accounts, the law applicable to all issues specified in Article 2(1) of the Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary shall be the laws of the State of New York. The Pledgor and the Securities Intermediary covenant that no amendment with respect to any Account Agreement shall be entered into that would have the effect of changing the parties’ choice of law set forth in the previous sentence without the prior written consent of the Secured Party. Secured Party, Pledgors and Securities Intermediary hereby consent to the jurisdiction of a state or federal court situated in New York City, New York, Borough of Manhattan in connection with any dispute arising hereunder. To the extent that in any jurisdiction Secured Party or Pledgors may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, Secured Party and Pledgors each irrevocably agrees not to claim, and hereby waives, such immunity. Secured Party, Pledgors and Securities Intermediary each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

8. No Third Party Beneficiaries. In performing hereunder, Securities Intermediary is acting solely on behalf of Secured Party and Pledgors and no contractual or service relationship shall be deemed to be established hereby between Securities Intermediary and any other person.

9. Headings. Section headings are included in this Agreement for convenience only and shall have no substantive effect on its interpretation.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. Delivery of an executed counterpart of this Agreement by electronic transmission (including .pdf) shall be effective as a manually executed counterpart of this Agreement.

11. USA PATRIOT ACT. Pledgors and Secured Party hereby acknowledge that Securities Intermediary is subject to federal laws, including the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which Securities Intermediary must obtain, verify and record information that allows Securities Intermediary to identify each Pledgor and Secured Party. Accordingly, prior to opening an Account hereunder Securities Intermediary will ask Pledgors and/or Secured Party to provide certain information including, but not limited to, Pledgors’ and/or Secured Party’s names, physical address, tax identification number and other information that will help Securities Intermediary to identify and verify each of Pledgors’ and Secured Party’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information. Pledgors and Secured Party agree that Securities Intermediary cannot open an Account hereunder unless and until the Securities Intermediary verifies the Pledgors’ and/or Secured Party’s identity in accordance with its CIP.

12. Centralized Functions. The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions. including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Notwithstanding any provision of this Agreement to the contrary, solely in connection with the Centralized Functions, (i) Pledgors consent to the disclosure of, and authorizes Securities Intermediary to disclose, information regarding Pledgors and their accounts (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) Securities Intermediary may store the names and business addresses of the Pledgors’ employees on the systems or in the records of the BNY Mellon Group or its service providers. In addition, the BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with Pledgors. Pledgors are authorized to consent to the foregoing and confirms that the disclosure to and storage by the BNY Mellon Group of such information does not violate any relevant data protection legislation. In addition, Securities Intermediary may disclose Customer-Related Data as required by law or at the request of any governmental or regulatory authority.

IN WITNESS WHEREOF, Secured Party, each Pledgor and Securities Intermediary have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

PLEDGOR	GSO DIAMOND PORTFOLIO FUND LP

BY: GSO DIAMOND PORTFOLIO ASSOCIATES LLC, its general partner

By:
Name:
Title:

PLEDGOR	GSO DIAMOND PORTFOLIO FEEDER FUND LP

BY: GSO DIAMOND PORTFOLIO ASSOCIATES LLC, its general partner

By:
Name:
Title:

SECURED PARTY	NEWSTAR FINANCIAL, INC.

By:
Name:
Title:

By:
Title:

SECURITIES INTERMEDIARY	THE BANK OF NEW YORK MELLON

By:
Title:

APPENDIX I

ELECTRONIC ACCESS

TERMS AND CONDITIONS

These Electronic Access Terms and Conditions (the “Terms and Conditions”) set forth the terms and conditions under which The Bank of New York Mellon Corporation and/or its subsidiaries or joint ventures (collectively, “BNY Mellon”) will provide the undersigned entities and its (their) affiliates listed on Schedule A (“You” and “Your”) with access to and use of BNY Mellon’s electronic information delivery site known as “BNY Mellon Connect” and/or other BNY Mellon-designated access portals (“Electronic Access”). Access to and use of Electronic Access by You is contingent upon and is in consideration for Your compliance with the terms and conditions set forth below. Electronic Access includes access to BNY Mellon web sites accessible via BNY Mellon Connect and/or other BNY Mellon-designated access portals (“Sites”), pursuant to which You are able to access products and services provided by BNY Mellon as well as data regarding Your accounts. You may amend Schedule A by delivering a revised version to BNY Mellon.

Any particular product or service accessed by You through Electronic Access may be subject to a separate written agreement between You and BNY Mellon with respect to such products and services (each a “Services Agreement”). In addition, terms and conditions and restrictions with respect to any particular product or service accessed through Electronic Access (such as privacy and internet security matters), together with any disclaimers related to the specific products or services, may be set forth on the Sites (hereinafter referred to as “Terms of Use”) and are applicable to such products and services. By Your signature below, You agree to the Terms and Conditions. By any of Your Users accessing the Sites, and the products and services available through Electronic Access, You agree to any Terms of Use and acknowledge and accept any disclaimers and disclosures included on the Sites and the restrictions concerning the use of proprietary data provided by Information Providers (as defined below) that are posted on the Data Terms Web Site (as defined below). For the avoidance of doubt, the execution of these Terms and Conditions will not alter or amend or otherwise affect any Services Agreement whether such Services Agreement is executed prior to or after the execution of these Terms and Conditions.

1.	Access Administration:

a.	To facilitate access to Electronic Access, You will furnish BNY Mellon with a written list of the names, and the extent of authority or level of access, of persons You are authorizing to access the Sites, products and services and to use the Electronic Access (“Authorized Users”) on a read-only basis. In addition, You may also designate Authorized Users who will have authority to enter transactions and provide instructions to BNY Mellon that cause a change in or have an impact on assets held by BNY Mellon for Your accounts (“Authorized Transactional Users”). Where appropriate, Authorized Users and Authorized Transactional Users are collectively referred to herein as “Users.” If You wish to allow any third party (such as an investment manager, consultant or third party service provider) or any employee of a third party to have access to Your account information through Electronic Access and be included as a “User” under these Terms and Conditions, You may designate a third party or employee of a third party as an Authorized User or Authorized Transactional User under these Terms and Conditions and any such third party or employee of a third party so designated by You (and, if a third party is so designated, any employee of such third party designated by such third party) will be included within the definition of Authorized User, Authorized Transactional User, and User as appropriate.

b.	Upon BNY Mellon’s approval of Users (which approval will not be unreasonably withheld), BNY Mellon will send You a user-id, temporary password and, where applicable, a security identification device for each User. You will be responsible for providing to Users the user-ids, temporary passwords and, where applicable, secure identification devices. You will ensure that any User receiving a secure identification device returns such device immediately following the termination of the User’s authorization to access the products and services for which the secure identification device was provided to such User. You are solely responsible for Users’ access to Electronic Access, and You and Users are solely responsible for the confidentiality of the user-ids and passwords and secure identification devices that are provided to them and will remain responsible for each secure identification device until it is returned to BNY Mellon. You, on behalf of You and Your affiliates, acknowledge and agree that, BNY Mellon will have no duty or obligation to verify or confirm the actual identity of the person who accessed Electronic Access using a validly issued user-id and password (and, where applicable, security identification device) or that the person who accessed Electronic Access using such validly issued user-id and password (and, where applicable, security identification device) is, in fact, a User (whether an Authorized User or an Authorized Transactional User).

c.	You shall not, and shall not permit any User or third party to, breach or attempt to breach any security measures used in connection with Electronic Access or Proprietary Software. Any attempt to circumvent or penetrate any application, network or other security measures used by BNY Mellon or its suppliers in connection with Electronic Access is strictly prohibited.

d.	You are also solely responsible for ensuring that all Users comply with these Terms and Conditions and any Terms of Use included on the Sites, the Service Agreement for each product or services accessed through the Sites and their associated services and all applicable terms and conditions, restrictions on the use of such products and services and data obtained through the use of Electronic Access. BNY Mellon reserves the right to prohibit access or revoke the access of any User to Electronic Access whom BNY Mellon determines has violated or breached these terms and conditions or any Terms of Use on a Site accessed by the User, including the Data Terms Web Site (as defined below), or whose conduct BNY Mellon reasonably determines may constitute a criminal offense, violate any applicable local, state, national, or international law or constitute a security risk for BNY Mellon, a BNY Mellon’s third party supplier (“BNY Mellon’s Supplier”), BNY Mellon’s clients or any Users of Electronic Access. BNY Mellon may also terminate access to all Users following termination of all Services Agreements between You and BNY Mellon.

2.	Proprietary Software: Depending upon the products and services You elect to access through Electronic Access, You may be provided software owned by BNY Mellon or licensed to BNY Mellon by a BNY Mellon Supplier (“Proprietary Software”). You are granted a limited, non-exclusive, non-transferable license to install the Proprietary Software on Your authorized computer system (including mobile devices registered with BNY Mellon) and to use the Proprietary Software solely for Your own internal purposes in connection with Electronic Access and solely for the purposes for which it is provided to You. You and Your Users may make copies of the Proprietary Software for backup purposes only, provided all copyright and other proprietary information included in the original copy of the Proprietary Software are reproduced in or on such backup copies. You shall not reverse engineer, disassemble, decompile or attempt to determine the source code for, any Proprietary Software. Any attempt to circumvent or penetrate security of Electronic Access is strictly prohibited.

3.	Use of Data:

a.	Electronic Access may include information and data that is proprietary to the providers of such information or data (“Information Providers”) or may be used to access Sites that include such information or data from Information Providers. This information and data may be subject to restrictions and requirements which are imposed on BNY Mellon by the Information Providers and which are posted on http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor web site of which You are provided notice from time to time (the “Data Terms Web Site”). You will be solely responsible for ensuring that Users comply with the restrictions and requirements concerning the use of proprietary data that are posted on the Data Terms Web Site.

b.	You consent to BNY Mellon, its affiliates and BNY Mellon’s Suppliers disclosing to each other and using data received from You and Users and, where applicable, Your third parties in connection with these Terms and Conditions (including, without limitation, client data and personal data of Users) (1) to the extent necessary for the provision of Electronic Access; (2) in order for BNY Mellon and its affiliates to meet any of their obligations under these Terms and Conditions to provide Electronic Access; or (3) to the extent necessary for Users to access Electronic Access.

c.	In addition, You permit BNY Mellon to aggregate data concerning Your accounts with other data collected and/or calculated by BNY Mellon. BNY Mellon will own such aggregated data, but will not distribute the aggregated data in a format that identifies You or Your data.

4.	Ownership and Rights:

a.	Electronic Access, including any database, any software (including for the avoidance of doubt, Proprietary Software) and any proprietary data, processes, scripts, information, training materials, manuals or documentation made available as part of the Electronic Access (collectively, the “Information”), are the exclusive and confidential property of BNY Mellon and/or BNY Mellon’s suppliers. You may not use or disclose the Information except as expressly authorized by these Terms and Conditions. You will, and will cause Users and Your third parties and their users, to keep the Information confidential by using the same care and discretion that You use with respect to Your own confidential information, but in no event less than reasonable care.

b.	The provisions of this paragraph will not affect the copyright status of any of the Information which may be copyrighted and will apply to all Information whether or not copyrighted.

c.	Nothing in these Terms and Conditions will be construed as giving You or Users any license or right to use the trade marks, logos and/or service marks of BNY Mellon, its affiliates, its Information Providers or BNY Mellon’s Suppliers.

d.	Any Intellectual Property Rights and any other rights or title not expressly granted to You or Users under these Terms and Conditions are reserved to BNY Mellon, its Information Providers and BNY Mellon’s Suppliers. “Intellectual Property Rights” includes all copyright, patents, trademarks and service marks, rights in designs, moral rights, rights in computer software, rights in databases and other protectable lists of information, rights in confidential information, trade secrets, inventions and know-how, trade and business names, domain names (including all extensions, revivals and renewals, where relevant) in each case whether registered or unregistered and applications for any of them and the goodwill attaching to any of them and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which may subsist anywhere in the world.

5.	Reliance:

a.	BNY Mellon will be entitled to rely on, and will be fully protected in acting upon, any actions or instructions associated with a user-id or a secure identification device issued to a User until such time BNY Mellon receives actual notice in writing from You of the change in status of the User and receipt of the secure identification device issued to such User. You acknowledge that all commands, directions and instructions, including commands, directions and instructions for transactions issued by a User are issued at Your sole risk. You agree to accept full and sole responsibility for all such commands, directions and instructions and that BNY Mellon, will have no liability for, and you hereby release BNY Mellon from, any losses, liabilities, damages, costs, expenses, claims, causes of action or judgments (including attorneys’ fees and expenses) (collectively “Losses”) incurred or sustained by you or any other party in connection with or as a result of BNY Mellon’s reliance upon or compliance with such commands, directions and instructions.

b.	All commands, directions and instructions involving a transaction entered by Authorized Transactional User will be treated as an authorized instruction under the applicable Services Agreement(s) between You and BNY Mellon covering accounts, products and services and products provided by BNY Mellon with respect to which Electronic Access is being used whether such Services Agreement is executed prior to or after the execution of these Terms and Conditions.

6.	Disclaimers:

a.	Although BNY Mellon uses reasonable efforts to provide accurate and up-to-date information through Electronic Access, BNY Mellon, its Content Providers and Information Providers make no warranties or representations under these Terms and Conditions as to accuracy, reliability or comprehensiveness of the content, information or data accessed through Electronic Access. Without limiting the foregoing, some of the content on Electronic Access may be provided by sources unaffiliated with BNY Mellon (“Content Providers”) and by Information Providers. For that content BNY Mellon is a distributor and not a publisher of such content and has no control over it. Information provided by Information Providers has not been independently verified by BNY Mellon and BNY Mellon makes no representation as to the accuracy or completeness of the content or information provided. Any opinions, advice, statements, services, offers or other information given or provided by Content Providers and Information Providers (including merchants and licensors) are those of the respective authors of such content and not that of BNY Mellon. BNY Mellon will not be liable to You or Users for such content or information in any way nor for any action taken in reliance on such information nor for direct or indirect damages resulting from the use of such information. For purposes of these Terms and Conditions, all information and data, including all proprietary information and materials and all client data, provided to You through Electronic Access are provided on an “AS-IS”, “AS AVAILABLE” basis.

b.	BNY Mellon makes no guarantee and does not warrant that Electronic Access or the information and data provided through the Electronic Access are or will be virus-free or will be free of viruses, worms, Trojan horses or other code with contaminating or destructive properties. BNY Mellon will employ commercially reasonable anti-virus software to its systems to protect its systems against viruses.

c.	Some Sites accessed through the use of Electronic Access may include links to websites provided by parties that are not affiliated with BNY Mellon (“Third Party Websites”). BNY Mellon will not be liable to any person for the content found on such Third Party Websites. BNY Mellon will not be responsible for Third Party Websites that collect information from parties who visit their web sites through links on the Sites. BNY Mellon will not be liable or responsible for any loss suffered by any person as a result of their use of any Third Party Websites that are linked to the BNY Mellon Sites.

d.	BNY Mellon retains complete discretion and authority to add, delete or revise in whole or in part Electronic Access, including its Sites, and to modify from time to time any Proprietary Software provided in conjunction with the use of Electronic Access and/or any of the Sites. To the extent reasonably possible, BNY Mellon will provide notice of such modifications. BNY Mellon may terminate, immediately and without advance notice, and without right of cure, any portion or component of Electronic Access or the Sites.

e.	TO THE FULLEST EXTENT PERMITTED BY LAW, THERE IS NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NO WARRANTY OF QUALITY AND NO WARRANTY OF TITLE OR NONINFRINGEMENT. THERE IS NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING ELECTRONIC ACCESS, THE SITES, ANY PROPRIETARY SOFTWARE, INFORMATION, MATERIALS OR CLIENT DATA.

f.

Notwithstanding the prior paragraph, The Bank of New York Mellon or an Affiliate designated by it will defend You and pay any amounts agreed to by BNY Mellon in a settlement and damages finally awarded by a court of competent jurisdiction, in an action or proceeding commenced against You based on a claim that Electronic Access or the Proprietary Software infringe plaintiff(s)’s patent, copyright, or trade secret, provided that You (i) notify BNY Mellon promptly of any such action or claim (except that the failure to so notify BNY Mellon will not limit BNY Mellon’s obligations hereunder except to the extent that such failure prejudices BNY Mellon); (ii) grant BNY Mellon or its designated Affiliate full and exclusive authority to defend, compromise or settle such claim or action; and (iii) provide BNY Mellon or its designated Affiliate all assistance reasonably necessary to so defend, compromise or settle. The foregoing obligations will not apply, however, to any claim or action arising from (i) use of the Proprietary Software Information or Electronic Access in a manner not authorized under these Terms and Conditions, the Terms of Use, or the Data Terms Web Site; or (ii) use of the Proprietary Software or Electronic Access in combination with other software or services not supplied by BNY Mellon.

7.	Limitation of Liability:

a.	IN NO EVENT WILL BNY MELLON, BNY MELLON’S SUPPLIERS OR ITS CONTENT PROVIDERS OR INFORMATION PROVIDERS BE LIABLE TO YOU OR ANYONE ELSE UNDER THESE TERMS AND CONDITIONS FOR ANY LOSSES, LIABILITIES, DAMAGES, COSTS OR EXPENSES INCLUDING BUT NOT LIMITED TO, ANY DIRECT DAMAGES, CONSEQUENTIAL DAMAGES, RELIANCE DAMAGES, EXEMPLARY DAMAGES, INCIDENTAL DAMAGES, SPECIAL DAMAGES, PUNITIVE DAMAGES, INDIRECT DAMAGES OR DAMAGES FOR LOSS OF PROFITS, GOOD WILL, BUSINESS INTERRUPTION, USE, DATA, EQUIPMENT OR OTHER INTANGIBLE LOSSES (EVEN IF WE HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) THAT RESULT FROM (1) THE USE OF OR INABILITY TO USE ELECTRONIC ACCESS (2) THE CONSEQUENCES OF ANY DECISION MADE OR ACTION OR NON-ACTION TAKEN BY YOU OR ANY OTHER PERSON, OR FOR ANY ERRORS BY YOU IN COMMUNICATING SUCH INFORMATION; (3) THE COST OF SUBSTITUTE ACCESS SERVICES; OR (4) ANY OTHER MATTER RELATING TO THE CONTENT OR ACCESS THROUGH ELECTRONIC ACCESS. BNY MELLON WILL NOT BE LIABLE FOR LOSS, DAMAGE OR INJURY TO PERSONS OR PROPERTY ARISING FROM ANY USE OF ANY PRODUCT, INFORMATION, PROCEDURE, OR SERVICE OBTAINED THROUGH ELECTRONIC ACCESS. BNY MELLON WILL NOT BE LIABLE FOR ANY LOSS, DAMAGE OR INJURY RESULTING FROM VOLUNTARY SHUTDOWN OF THE SERVER, ELECTRONIC ACCESS OR ANY OF THE SITES TO ADDRESS TECHNICAL PROBLEMS, COMPUTER VIRUSES, DENIAL-OF-SERVICE MESSAGES OR OTHER SIMILAR PROBLEMS.

b.	BNY MELLON’S ENTIRE LIABILITY AND YOUR EXCLUSIVE REMEDY UNDER THESE TERMS AND CONDITIONS FOR ANY DISPUTE OR CLAIM RELATED TO THESE TERMS OF USE, ELECTRONIC ACCESS OR SITES, IS AS FOLLOWS: IF YOU REPORT A MATERIAL MALFUNCTION IN ELECTRONIC ACCESS THAT BNY MELLON IS ABLE TO REPRODUCE, BNY MELLON WILL USE REASONABLE EFFORTS TO CORRECT THE MALFUNCTION. IF BNY MELLON IS UNABLE TO CORRECT THE MALFUNCTION, YOU MAY CEASE ALL USE OF ELECTRONIC ACCESS AND RECEIVE A REFUND OF ANY FEES PAID IN ADVANCE, SPECIFICALLY FOR ELECTRONIC ACCESS, APPLICABLE TO PERIODS AFTER CESSATION OF SUCH USE. BECAUSE SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR DAMAGES, IN SUCH JURISDICTIONS LIABILITY IS LIMITED TO THE FULLEST EXTENT PERMITTED BY LAW.

c.	The limitation of liability set forth in this Limitation of Liability section and in other provisions in these Terms and Conditions is in addition to any limitation of liability provisions contained in any Services Agreements and will not supersede or be superseded by limitation of liability provisions contained in such Services Agreements, whether executed prior to or after the execution of these Terms and Conditions, except to the extent specifically set forth in such other Services Agreements containing a reference to these Terms and Conditions.

8.	Indemnification:

a.	You agree to indemnify, protect and hold BNY Mellon, BNY Mellon’s Suppliers, Content Providers and Information Providers harmless from and against all liability, claims damages, costs and expenses, including reasonable attorneys’ fees and expenses, resulting from a claim that arises out of (i) any breach by You or Users of these Terms and Conditions, the Terms of Use or the Data Terms Web Site and (ii) any person obtaining access to Electronic Access through You or Users or through use of any password, user-id or secure identification device issued to a User, whether or not You or a User authorized such access. For the avoidance of doubt, and by way of illustration and not by way of limitation, the forgoing indemnity is applicable to disputes between the parties, including the enforcement of these Terms and Conditions. The rights and remedies conferred hereunder will be cumulative and the exercise or waiver of any such right or remedy will not preclude or inhibit the exercise of additional rights or remedies or the subsequent exercise of such right or remedy.

b.	The indemnity provided in herein is in addition to any indemnity and other remedies contained in any Services Agreements and will not supersede or be superseded by such Services Agreements, whether executed prior to or after the execution of these Terms and Conditions, except to the extent specifically set forth in such other Services Agreements and expressly stating an intent to modify this Terms and Conditions. Nothing contained herein will, or be deemed to, alter or modify the rights and remedies of BNY Mellon as set forth in the Services Agreements.

9.	Choice of Law and Forum: Unless otherwise agreed and specified herein, these Terms and Conditions are governed by and construed in accordance with the laws of the State of New York, without giving effect to any principles of conflicts of law; You expressly and irrevocably agree that exclusive jurisdiction and venue for any claim or dispute with BNY Mellon, its employees, contractors, officers or directors or relating in any way to Your use of Electronic Access resides in the state or federal courts in New York City, New York; and You further irrevocably agree and expressly and irrevocably consent to the exercise of personal jurisdiction in those courts over any action brought with respect to these Terms and Conditions. BNY Mellon and You hereby waive the right of trial by jury in any action arising out of or related to the BNY Mellon or these Terms and Conditions.

10.	Term and Termination:

a.	Either BNY Mellon or You may terminate these Terms and Conditions and the Electronic Access upon thirty (30) days’ written notice to the other party.

b.	In the event of any breach of the provisions of these Terms and Conditions or a breach by any Authorized User of the Terms of Use or the restrictions and requirements concerning the use of Information Providers’ proprietary data that are posted on the Data Terms Web Site, the non-breaching party may terminate these Terms and Conditions and the Electronic Access immediately upon written notice to the breaching party if any breach remains uncured after ten (10) days’ written notice of the breach is sent to the breaching party.

c.	BNY Mellon may immediately terminate access through an Authorized User’s user-id and password and may, at its discretion, also terminate access by an Authorized User, without right of cure, in the event of an unauthorized use of an Authorized User’s user-id or password, or where BNY Mellon believes there is a security risk created by such access.

d.	BNY Mellon may terminate, without advance notice, Your access or the access of Users to any portion or component of Electronic Access or the Sites in the event a BNY Mellon Supplier, Content Provider or Information Provider prohibits BNY Mellon from permitting You or Users to have access to their information or services.

e.	Promptly upon receiving or giving notice of termination, You will notify all Users of the effective date of the termination.

f.	Upon termination of Your access to Electronic Access, You shall return of manuals, documentation, workflow descriptions and the like that are in Your possession or under Your control and all security identification devices.

g.	The Reliance, Disclaimers, Limitation of Liability Indemnification and confidentiality provisions of the Terms and Conditions (and other provision of these Terms and Conditions containing disclaimers, limitation of liability and indemnification) shall survive the termination of these Terms and Conditions.

You represent and warrant to BNY Mellon that these Terms and Conditions and the indemnity contained herein have been duly authorized, executed and delivered on Your behalf, that You have full authority to execute these Terms and Conditions, both for the undersigned entities and for any affiliate with Electronic Access, and that the individual executing these Terms and Conditions has the requisite authority to bind the undersigned entities and each such affiliate to these Terms and Conditions, and that these Terms and Conditions constitute Your binding obligation enforceable in accordance with its terms.

ANNEX A

Fund Names:

EXHIBIT A

CERTIFICATE OF AUTHORIZED PERSONS

(Pledgor/Secured Party)

The undersigned hereby certifies that he/she is the duly elected and acting [Secretary/Assistant Secretary] of                                                                                                                                    (the [“Secured Party”/“Pledgor”]), and further certifies that the following officers or employees of the [Secured Party/Pledgor] have been duly authorized in conformity with [Secured Party’s/Pledgor’s] organizational documents to deliver Oral and Written Instructions to The Bank of New York Mellon (“Securities Intermediary”) pursuant to the Collateral Account Control Agreement by and among [Secured Party/Pledgor], Securities Intermediary and                                          ([“Secured Party”/“Pledgor”]) dated as of                                         , and that the signatures appearing opposite their names are true and correct:

Name	Title	Signature

Very truly yours,
[Secured Party/Pledgor],

By:
Name:
Title:
Date:

EXHIBIT B

EXHIBIT A

[FORM OF NOTICE OF EXCLUSIVE CONTROL]

[Secured Party Letterhead]

The Bank of New York Mellon

301 Bellevue Parkway

Wilmington, Delaware 19809

Facsimile:	(302)-791-3388
Attention:	Legal Department

With a Copy to:

The Bank of New York Mellon

101 Barclay Street, 15th Floor

New York, NY 10286

Facsimile:	877-202-5192
Attention:	Prime Custody Manager

Re:	Notice of Exclusive Control for Account Number [insert number] and Account Number [insert number] (collectively, the “Accounts”)

Ladies and Gentlemen:

As referenced in the Collateral Account Control Agreement dated as of October [__], 2017 (“Control Agreement”) by and among The Bank of New York Mellon, GSO Diamond Portfolio Fund LP, GSO Diamond Portfolio Feeder Fund LP and NewStar Financial, Inc., we, in our capacity as Secured Party, hereby notify you that we are, as of the date of this notice, exercising our rights to exercise exclusive control over the Accounts and the Collateral maintained therein and the proceeds thereof.

As per the terms of the Control Agreement, we will hereafter exercise exclusive control over the Accounts and the Collateral maintained therein and proceeds thereof. You are instructed not to accept any directions or instructions with respect to the Accounts from any person other than the undersigned.

We hereby instruct you to deliver the Collateral to us as follows:

[Specify Delivery Instructions]

Any capitalized terms not defined herein shall have their respective meanings as assigned in the Control Agreement. The date of this notice shall be the date identified on the signature page below.

Very truly yours,

NewStar Financial, Inc.

By:

Name:
Title:

Date:

cc:	GSO Diamond Portfolio Fund LP

GSO Diamond Portfolio Feeder Fund LP